Filed Pursuant to Rule 424(b)5 Registration Statement #333-104887

Prospectus Supplement to Prospectus dated January 28, 2005

$2,024,857,000

SLM Student Loan Trust 2005-2

Issuer

SLM Funding LLC

Depositor

Sallie Mae, Inc.

Servicer and Administrator

Student Loan-Backed Notes

On February 15, 2005, the trust will issue:

Class	Principal	Interest Rate	Maturity

Class A-1 Notes	$450,000,000	3-month LIBOR minus 0.02%	April 26, 2010
Class A-2 Notes	$603,000,000	3-month LIBOR plus 0.01%	January 25, 2013
Class A-3 Notes	$321,000,000	3-month LIBOR plus 0.04%	July 25, 2014
Class A-4 Notes	$388,000,000	3-month LIBOR plus 0.08%	April 25, 2017
Class A-5 Notes	$202,111,000	3-month LIBOR plus 0.09%	April 27, 2020
Class B Notes	$60,746,000	3-month LIBOR plus 0.17%	October 27, 2025

The trust will make payments quarterly, beginning on April 25, 2005, primarily from collections on a pool of student loans. In general, the trust will pay principal first to the class A-1 notes until paid in full, second to the class A-2 notes until paid in full, third to the class A-3 notes until paid in full, fourth to the class A-4 notes until paid in full, fifth to the class A-5 notes until paid in full, and sixth to the class B notes until paid in full. Interest on the class B notes will be subordinate to interest on the class A notes and principal on the class B notes will be subordinate to both principal and interest on the class A notes.

We are offering the notes through the underwriters at the prices shown below, when and if issued. We have applied for a listing of the notes on the Luxembourg Stock Exchange.

You should consider carefully the risk factors beginning on page S-22 of this supplement and on page 17 of the prospectus.

The notes are asset-backed securities issued by a trust. They are not obligations of SLM Corporation, the depositor, any seller of the loans to the depositor, the administrator, the servicer or any of their affiliates.

The notes are not guaranteed or insured by the United States or any governmental agency.

			Proceeds
	Price to	Underwriting	to the
	Public	Discount	Depositor

Per Class A-1 Note	100.0%	0.125%	99.875%
Per Class A-2 Note	100.0%	0.175%	99.825%
Per Class A-3 Note	100.0%	0.195%	99.805%
Per Class A-4 Note	100.0%	0.205%	99.795%
Per Class A-5 Note	100.0%	0.215%	99.785%
Per Class B Note	100.0%	0.285%	99.715%

We expect the proceeds to the depositor from the sale of the notes to be $2,021,210,235 before deducting expenses payable by the depositor estimated to be $858,822.

Neither the SEC nor any state securities commission has approved or disapproved the securities or determined whether this supplement or the prospectus is accurate or complete. Any contrary representation is a criminal offense.

Joint Book-Runners
Credit Suisse First Boston
Lehman Brothers

Co-Managers

Barclays Capital
Merrill Lynch & Co.
Morgan Stanley

February 1, 2005

Prospectus Supplement

Prospectus

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT

AND THE ACCOMPANYING PROSPECTUS

       We provide information to you about the notes in two separate sections of this document that provide progressively more detailed information. These two sections are:

•	the accompanying prospectus, which begins after the end of this prospectus supplement and which provides general information, some of which may not apply to your particular class of notes; and

•	this prospectus supplement, which describes the specific terms of the notes being offered.

You should read both the prospectus and the prospectus supplement to fully understand the notes.

       For your convenience, we include cross-references in this prospectus supplement and in the prospectus to captions in these materials where you can find related information. The Tables of Contents on pages S-2 through S-4 provide the pages on which you can find these captions.

NOTICE TO INVESTORS

       The notes may not be offered or sold to persons in the United Kingdom in a transaction that results in an offer to the public within the meaning of the securities laws of the United Kingdom.

       We have applied for a listing of the notes on the Luxembourg Stock Exchange. We cannot assure you that the application will be granted. You should consult with Deutsche Bank Luxembourg SA, the Luxembourg listing agent for the notes, to determine their status.

SUMMARY OF TERMS

        This summary highlights selected information about the notes. It does not contain all of the information that you might find important in making your investment decision. It provides only an overview to aid your understanding and is qualified by the full description of the information contained in this prospectus supplement and the attached prospectus. You should read the full description of this information appearing elsewhere in this document and in the prospectus to understand all of the terms of the offering of the notes.

ISSUER

SLM Student Loan Trust 2005-2.

THE NOTES

The trust is offering the following classes of notes:

Class A Notes:

•	Floating Rate Class A-1 Student Loan-Backed Notes in the amount of $450,000,000;

•	Floating Rate Class A-2 Student Loan-Backed Notes in the amount of $603,000,000;

•	Floating Rate Class A-3 Student Loan-Backed Notes in the amount of $321,000,000;

•	Floating Rate Class A-4 Student Loan-Backed Notes in the amount of $388,000,000; and

•	Floating Rate Class A-5 Student Loan-Backed Notes in the amount of $202,111,000.

Class B Notes:

•	Floating Rate Class B Student Loan-Backed Notes in the amount of $60,746,000.

We sometimes refer to the class A notes and the class B notes, collectively, as the notes.

DATES

The closing date for this offering is February 15, 2005.

The information about the initial trust student loans in this prospectus supplement is calculated and presented as of January 26, 2005. We refer to this date as the statistical cutoff date.

The cutoff date for the pool of initial trust student loans will be the closing date. We refer to this date as the initial cutoff date.

The trust will be entitled to receive all collections and proceeds on the initial trust student loans on or after the closing date.

A distribution date for each class of notes is the 25th of each January, April, July and October, beginning in April 2005. If any January 25, April 25, July 25 or October 25 is not a business day, the distribution date will be the next business day.

Interest and principal will be payable to holders of record as of the close of business on the record date, which is the day before the related distribution date.

INFORMATION ABOUT THE NOTES

The notes are debt obligations of the trust. The notes will receive payments primarily from collections on the initial trust student loans acquired by the trust on the closing date and any additional trust student loans acquired by the trust from time to time during the period commencing on the closing date and ending on March 1, 2005. We refer to this period as the supplemental purchase period.

We refer to the pool of student loans purchased by the trust on the closing date as the initial trust student loans; we refer to any student loans purchased by the trust during the supplemental purchase period as the additional trust student loans; and we refer to the initial trust student loans and the additional trust student loans collectively as the trust student loans.

The trust may acquire additional trust student loans during the supplemental purchase period from amounts on deposit in the supplemental purchase account. The cutoff date for any additional trust student loans will be the date those loans are purchased by the trust. The trust will be entitled to receive all collections and proceeds on the additional trust student loans on and after their respective subsequent cutoff dates.

Interest will accrue on the outstanding principal balance of the notes during three-month accrual periods and will be paid on each distribution date.

Each accrual period begins on a distribution date and ends on the day before the next distribution date. The first accrual period, however, will begin on the closing date and end on April 24, 2005, the day before the first distribution date.

Interest Rates. Except for the first accrual period, each class of notes will bear interest at a rate equal to the sum of three-month LIBOR and the applicable spread listed in the table below:

Class	Spread

Class A-1	minus 0.02%
Class A-2	plus 0.01%
Class A-3	plus 0.04%
Class A-4	plus 0.08%
Class A-5	plus 0.09%
Class B	plus 0.17%

LIBOR for the first accrual period will be determined by the following formula:

x + [ 10/31 * (y-x)]

where:

x =	two-month LIBOR, and

y =	three-month LIBOR.

The administrator will determine LIBOR as specified under “Description of the Notes— Determination of LIBOR” in this prospectus supplement. The administrator will calculate interest on the notes based on the actual number of days elapsed in each accrual period divided by 360.

Interest Payments. Interest accrued on the outstanding principal balance of the notes during each accrual period will be payable on the applicable distribution date.

Principal Payments. Principal will be payable on each distribution date in an amount generally equal to:

•	the principal distribution amount for that distribution date, plus

•	any shortfall in the payment of principal as of the preceding distribution date.

Any amounts remaining on deposit in the supplemental purchase account at the end of the supplemental purchase period will be transferred to the collection account on the business day immediately following the end of the supplemental purchase period and included as part of available funds on the initial distribution date.

Priority of Principal Payments. We will apply principal sequentially on each distribution date as follows:

•	first, the class A noteholders’ principal distribution amount, sequentially to the class A-1, class A-2, class A-3, class A-4 and class A-5 notes, in that order, until their respective principal balances are reduced to zero; and

•	second, the class B noteholders’ principal distribution amount, to the class B notes, until their principal balances are reduced to zero.

See “Description of the Notes— Distributions” in this prospectus supplement for a more detailed description of principal payments.

Maturity Dates. Each class of notes will mature no later than the date set forth in the table below for that class:

Class	Maturity

Class A-1	April 26, 2010
Class A-2	January 25, 2013
Class A-3	July 25, 2014
Class A-4	April 25, 2017
Class A-5	April 27, 2020
Class B	October 27, 2025

The actual maturity of any class of notes could occur earlier if, for example:

•	there are prepayments on the trust student loans;

•	the servicer exercises its option to purchase all remaining trust student loans (which will not occur until the first distribution date on which the pool balance is 10% or less of the initial pool balance, which is equal to the sum of: (i) the pool balance as of the closing date and (ii) all amounts deposited into the supplemental purchase account on the closing date); or

•	the indenture trustee auctions all remaining trust student loans (which, absent an event of default under the indenture, will not occur until the first distribution date on which the pool balance is 10% or less of the initial pool balance.

Subordination of the Class B Notes. Payments of interest on the class B notes will be subordinate to the payments of interest on the class A notes. Payments of principal on the class B notes will be subordinate to the payment of both interest and principal on the class A notes. See “Description of the Notes— The Notes— The Class B Notes— Subordination of the Class B Notes” in this prospectus supplement.

Denominations. The class A notes will be available for purchase in minimum denominations of $10,000 and additional increments of $1,000. The class B notes will be available for purchase in minimum denominations of $100,000 and additional increments of $1,000. All of the notes will be available only in book-entry form through The Depository Trust Company, Clearstream, Luxembourg and the Euroclear System. You will not receive a certificate representing your notes except in very limited circumstances.

Security for the Notes. The notes will be secured by the assets of the trust, primarily the trust student loans.

INDENTURE TRUSTEE AND PAYING AGENT

The trust will issue the notes under an indenture to be dated as of February 1, 2005. Under the indenture, Deutsche Bank Trust Company Americas will act as indenture trustee for the benefit of and to protect the interests of the noteholders and will act as paying agent for the notes.

LUXEMBOURG PAYING AGENT

As long as the rules of the Luxembourg Stock Exchange require a Luxembourg paying agent, the depositor will cause a paying agent to be appointed. Initially, Deutsche Bank Luxembourg SA will act as the Luxembourg paying agent with respect to any of the notes listed on the Luxembourg Stock Exchange.

ELIGIBLE LENDER TRUSTEE

Chase Manhattan Bank USA, National Association will be the initial eligible lender trustee under the trust agreement. It will hold legal title to the assets of the trust.

ADMINISTRATOR

Sallie Mae, Inc. will act as the administrator of the trust under an administration agreement dated as of the closing date. Sallie Mae, Inc. is a Delaware corporation and a wholly-owned subsidiary of SLM Corporation. Subject to certain conditions, Sallie Mae, Inc. may transfer its obligations as administrator to an affiliate. See “Servicing and Administration— Administration Agreement” in the prospectus.

INFORMATION ABOUT THE TRUST

Formation of the Trust

The trust is a Delaware statutory trust created under a trust agreement dated as of January 28, 2005.

The only activities of the trust are acquiring, owning and managing the trust student loans and the other assets of the trust, issuing and making payments on the notes and other related activities. See “Formation of the Trust— The Trust” in this prospectus supplement.

The depositor is SLM Funding LLC. It is a Delaware limited liability company whose sole member is SLM Education Credit Finance Corporation. We sometimes refer to SLM Education Credit Finance Corporation as SLM ECFC.

The depositor will acquire the initial trust student loans from VG Funding, LLC and SLM ECFC under separate purchase agreements, and will subsequently sell them to the trust on the closing date under a sale agreement. We sometimes refer to VG Funding, LLC as VG Funding. We also sometimes refer to SLM ECFC and/or VG Funding as a seller or the sellers, as applicable. The sale agreement and purchase agreements will each be dated as of the closing date.

The depositor will acquire any additional trust student loans from one or both of the sellers under additional purchase agreements and sell them to the trust from time to time during the supplemental purchase period, provided there are sufficient funds on deposit in the supplemental purchase account.

Chase Manhattan Bank USA, National Association, as interim eligible lender trustee, will hold legal title to the trust student loans for the depositor under an interim trust arrangement.

Its Assets

The assets of the trust will include:

•	the trust student loans;

•	collections and other payments on the trust student loans; and

•	funds it will hold from time to time in its trust accounts, including the collection account, the supplemental purchase account and the reserve account.

The rest of this section describes the trust student loans and trust accounts more fully.

•	Trust Student Loans. The trust student loans are education loans to students and parents of students made under the Federal Family Education Loan Program, known as FFELP. None of the trust student loans are consolidation loans.

          Initial Trust Student Loans. The initial trust student loans have been selected from the student loans owned by SLM ECFC or VG Funding (or acquired by the related seller from one or more of its affiliates), based on the criteria established by the depositor, as described in this prospectus supplement and the prospectus.

          The depositor will acquire the initial trust student loans from VG Funding and/or SLM ECFC on the closing date.

          Guarantee agencies described in this document guarantee all of the initial trust student loans. They are also reinsured by the United States Department of Education.

          As of the statistical cutoff date, the initial trust student loans had a pool balance of approximately $2,004,809,104.

          As of the statistical cutoff date, the weighted average annual borrower interest rate of the initial trust student loans was approximately 3.20% and their weighted average remaining term to scheduled maturity was approximately 124 months.

          As of the statistical cutoff date, special allowance payments on the initial trust student loans are based on the three-month commercial paper rate as to approximately 90.3% of the loans (by principal balance) and the 91-day treasury bill rate as to the remainder.

          Additional Trust Student Loans. From time to time during the supplemental purchase period, the depositor may acquire additional trust student loans from one or both of the sellers to the extent that the trust has sufficient funds on deposit in the supplemental purchase account for the purchase of such additional trust student loans.

          Each applicable seller will have the right from time to time under the related purchase agreement to sell additional trust student loans to the depositor during the supplemental purchase period. All additional trust student loans purchased by the depositor are required under the sale agreement to be immediately sold to the trust, provided there are sufficient funds on deposit in the supplemental purchase account.

          All additional trust student loans will also be guaranteed by guarantee agencies and reinsured by the United States Department of Education.

•	Collection Account. The administrator will establish and maintain the collection account as an asset of the trust in the name of the indenture trustee. The trust will make an initial deposit from the net proceeds of the sale of the notes into the collection account. The deposit will be in cash or eligible investments equal to approximately $5,205,000, plus the excess, if any, of the pool balance as of the statistical cutoff date over the pool balance as of the closing date to the extent such excess amount is not deposited into the supplemental purchase account.

          The administrator will deposit collections on the trust student loans, interest subsidy payments and special allowance payments into the collection account, as described in this prospectus supplement and the prospectus.

•	Supplemental Purchase Account. On the closing date, the administrator will establish and maintain the supplemental purchase account as an asset of the trust in the name of the indenture trustee. The trust will make a deposit from the net proceeds of the sale of the notes into the supplemental purchase account on the closing date. The deposit will be in cash or eligible investments in an amount equal to the excess, if any, of the pool balance as of the statistical cutoff date over the pool balance as of the closing date, but not to exceed 5% of the pool balance as of the statistical cutoff date. The amount on deposit in the supplemental purchase account will be reduced by the amount used from such account to purchase additional trust student loans from time to time during the supplemental purchase period.

          All additional trust student loans will be sold to the trust at a price equal to 100% of the outstanding principal balance of each additional trust student loan, plus accrued interest to be capitalized.

          All additional trust student loans purchased by the trust will be required to satisfy certain eligibility criteria as described under “The Trust Student Loan Pool” in this prospectus supplement. We sometimes refer to additional student loans which satisfy the required eligibility criteria as eligible student loans in this prospectus supplement.

          Any amounts remaining on deposit in the supplemental purchase account at the end of the supplemental purchase period will be transferred to the collection account on the next business day and included as part of available funds on the initial distribution date.

•	Reserve Account. The administrator will establish and maintain a reserve account as an asset of the trust in the name of the indenture trustee.

          The trust will make an initial deposit from the net proceeds from the sale of the notes into the reserve account on the closing date. The deposit will be in cash or eligible investments equal to $5,012,023.

          Funds in the reserve account may be replenished on each distribution date by additional funds available after all prior required distributions have been made. See “Description of the Notes— Distributions” in this prospectus supplement.

          Amounts in the reserve account on any distribution date in excess of the specified reserve account balance, after payments described below, will be deposited into the collection account for distribution on that distribution date.

          The specified reserve account balance is the amount required to be maintained in the reserve account.

          The specified reserve account balance for any distribution date will be equal to the greater of:

•	0.25% of the pool balance at the end of the related collection period; and

•	$2,004,809.

          A collection period is the three-month period ending on the last day of March, June, September or December, in each case for the distribution date in the following month. However, the first collection period will be the period from the closing date through March 31, 2005.

          The specified reserve account balance will be subject to adjustment as described in this prospectus supplement. In no event will it exceed the outstanding balance of the notes.

          The reserve account will be available on each distribution date to cover any shortfalls in payments of the primary servicing fee, the administration fee, the class A noteholders’ interest distribution amount and the class B noteholders’ interest distribution amount.

          In addition, the reserve account will be available:

•	on the maturity date for each class of class A notes and upon the termination of the trust, to cover shortfalls in payments of the class A noteholders’ principal and accrued interest; and

•	on the class B maturity date and upon termination of the trust, to pay the class B noteholders the unpaid principal balance on the class B notes and accrued interest and to pay the servicer any carryover servicing fee.

          The reserve account enhances the likelihood of payment to noteholders. In certain circumstances, however, the reserve account could be depleted. This depletion could result in shortfalls in distributions to noteholders.

          If the market value of the reserve account on any distribution date is sufficient to pay the remaining principal and interest accrued on the notes and any carryover servicing fee, amounts on deposit in the reserve account will be so applied on that distribution date. See “Description of the Notes— Credit Enhancement— Reserve Account” in this prospectus supplement.

ADMINISTRATION OF THE TRUST

Distributions

Sallie Mae, Inc., as administrator, will instruct the indenture trustee to withdraw funds on deposit in the collection account and, to the extent required, the reserve account. These funds will be applied on each applicable distribution date generally as shown in the chart below, and funds on deposit in the collection account and, to the extent required, the reserve account will be applied monthly to the payment of the primary servicing fee.

See “Description of the Notes— Distributions” in this prospectus supplement for a more detailed description of distributions.

Transfer of the Assets to the Trust

Under a sale agreement, the depositor will sell the initial trust student loans to the trust. Additional trust student loans, if any, will be sold to the trust under additional sale agreements, each of which will be executed pursuant to the terms of the original sale agreement. The eligible lender trustee will hold legal title to the trust student loans on behalf of the trust.

If the depositor breaches a representation under the initial sale agreement regarding an initial trust student loan or an additional sale agreement regarding an additional trust student loan, generally the depositor will have to cure the breach, repurchase or replace that trust student loan or reimburse the trust for losses resulting from the breach.

VG Funding and SLM ECFC will have similar obligations under the purchase agreements. See “Transfer and Servicing Agreements— Purchase of Student Loans by the Depositor; Representations and Warranties of the Sellers” in the prospectus.

Servicing of the Assets

Under a servicing agreement, Sallie Mae, Inc., as servicer, will be responsible for servicing, maintaining custody of and making collections on the trust student loans. It will also bill and collect payments from the guarantee agencies and the Department of Education. See “Servicing and Administration— Servicing Procedures” and “Servicing and Administration— Administration Agreement” in the prospectus. Under some circumstances, the servicer may transfer its obligations as servicer. See “Servicing and Administration— Certain Matters Regarding the Servicer” in the prospectus.

If the servicer breaches a covenant under the servicing agreement regarding a trust student loan, generally it will have to cure the breach, purchase that trust student loan or reimburse the trust for losses resulting from the breach. See “The Trust Student Loan Pool— Insurance of Student Loans; Guarantors of Student Loans” in this prospectus supplement.

For the period October 19, 2004 through October 18, 2005, the servicer has been awarded the “exceptional performance” designation by the United States Department of Education. So long as the servicer’s exceptional performance designation remains in effect, federally reinsured student loans serviced by the servicer, including the trust student loans, will be eligible to receive 100% reimbursement on any default claim properly submitted for payment. See “The Trust Student Loan Pool—Exceptional Performance Designation” in this prospectus supplement.

Compensation of the Servicer

The servicer will receive two separate fees: a primary servicing fee and a carryover servicing fee.

The primary servicing fee for any month is equal to 1/12th of an amount not to exceed 0.90% of the outstanding principal amount of the trust student loans.

The primary servicing fee will be payable in arrears out of available funds and amounts on deposit in the reserve account on the 25th of each month, or if the 25th day is not a business day, then on the next business day, beginning in March 2005. The fee paid in each month is calculated based upon the outstanding principal amount of the trust student loans as of the first day of the preceding calendar month. Fees will include amounts from any prior monthly servicing payment dates that remain unpaid.

The carryover servicing fee will be payable to the servicer on each distribution date out of available funds.

The carryover servicing fee is the sum of:

•	the amount of specified increases in the costs incurred by the servicer;

•	the amount of specified conversion, transfer and removal fees;

•	any amounts described in the first two bullets that remain unpaid from prior distribution dates; and

•	interest on any unpaid amounts.

See “Description of the Notes— Servicing Compensation” in this prospectus supplement.

TERMINATION OF THE TRUST

The trust will terminate upon:

•	the maturity or other liquidation of the last trust student loan and the disposition of any amount received upon its liquidation; and

•	the payment of all amounts required to be paid to the noteholders.

See “The Student Loan Pools— Termination” in the prospectus.

Optional Purchase

The servicer may purchase or arrange for the purchase of all remaining trust student loans on any distribution date on or after the first distribution date when the pool balance is 10% or less of the initial pool balance.

The exercise of this purchase option will result in the early retirement of the remaining notes. The purchase price will equal the amount required to prepay in full, including all accrued interest, the remaining trust student loans as of the end of the preceding collection period, but not less than a prescribed minimum purchase amount.

This prescribed minimum purchase amount is the amount that would be sufficient to:

•	pay to noteholders the interest payable on the related distribution date; and

•	reduce the outstanding principal amount of each class of notes then outstanding on the related distribution date to zero.

See “The Student Loan Pools— Termination” in the prospectus.

Auction of Trust Assets

The indenture trustee will offer for sale all remaining trust student loans at the end of the first collection period when the pool balance is 10% or less of the initial pool balance.

The trust auction date will be the third business day before the related distribution date. An auction will be consummated only if the servicer has first waived its optional purchase right. The servicer will waive its option to purchase the remaining trust student loans if it fails to notify the eligible lender trustee and the indenture trustee, in writing, that it intends to exercise its purchase option before the indenture trustee accepts a bid to purchase the trust student loans. The depositor and its affiliates, including SLM ECFC and the servicer, and unrelated third parties may offer bids to purchase the trust student loans. The depositor or any affiliate may not submit a bid representing greater than fair market value of the trust student loans.

If at least two bids are received, the indenture trustee will solicit and re-solicit new bids from all participating bidders until only one bid remains or the remaining bidders decline to resubmit bids. The indenture trustee will accept the highest of the remaining bids if it equals or exceeds:

•	the minimum purchase amount described under “Optional Purchase” above (plus any amounts owed to the servicer as carryover servicing fees); or

•	the fair market value of the trust student loans as of the end of the related collection period, whichever is higher.

If at least two bids are not received or the highest bid after the re-solicitation process does not equal or exceed that amount, the indenture trustee will not complete the sale. The indenture trustee may, and at the direction of the depositor will be required to, consult with a financial advisor, including an underwriter of the securities or the administrator, to determine if the fair market value of the trust student loans has been offered.

The net proceeds of any auction sale will be used to retire any outstanding notes on the related distribution date.

If the sale is not completed, the indenture trustee may, but will not be under any obligation to, solicit bids for sale of the trust student loans after future collection periods upon terms similar to those described above, including the servicer’s waiver of its option to purchase the remaining trust student loans. The indenture trustee may or may not succeed in soliciting acceptable bids for the trust student loans either on the trust auction date or subsequently.

If the trust student loans are not sold as described above, on each subsequent distribution date, if the amount on deposit in the reserve account after giving effect to all withdrawals, except withdrawals payable to the depositor, exceeds the specified reserve account balance, the administrator will direct the indenture trustee to distribute the amount of the excess as accelerated payments of note principal.

See “The Student Loan Pools— Termination” in the prospectus.

EXCESS DISTRIBUTION CERTIFICATEHOLDER

Under the trust agreement, the trust will also issue an excess distribution certificate to the depositor. This excess distribution certificate will represent the ownership of the residual interest in the trust. Under the purchase agreement between the depositor and SLM ECFC, the depositor will transfer the excess distribution certificate to SLM ECFC as part of the consideration for the sale of the trust student loans being sold to the depositor by SLM ECFC under the related purchase agreement.

TAX CONSIDERATIONS

Subject to important considerations described in the prospectus:

•	Federal tax counsel for the trust is of the opinion that the notes will be characterized as debt for federal income tax purposes.

•	Federal tax counsel is also of the opinion that, for federal income tax purposes, the trust will not be taxable as a corporation.

•	In the opinion of Delaware tax counsel for the trust, the same characterizations would apply for Delaware state income tax purposes as for federal income tax purposes. Noteholders who are not otherwise subject to Delaware taxation on income will not become subject to Delaware tax as a result of their ownership of notes.

See “U.S. Federal Income Tax Consequences” in this prospectus supplement and in the prospectus.

ERISA CONSIDERATIONS

Subject to important considerations and conditions described in this prospectus supplement and the prospectus, the notes may, in general, be purchased by or on behalf of an employee benefit plan or other retirement arrangement, including an insurance company general account, only if:

•	an exemption from the prohibited transaction provisions of Section 406 of the Employee Retirement Income Security Act of 1974, as amended, and Section 4975 of the Internal Revenue Code of 1986, as amended, applies, so that the purchase and holding of the notes will not result in a non-exempt prohibited transaction; and

•	such purchase will not cause a nonexempt violation of any substantially similar federal, state, local or foreign laws.

Each fiduciary who purchases a note will be deemed to represent that such an exemption exists and applies to it and that no non-exempt violations of any substantially similar laws will occur. See “ERISA Considerations” in this prospectus supplement and the prospectus for additional information concerning the application of ERISA.

RATING OF THE SECURITIES

The notes are required to be rated as follows:

•	Class A notes: Highest rating category from at least two of Fitch Ratings, Moody’s Investors Service, Inc., and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

•	Class B notes: One of the two highest rating categories from at least two of Fitch, Moody’s and S&P.

See “Ratings of the Notes” in this prospectus supplement.

RISK FACTORS

Some of the factors you should consider before making an investment in the notes are described in this prospectus supplement and in the prospectus under “Risk Factors.”

LISTING INFORMATION

We have applied for a listing of the notes on the Luxembourg Stock Exchange. We cannot assure you that the application will be granted. You may consult with Deutsche Bank Luxembourg SA, the Luxembourg listing agent for the notes, to determine their status. You can contact the listing agent at 2 Boulevard Konrad Adenauer, L-1115 Luxembourg.

The notes have been accepted for clearance and settlement through Clearstream, Luxembourg and Euroclear.

IDENTIFICATION NUMBERS

The notes will have the following CUSIP Numbers, ISIN and European Common Codes:

CUSIP Numbers

•	Class A-1 Notes: 78442G NR 3

•	Class A-2 Notes: 78442G NS 1

•	Class A-3 Notes: 78442G NT 9

•	Class A-4 Notes: 78442G NU 6

•	Class A-5 Notes: 78442G NV 4

•	Class B Notes: 78442G NW 2

International Securities Identification Numbers (ISIN)

•	Class A-1 Notes: US78442GNR38

•	Class A-2 Notes: US78442GNS11

•	Class A-3 Notes: US78442GNT93

•	Class A-4 Notes: US78442GNU66

•	Class A-5 Notes: US78442GNV40

•	Class B Notes: US78442GNW23

European Common Codes

•	Class A-1 Notes: 021223948

•	Class A-2 Notes: 021224073

•	Class A-3 Notes: 021224197

•	Class A-4 Notes: 021224235

•	Class A-5 Notes: 021224278

•	Class B Notes: 021224600

RISK FACTORS

        You should carefully consider the following factors in order to understand the structure and characteristics of the notes and the potential merits and risks of an investment in the notes. Potential investors must review and be familiar with the following risk factors in deciding whether to purchase any note. The prospectus describes additional risk factors that you should also consider beginning on page 17 of the prospectus. These risk factors could affect your investment in or return on the notes.

Subordination Of The Class B Notes And Sequential Payment Of The Notes Result In A Greater Risk Of Loss	Class B noteholders, to a lesser extent class A-5 noteholders, to a still lesser extent class A-4 noteholders, to a still lesser extent class A-3 noteholders, and to a still lesser extent class A-2 noteholders bear a greater risk of loss than do class A-1 noteholders because:

• distributions of interest on the class B notes will be subordinate to the payment of interest on the class A notes, and distributions of principal of the class B notes will be subordinate to the payment of both interest and principal on the class A notes;

• no principal will be paid to the class B noteholders until all principal due to the class A noteholders on each distribution date has been paid in full; and

• no principal will be paid to any class A noteholders until each class of the class A notes having a lower numerical designation has been paid in full.

The Characteristics Of The Trust Student Loans May Change	The statistical information in this prospectus supplement reflects only the characteristics of the initial trust student loans as of the statistical cutoff date. The initial trust student loans actually sold to the trust on the closing date will have characteristics that differ somewhat from the characteristics of the initial trust student loans as of the statistical cutoff date due to payments received and other changes in these loans that occur during the period from the statistical cutoff date to the closing date. We do not expect the characteristics of the initial trust student loans actually sold to the trust on the closing date to differ materially from the characteristics of the initial trust student loans as of the statistical cutoff date.

However, in making your investment decision, you should assume that the actual characteristics of the trust student loans will vary somewhat from the characteristics of the initial trust student loans presented in this prospectus supplement as of the statistical cutoff date.

Further, certain characteristics of the final pool of trust student loans may vary from the characteristics of the initial pool of trust student loans described in this prospectus supplement due to the acquisition of additional trust student loans during the supplemental purchase period.

Because The Initial Principal Balance Of The Notes Exceeds The Trust Assets, You May Be Adversely Affected By A High Rate Of Prepayments	The pool balance as of the statistical cutoff date is approximately 99.0% of the aggregate principal balance of the notes. Noteholders must rely primarily on interest payments on the trust student loans and other trust assets, in excess of servicing and administration fees and interest payable on the notes, to reduce the aggregate principal balance of the notes to the pool balance. The noteholders, especially class B noteholders, could be adversely affected by a high rate of prepayments, which would reduce the amount of interest available for this purpose. Prepayments may result from borrowers consolidating their student loans (as tends to occur more frequently in low interest rate environments such as that which currently exists), from borrower defaults and from voluntary full or partial prepayments, among other things. In addition, the principal balance of the trust student loans on which interest will be collected will be less than the principal balance of the notes for some period.

Your Notes May Have A Degree Of Basis Risk, Which Could Compromise The Trust’s Ability To Pay Principal And Interest On Your Notes	There is a degree of basis risk associated with the notes. Basis risk is the risk that shortfalls might occur because, among other things, the interest rates of the trust student loans adjust on the basis of specified indices and those of the notes adjust on the basis of a different index. If a shortfall were to occur, the trust’s ability to pay your principal and/or interest on the notes could be compromised.

DEFINED TERMS

        In later sections, we use a few terms that we define in the Glossary at the end of this prospectus supplement. These terms appear in bold face on their first use and in initial capital letters in all cases.

FORMATION OF THE TRUST

The Trust

        The SLM Student Loan Trust 2005-2 is a statutory trust newly formed under Delaware law and under a short-form trust agreement dated as of January 28, 2005 between the depositor and the eligible lender trustee. The short-form trust agreement will be amended pursuant to an amended and restated trust agreement dated as of the closing date among the depositor, the eligible lender trustee and the indenture trustee. We refer to the short-form trust agreement and the amended and restated trust agreement together as the “trust agreement.”

       After its formation, the trust will not engage in any activity other than:

•	acquiring, holding and managing the trust student loans (including both the initial trust student loans to be acquired on the closing date and any additional trust student loans that may be acquired during the supplemental purchase period) and the other assets of the trust and related proceeds;

•	issuing the notes;

•	making payments on them; and

•	engaging in other activities that are necessary, suitable or convenient to accomplish, or are incidental to, the foregoing.

       The trust will be initially capitalized with equity of $100, excluding amounts to be deposited in the reserve account, the supplemental purchase account and the collection account on the closing date. The proceeds from the sale of the notes will be used by the eligible lender trustee to make the initial deposits into the reserve account, the supplemental purchase account and the collection account, and to purchase, on behalf of the trust, the initial trust student loans. The trust will purchase the initial trust student loans from the depositor under a sale agreement to be dated as of the closing date, among the depositor, the trust and the eligible lender trustee. The trust will purchase any additional trust student loans under one or more additional sale agreements to be entered into with the depositor pursuant to the terms of the initial sale agreement. On the closing date, depositor will use the net proceeds it receives from the sale of the initial trust student loans to pay SLM ECFC and VG Funding the respective purchase prices for the initial trust student loans it acquires from them under the purchase agreements. Additional trust student loans may be purchased by the depositor from SLM ECFC and/or VG Funding during the supplemental purchase period only to the extent there are sufficient funds on deposit in the supplemental purchase account.

       The property of the trust will consist of:

•	the pool of trust student loans, legal title to which is held by the eligible lender trustee on behalf of the trust;

•	all funds collected on trust student loans, including any special allowance payments and interest subsidy payments, on or after the applicable cutoff date;

•	all moneys and investments from time to time on deposit in the trust accounts;

•	its rights under the transfer and servicing agreements, including the right to require VG Funding, SLM ECFC, the depositor or the servicer to repurchase trust student loans from it or to substitute student loans under certain conditions; and

•	its rights under the guarantee agreements with guarantors.

       The notes will be secured by the property of the trust. The collection account, the supplemental purchase account and the reserve account will be established and maintained in the name of the indenture trustee for the benefit of the noteholders. To facilitate servicing and to minimize administrative burden and expense, the servicer will act as custodian of the promissory notes representing the trust student loans and other related documents.

       The trust’s principal offices are in Newark, Delaware, in care of Chase Manhattan Bank USA, National Association, as eligible lender trustee, at its address shown below.

Capitalization of the Trust

        The following table illustrates the capitalization of the trust as of the closing date, as if the issuance and sale of the securities had taken place on that date:

Class A-1 Student Loan-Backed Notes	$450,000,000
Class A-2 Student Loan-Backed Notes	603,000,000
Class A-3 Student Loan-Backed Notes	321,000,000
Class A-4 Student Loan-Backed Notes	388,000,000
Class A-5 Student Loan-Backed Notes	202,111,000
Class B Student Loan-Backed Notes	60,746,000
Equity	100

Total	$2,024,857,100

Eligible Lender Trustee

        Chase Manhattan Bank USA, National Association is the eligible lender trustee for the trust under the trust agreement. Chase Manhattan Bank USA, National Association is a national banking association whose principal offices are located at Christiana Center/OPS4, 500 Stanton Christiana Road, Newark, Delaware 19713. The eligible lender trustee will acquire on behalf of the trust legal title to all the initial trust student loans acquired on the closing date and any additional trust student loans acquired during the supplemental purchase period. The eligible lender trustee, on behalf of the trust, has entered into a separate guarantee agreement with each of the guarantee agencies described in this prospectus supplement with respect to the trust student loans. The eligible lender trustee qualifies as an eligible lender and the holder of the trust student loans for all purposes under the Higher Education Act and the guarantee agreements. Failure of the trust student loans to be owned by an eligible lender would result in the loss of guarantor and Department of Education payments on the trust student loans. See “Appendix A— Federal Family Education Loan Program— Eligible Lenders, Students and Educational Institutions” in the prospectus.

       The eligible lender trustee’s liability in connection with the issuance and sale of the notes is limited solely to the express obligations of the eligible lender trustee in the trust agreement and the sale agreement. See “Description of the Notes” in this prospectus supplement and “Transfer and Servicing Agreements” in the prospectus. Affiliates of the depositor maintain banking relations with the eligible lender trustee.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Sources of Capital and Liquidity

        The trust’s primary sources of capital will be the net proceeds from the sale of the notes. See “Formation of the Trust— Capitalization of the Trust” in this prospectus supplement.

       The trust’s primary sources of liquidity will be collections on the trust student loans, as supplemented by amounts on deposit in the collection account and the reserve account.

Results of Operations

        The trust is newly formed and, accordingly, has no results of operations as of the date of this prospectus supplement. Because the trust does not have any operating history, we have not included in this prospectus supplement any historical or pro forma ratio of earnings to fixed charges. The earnings on the trust student loans and other assets owned by the trust and the interest costs of the notes will determine the trust’s results of operations in the future. The income generated from the trust’s assets will pay operating costs and expenses of the trust and interest and principal on the notes. The principal operating expenses of the trust are expected to be, but are not limited to, servicing and administration fees.

USE OF PROCEEDS

        The trust will use the net proceeds of $2,021,210,235 from the sale of the notes to make the initial deposits into the collection account, the supplemental purchase account and the reserve account and to purchase the initial trust student loans from the depositor on the closing date under the initial sale agreement.

       The depositor will then use the proceeds paid to the depositor by the trust to pay to each of VG Funding and SLM ECFC the respective purchase prices due to such sellers for the initial trust student loans purchased by the depositor.

       Expenses incurred to establish the trust and issue the notes (other than fees that are due to the underwriters) are payable by the depositor.

THE TRUST STUDENT LOAN POOL

        The eligible lender trustee, on behalf of the trust, will purchase the pool of initial trust student loans from the depositor on the closing date, and the trust will be entitled to collections on and proceeds of the initial trust student loans on and after that date. Unless otherwise specified, all information with respect to the initial trust student loans is presented as of January 26, 2005, which is the statistical cutoff date.

       The eligible lender trustee, on behalf of the trust, will purchase from time to time during the supplemental purchase period from the depositor any additional trust student loans as of the date specified in the related additional purchase agreement.

       The depositor will purchase the initial trust student loans from each of SLM ECFC and VG Funding under the applicable initial purchase agreement and all additional trust student loans under a related additional purchase agreement, entered into pursuant to the terms of the related initial purchase agreement. Each additional purchase agreement will incorporate by reference representations and warranties concerning the eligible student loans to be sold under the related additional purchase agreement. SLM ECFC and VG Funding have acquired the initial trust student loans that they are selling to the depositor in the ordinary course of their respective businesses. The depositor anticipates that SLM ECFC or VG Funding will acquire any eligible student loans sold to the depositor for sale to the trust as additional trust student loans in the ordinary course of business.

       The initial trust student loans were selected from the portfolio of student loans owned by SLM ECFC or VG Funding (or acquired by the related seller from one or more of its affiliates) by employing several criteria, including requirements that each initial trust student loan as of the statistical cutoff date (and with respect to each additional trust student loan, as of its related subsequent cutoff date, to be specified at the time of its sale to the trust):

•	is guaranteed as to principal and interest by a guarantee agency under a guarantee agreement and the guarantee agency is, in turn, reinsured by the Department of Education in accordance with the FFELP;

•	contains terms in accordance with those required by the FFELP, the guarantee agreements and other applicable requirements;

•	is fully disbursed;

•	is not more than 210 days past due;

•	does not have a borrower who is noted in the related records of the servicer as being currently involved in a bankruptcy proceeding; and

•	has special allowance payments, if any, based on the three-month commercial paper rate or the 91-day Treasury bill rate.

       Each additional trust student loan will be selected from portfolios of student loans owned by one of the sellers (or acquired by the related seller from one or more of its affiliates) by employing the criteria listed above (as of the related subsequent cutoff date) together with such other criteria as may be specified at the time of its sale to the trust.

       No trust student loan as of the applicable cutoff date was or will be subject to any prior obligation to sell that loan to a third party.

       The depositor expects that any additional trust student loans, acquired by the trust following the closing date and prior to the end of the supplemental purchase period, will have been sold to the depositor by SLM ECFC or VG Funding, and such student loans will be owned by SLM ECFC or VG Funding (or acquired by the related seller from one or more of its affiliates), and will be student loans that are eligible to be sold to the trust. Concurrently with the acquisition of any eligible student loans from SLM ECFC or VG Funding, the depositor will sell those loans directly to the trust.

       Following the transfer of additional trust student loans to the eligible lender trustee, on behalf of the trust, the aggregate characteristics of the entire pool of trust student loans, including the composition of the trust student loans and of the related borrowers, the related guarantors, the distribution by loan type, the distribution by interest rate, the distribution by principal balance and the distribution by remaining term to scheduled maturity, may vary from those of the initial trust student loans described in the following tables as of the statistical cutoff date.

       The following tables provide a description of specified characteristics of the initial trust student loans as of the statistical cutoff date. The aggregate outstanding principal balance of the initial trust student loans in each of the following tables includes the principal balance due from borrowers, plus accrued interest to be capitalized of approximately $18,787,755 as of the statistical cutoff date.

       The distribution by weighted average interest rate applicable to the initial trust student loans on any date following the statistical cutoff date may vary significantly from that in the following tables as a result of variations in the effective rates of interest applicable to the initial trust student loans. Moreover, the information below about the weighted average remaining term to maturity of the initial trust student loans as of the statistical cutoff date may vary significantly from the actual term to maturity of any of the initial trust student loans as a result of prepayments or the granting of deferral and forbearance periods on any of the trust student loans.

       The following tables also contain information concerning the total number of loans and the total number of borrowers in the portfolio of trust student loans.

       Percentages and dollar amounts in any table may not total 100% or the trust student loan balance, as applicable, due to rounding.

COMPOSITION OF THE INITIAL TRUST STUDENT LOANS AS OF THE STATISTICAL CUTOFF DATE

Aggregate Outstanding Principal Balance	$2,004,809,104
Aggregate Outstanding Principal Balance— Treasury Bill	$194,785,248
Aggregate Outstanding Principal Balance— Commercial Paper	$1,810,023,856
Number of Borrowers	295,267
Average Outstanding Principal Balance Per Borrower	$6,790
Number of Loans	621,523
Average Outstanding Principal Balance Per Loan— Treasury Bill	$2,438
Average Outstanding Principal Balance Per Loan— Commercial Paper	$3,342
Weighted Average Remaining Term to Scheduled Maturity	124 months
Weighted Average Annual Borrower Interest Rate	3.20%

       We determined the weighted average remaining term to maturity shown in the table from the statistical cutoff date to the stated maturity date of the applicable initial trust student loan without giving effect to any deferral or forbearance periods that may be granted in the future. See Appendix A to the prospectus and “The Student Loan Pools— SLM Corporation’s Student Loan Financing Business” in the prospectus.

       The weighted average annual borrower interest rate shown in the table is exclusive of special allowance payments. As of the statistical cutoff date, the weighted average spread, including special allowance payments for the applicable initial trust student loans, to the 91-day Treasury bill rate was 2.98%.

       As of the statistical cutoff date, the weighted average spread, including special allowance payments for the applicable initial trust student loans, to the three-month commercial paper rate was 2.01%. See “Special Allowance Payments” in Appendix A to the prospectus.

       For this purpose, the three-month commercial paper rate is the average of the bond equivalent rates of the three-month commercial paper (financial) rates in effect for each of the days in a calendar quarter as reported by the Federal Reserve in Publication H.15 (or its successor) for that calendar quarter. The 91-day Treasury bill rate is the weighted average per annum discount rate, expressed on a bond equivalent basis and applied on a daily basis, for direct obligations of the United States with a maturity of thirteen weeks, as reported by the U.S. Department of the Treasury.

DISTRIBUTION OF THE INITIAL TRUST STUDENT LOANS BY LOAN TYPE AS OF THE STATISTICAL CUTOFF DATE

		Aggregate	Percent of Pool
	Number of	Outstanding	by Outstanding
Loan Type	Loans	Principal Balance	Principal Balance

Subsidized Stafford Loans	357,427	$1,010,882,241	50.4%
Unsubsidized Stafford Loans	240,923	864,187,888	43.1
PLUS Loans	23,173	129,738,975	6.5

Total	621,523	$2,004,809,104	100.0%

DISTRIBUTION OF THE INITIAL TRUST STUDENT LOANS BY

BORROWER INTEREST RATES AS OF THE
STATISTICAL CUTOFF DATE

		Aggregate	Percent of Pool
	Number of	Outstanding	by Outstanding
Interest Rates	Loans	Principal Balance	Principal Balance

2.51% to 3.00%	302,993	$1,057,649,540	52.8%
3.01% to 3.50%	242,272	712,318,197	35.5
3.51% to 4.00%	1,991	6,934,193	0.3
4.01% to 4.50%	58,059	185,515,696	9.3
Equal to or greater than 4.51%	16,208	42,391,478	2.1

Total	621,523	$2,004,809,104	100.0%

       We determined the interest rates shown in the table above using the interest rates applicable to the initial trust student loans as of the statistical cutoff date. Because most of the initial trust student loans bear interest at variable rates of interest that reset annually effective as of July 1 of each year, and because initial trust student loans with different interest rates are likely to be repaid at different rates, this information will not remain applicable to the initial trust student loans in the future. See Appendix A to the prospectus and “The Student Loan Pools— SLM Corporation’s Student Loan Financing Business” in the prospectus.

DISTRIBUTION OF THE INITIAL TRUST STUDENT LOANS BY OUTSTANDING PRINCIPAL BALANCE PER BORROWER

AS OF THE STATISTICAL CUTOFF DATE

		Aggregate	Percent of Pool
Range of Outstanding	Number of	Outstanding	by Outstanding
Principal Balance	Borrowers	Principal Balance	Principal Balance

Less than $5,000.00	149,708	$388,860,115	19.4%
$5,000.00 — $9,999.99	90,465	614,723,941	30.7
$10,000.00 — $14,999.99	27,508	328,232,963	16.4
$15,000.00 — $19,999.99	15,165	267,057,662	13.3
$20,000.00 — $24,999.99	4,336	95,815,147	4.8
$25,000.00 — $29,999.99	2,574	70,232,058	3.5
$30,000.00 — $34,999.99	1,425	46,026,999	2.3
$35,000.00 — $39,999.99	2,005	75,554,906	3.8
$40,000.00 — $44,999.99	543	22,965,987	1.1
$45,000.00 — $49,999.99	399	18,879,882	0.9
$50,000.00 — $54,999.99	256	13,411,406	0.7
$55,000.00 — $59,999.99	354	20,304,014	1.0
$60,000.00 — $64,999.99	99	6,187,202	0.3
$65,000.00 — $69,999.99	77	5,205,065	0.3
$70,000.00 — $74,999.99	101	7,341,540	0.4
$75,000.00 — $79,999.99	65	5,042,787	0.3
$80,000.00 — $84,999.99	51	4,175,251	0.2
$85,000.00 — $89,999.99	17	1,496,052	0.1
$90,000.00 — $94,999.99	25	2,312,901	0.1
$95,000.00 — $99,999.99	24	2,325,177	0.1
$100,000.00 and above	70	8,658,048	0.4

Total	295,267	$2,004,809,104	100.0%

DISTRIBUTION OF THE INITIAL TRUST STUDENT LOANS BY

SCHOOL TYPE AS OF THE STATISTICAL CUTOFF DATE

		Aggregate	Percent of Pool
	Number of	Outstanding	by Outstanding
School Type	Loans	Principal Balance	Principal Balance

4-year Institutions	459,561	$1,621,188,464	80.9%
2-year Institutions	107,170	250,575,830	12.5
Proprietary/ Vocational	54,790	133,042,321	6.6
Unidentified	2	2,489	*

Total	621,523	$2,004,809,104	100.0%

*	Represents a percentage greater than 0% but less than 0.05%.

DISTRIBUTION OF THE INITIAL TRUST STUDENT LOANS BY

REMAINING TERM TO SCHEDULED MATURITY
AS OF THE STATISTICAL CUTOFF DATE

		Aggregate	Percent of Pool
Number of Months	Number of	Outstanding	by Outstanding
Remaining to Scheduled Maturity	Loans	Principal Balance	Principal Balance

0 to 3	681	$148,016	*
4 to 12	7,708	3,373,746	0.2%
13 to 24	13,499	10,996,903	0.5
25 to 36	16,716	20,989,383	1.0
37 to 48	18,780	28,018,522	1.4
49 to 60	19,387	39,626,981	2.0
61 to 72	16,960	37,036,245	1.8
73 to 84	16,990	41,006,712	2.0
85 to 96	17,448	51,698,375	2.6
97 to 108	25,395	85,626,123	4.3
109 to 120	148,513	542,488,663	27.1
121 to 132	112,857	439,915,942	21.9
133 to 144	105,470	373,421,838	18.6
145 to 156	52,539	173,487,784	8.7
157 to 168	25,590	78,511,047	3.9
169 to 180	13,491	43,017,965	2.1
181 to 192	8,406	31,422,631	1.6
193 to 204	1,093	4,022,230	0.2

Total	621,523	$2,004,809,104	100.0%

*	Represents a percentage greater than 0% but less than 0.05%.

     We have determined the numbers of months remaining to scheduled maturity shown in the table from the statistical cutoff date to the stated maturity date of the applicable initial trust student loan without giving effect to any deferral or forbearance periods that may be granted in the future. See Appendix A to the prospectus and “The Student Loan Pools— SLM Corporation’s Student Loan Financing Business” in the prospectus.

DISTRIBUTION OF THE INITIAL TRUST STUDENT LOANS

BY CURRENT BORROWER PAYMENT STATUS
AS OF THE STATISTICAL CUTOFF DATE

			Percent of
		Aggregate	Pool by
	Number of	Outstanding	Outstanding
Current Borrower Payment Status	Loans	Principal Balance	Principal Balance

In-School	275,647	$967,180,131	48.2%
Grace	0	0	0.0
Deferral	35,327	113,667,075	5.7
Forbearance	40,146	139,093,689	6.9
Repayment
First year in repayment	199,375	620,331,422	30.9
Second year in repayment	18,931	61,880,610	3.1
Third year in repayment	10,460	30,313,182	1.5
More than 3 years in repayment	41,637	72,342,995	3.6

Total	621,523	$2,004,809,104	100.0%

       Current borrower payment status refers to the status of the borrower of each initial trust student loan as of the statistical cutoff date. The borrower:

•	may still be attending school— in-school;

•	may be in a grace period after completing school and prior to repayment commencing— grace;

•	may have temporarily ceased repaying the loan through a deferral or a forbearance period; or

•	may be currently required to repay the loan— repayment.

       See Appendix A to the prospectus and “The Student Loan Pools— SLM Corporation’s Student Loan Financing Business” in the prospectus.

       The weighted average number of months in repayment for all initial trust student loans currently in repayment is approximately 10.8, calculated as the term to maturity at the commencement of repayment less the number of months remaining to scheduled maturity as of the statistical cutoff date.

SCHEDULED WEIGHTED AVERAGE REMAINING MONTHS IN

STATUS OF THE INITIAL TRUST STUDENT LOANS BY
CURRENT BORROWER PAYMENT STATUS AS OF THE
STATISTICAL CUTOFF DATE

	Scheduled Months in Status Remaining

Current Borrower Payment Status	In-School	Grace	Deferral	Forbearance	Repayment

In-School	17.6	6.0	—	—	120.0
Grace	0.0	0.0	0.0	0.0	0.0
Deferral	—	—	14.3	—	108.8
Forbearance	—	—	—	5.1	110.1
Repayment	—	—	—	—	102.1

       We have determined the scheduled months in status shown in the table without giving effect to any deferral or forbearance periods that may be granted in the future. See Appendix A to the prospectus and “The Student Loan Pools—SLM Corporation’s Student Loan Financing Business” in the prospectus.

GEOGRAPHIC DISTRIBUTION OF THE INITIAL TRUST STUDENT LOANS AS OF THE STATISTICAL CUTOFF DATE

		Aggregate	Percent of Pool
	Number	Outstanding	by Outstanding
State	of Loans	Principal Balance	Principal Balance

Alabama	6,648	$21,082,702	1.1%
Alaska	407	1,209,133	0.1
Arizona	11,625	41,126,019	2.1
Arkansas	2,355	7,326,897	0.4
California	74,501	275,886,868	13.8
Colorado	11,297	34,057,569	1.7
Connecticut	12,504	43,918,949	2.2
Delaware	1,035	3,910,758	0.2
District of Columbia	2,431	9,314,976	0.5
Florida	54,891	157,657,631	7.9
Georgia	18,545	62,328,513	3.1
Hawaii	2,194	7,587,818	0.4
Idaho	1,158	3,759,581	0.2
Illinois	32,313	108,161,809	5.4
Indiana	20,499	54,069,133	2.7
Iowa	1,413	4,082,431	0.2
Kansas	10,495	29,415,850	1.5
Kentucky	4,587	12,668,075	0.6
Louisiana	18,061	53,856,233	2.7
Maine	2,116	6,728,695	0.3
Maryland	14,630	50,401,190	2.5
Massachusetts	33,901	109,236,209	5.4
Michigan	12,097	37,370,932	1.9
Minnesota	3,796	12,247,454	0.6
Mississippi	7,855	23,347,190	1.2
Missouri	10,694	32,560,992	1.6
Montana	1,261	3,328,453	0.2
Nebraska	791	2,686,392	0.1
Nevada	3,682	11,856,661	0.6
New Hampshire	2,949	10,155,736	0.5
New Jersey	20,970	71,906,098	3.6
New Mexico	1,457	4,804,657	0.2
New York	53,384	178,392,713	8.9
North Carolina	7,719	25,536,321	1.3
North Dakota	313	946,799	*
Ohio	12,637	33,231,541	1.7
Oklahoma	8,329	23,977,948	1.2
Oregon	8,441	25,279,536	1.3
Pennsylvania	18,460	61,397,911	3.1
Rhode Island	2,543	8,066,193	0.4
South Carolina	4,594	14,960,643	0.7
South Dakota	454	1,286,510	0.1
Tennessee	8,801	25,598,494	1.3
Texas	42,794	132,844,706	6.6
Utah	2,080	6,254,966	0.3
Vermont	662	2,262,515	0.1
Virginia	20,604	67,532,119	3.4
Washington	13,378	43,336,078	2.2
West Virginia	3,120	8,612,741	0.4
Wisconsin	3,131	11,231,151	0.6
Wyoming	472	1,474,768	0.1
Other	6,449	24,533,847	1.2

Total	621,523	$2,004,809,104	100.0%

*	Represents a percentage greater than 0% but less than 0.05%.

     We have based the geographic distribution shown in the table on the billing addresses of the borrowers of the initial trust student loans shown on the servicer’s records as of the statistical cutoff date.

       Each of the trust student loans provides or will provide for the amortization of its outstanding principal balance over a series of regular payments. Except as described below, each regular payment consists of an installment of interest which is calculated on the basis of the outstanding principal balance of the trust student loan. The amount received is applied first to interest accrued to the date of payment and the balance of the payment, if any, is applied to reduce the unpaid principal balance. Accordingly, if a borrower pays a regular installment before its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be less than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly greater. Conversely, if a borrower pays a monthly installment after its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be greater than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly less. In addition, if a borrower pays a monthly installment after its scheduled due date, the borrower may owe a fee on that late payment. If a late fee is applied, such payment will be applied first to the applicable late fee, second to interest and third to principal. As a result, the portion of the payment applied to reduce the unpaid principal balance may be less than it would have been had the payment been made as scheduled.

       In either case, subject to any applicable deferral periods or forbearance periods, and except as provided below, the borrower pays a regular installment until the final scheduled payment date, at which time the amount of the final installment is increased or decreased as necessary to repay the then outstanding principal balance of that trust student loan.

       Each of VG Funding and SLM ECFC makes available through the servicer, to the borrowers of student loans it holds, payment terms that may result in the lengthening of the remaining term of the student loans. For example, not all of the loans owned by VG Funding or SLM ECFC provide for level payments throughout the repayment term of the loans. Some student loans provide for interest only payments to be made for a designated portion of the term of the loans, with amortization of the principal of the loans occurring only when payments increase in the latter stage of the term of the loans. Other loans provide for a graduated phase in of the amortization of principal with a greater portion of principal amortization being required in the latter stages than would be the case if amortization were on a level payment basis. Each of VG Funding and SLM ECFC also offers, through the servicer, an income-sensitive repayment plan, under which repayments are based on the borrower’s income. Under that plan, ultimate repayment may be delayed up to five years. Borrowers under trust student loans may be eligible for the graduated payment and income-sensitive repayment plans. See “The Student Loan Pools—SLM Corporation’s Student Loan Financing Business” in the prospectus.

       The following table provides certain information about initial trust student loans subject to the repayment terms described in the preceding paragraphs.

DISTRIBUTION OF THE INITIAL TRUST STUDENT LOANS BY REPAYMENT TERMS AS OF THE STATISTICAL CUTOFF DATE

		Aggregate	Percent of Pool
	Number of	Outstanding	by Outstanding
Loan Repayment Terms	Loans	Principal Balance	Principal Balance

Level Payment(1)	605,790	$1,950,520,425	97.3%
Other Repayment Options(2)	15,733	54,288,679	2.7

Total	621,523	$2,004,809,104	100.0%

(1)	Also includes in-school loans.

(2)	Includes, among others, graduated repayment, income-sensitive and interest-only period loans.

     The servicer, at the request of VG Funding, SLM ECFC or the depositor and on behalf of the trust, may in the future offer repayment terms similar to those described above to borrowers of student loans in the trust who are not entitled to these repayment terms as of the statistical cutoff date. If repayment terms are offered to and accepted by borrowers, the weighted average life of the securities could be lengthened.

       The following table provides information about the initial trust student loans regarding date of disbursement.

DISTRIBUTION OF THE INITIAL TRUST STUDENT LOANS BY

DATE OF DISBURSEMENT AS OF
THE STATISTICAL CUTOFF DATE

		Aggregate	Percent of Pool
	Number of	Outstanding	by Outstanding
Disbursement Date	Loans	Principal Balance	Principal Balance

Pre-October 1, 1993	28,620	$53,503,273	2.7%
October 1, 1993 and after	592,903	1,951,305,831	97.3

Total	621,523	$2,004,809,104	100.0%

       In general, student loans disbursed prior to October 1, 1993 are 100% guaranteed by the applicable guarantor, and reinsured against default by the Department of Education. In addition, student loans disbursed on or after October 1, 1993 are 98% guaranteed by the applicable guarantor, and reinsured against default by the Department. However, so long as the servicer’s

“exceptional performance” designation remains in effect, all federally reinsured student loans serviced by the servicer, including the trust student loans acquired by the trust, will be eligible to receive 100% reimbursement on any default claim properly submitted for payment. See “—Exceptional Performance Designation” below and “The Depositor, the Servicer and Administrator and the Sellers— The Servicer and Administrator” and “Appendix A— Federal Family Education Loan Program— Guarantee Agencies under FFELP” in the prospectus.

Insurance of Student Loans; Guarantors of Student Loans

        General. Each trust student loan is required to be guaranteed as to at least 98% of the principal and interest by one of the guarantee agencies described below and reinsured by the Department of Education under the Higher Education Act and must be eligible for special allowance payments and, in the case of some trust student loans, interest subsidy payments by the Department of Education.

       Guarantee Agencies for the Trust Student Loans. The eligible lender trustee has entered into a separate guarantee agreement with each of the guarantee agencies listed below, under which each of the guarantors has agreed to serve as guarantor for specified trust student loans.

       Under the Higher Education Amendments of 1992, if the Department of Education has determined that a guarantee agency is unable to meet its insurance obligations, a loan holder may submit claims directly to the Department of Education and the Department of Education is required to pay the full guarantee payment in accordance with guarantee claim processing standards no more stringent than those of the guarantee agency. However, the Department of Education’s obligation to pay guarantee claims directly in this fashion is contingent upon the Department of Education making the determination referred to above. We cannot assure you that the Department of Education would ever make such a determination with respect to a guarantee agency or, if such a determination was made, whether that determination or the ultimate payment of guarantee claims would be made in a timely manner. See “Appendix A— Federal Family Education Loan Program— Guarantee Agencies under FFELP” in the prospectus.

       The following table provides information with respect to the portion of the initial trust student loans guaranteed by each guarantor:

DISTRIBUTION OF THE INITIAL TRUST STUDENT LOANS BY

GUARANTEE AGENCY AS OF THE STATISTICAL CUTOFF DATE*

		Aggregate	Percent of
		Outstanding	Pool by
		Principal	Outstanding
	Number of	Balance	Principal
	Loans	of Loans	Balance
Name of Guarantee Agency	Guaranteed	Guaranteed	Guaranteed

American Student Assistance	41,003	$137,020,784	6.8%
Arizona Educational Loan Program	207	308,980	**
California Student Aid Commission	91,050	288,344,552	14.4
Colorado Student Loan Program	136	429,339	**
Connecticut Student Loan Foundation	7,159	25,404,385	1.3
Educational Credit Management Corp. of Virginia	17,955	50,924,716	2.5
Finance Authority of Maine	631	2,134,627	0.1
Florida Office of Student Financial Assistance	19,439	47,099,293	2.3
Georgia Higher Education Assistance Corporation	4,016	14,369,351	0.7
Great Lakes Higher Education Corporation	2,371	7,209,203	0.4
Illinois Student Assistance Commission	22,947	71,800,670	3.6
Iowa College Student Aid Commission	624	1,242,256	0.1
Kansas United Student Aid Funds	71	196,458	**
Kentucky Higher Education Assistance Authority	4,972	14,329,893	0.7
Louisiana Office of Student Financial Assistance	7,732	21,896,825	1.1
Maryland Higher Education Loan Corporation	536	879,932	**
Michigan Guaranty Agency	6,572	17,970,924	0.9
Mississippi Guaranteed Student Loan Agency	102	294,700	**
Missouri Student Loan Program	2,287	7,845,994	0.4
Montana Guaranteed Student Loan Program	1,372	2,621,779	0.1
Nebraska Student Loan Program	16,060	49,238,542	2.5
New Jersey Office of Student Assistance	19,292	57,076,043	2.8
New York State Higher Education Services Corporation	40,443	132,223,658	6.6
Northwest Education Loan Association	8,385	24,534,599	1.2
Oklahoma Guaranteed Student Loan Program	7,358	20,501,121	1.0
Oregon State Scholarship Commission	4,019	11,854,531	0.6
Pennsylvania Higher Education Assistance Agency	8,619	27,224,783	1.4
Rhode Island Higher Education Assistance Authority	1,741	5,810,042	0.3
South Dakota Education Assistance Corporation	1,108	3,278,348	0.2
State Student Assistance Commission of Indiana	2	2,834	**
Student Loan Guarantee Foundation of Arkansas, Inc.	1,395	3,702,335	0.2
Tennessee Student Assistance Corporation	6,081	16,842,881	0.8
Texas Guaranteed Student Loan Corporation	31,753	94,793,481	4.7
United Student Aid Funds, Inc.	244,040	845,320,159	42.2
Utah Higher Education Assistance Authority	45	81,083	**

Total	621,523	$2,004,809,104	100.0%

*	Additional trust student loans may be guaranteed by a guarantee agency not shown above.
**	Represents a percentage greater than 0% but less than 0.05%.

     Some historical information about each of the guarantee agencies that guarantees trust student loans comprising at least 10% of the Pool Balance as of the statistical cutoff date is provided below. For purposes of the following tables we refer to these guarantee agencies as “Significant Guarantors.” The information shown for each Significant Guarantor relates to all student loans, including but not limited to trust student loans, guaranteed by the Significant Guarantors.

       We obtained the information in these tables from various sources, including from the Significant Guarantors themselves or, if not available from the Significant Guarantors, from Department of Education publications and data. None of the depositor, VG Funding, SLM ECFC or the underwriters have audited or independently verified this information for accuracy or completeness.

       Guarantee Volume. The following table describes the approximate aggregate principal amount of federally reinsured student loans, excluding consolidation loans, that first became guaranteed by the Significant Guarantors and by all guarantee agencies, including but not limited to those guaranteeing trust student loans, in each of the last five federal fiscal years for which information is available:

	Loans Guaranteed

	Federal Fiscal Year

Guarantors	1999	2000	2001	2002	2003

California Student Aid Commission	$2,076,744,063	$2,371,413,063	$2,791,917,810	$3,522,905,288	$4,421,030,161
United Student Aid Funds, Inc.	6,473,000,000	6,840,000,000	7,379,000,000	8,162,000,000	9,571,000,000
All Guarantee Agencies	$22,923,325,576	$25,656,043,912	$28,355,601,253	$32,749,370,030	$38,864,942,462

       Reserve Ratio. A guarantor’s reserve ratio is determined by dividing its cumulative cash reserves by the original principal amount of the outstanding loans it has agreed to guarantee. For this purpose:

•	Cumulative cash reserves are cash reserves plus (1) sources of funds, including insurance premiums, state appropriations, federal advances, federal reinsurance payments, administrative cost allowances, collections on claims paid and investment earnings, minus (2) uses of funds, including claims paid to lenders, operating expenses, lender fees, the Department of Education’s share of collections on claims paid, returned advances and reinsurance fees.

•	The original principal amount of outstanding loans consists of the original principal amount of loans guaranteed by that guarantor minus the original principal amount of loans cancelled, claims paid, loans paid in full and loan guarantees transferred to that guarantor from other guarantors.

       The following table shows each Significant Guarantor’s reserve ratio for the last five federal fiscal years for which information is available as well as the average reserve ratio for all guarantors for the same periods:

	Reserve Ratio as of Close of Federal

	Fiscal Year

Guarantors	1999	2000	2001		2002		2003

California Student Aid Commission	1.7%	1.4%	0.9%		0.4%		0.3%
United Student Aid Funds, Inc.	1.2	1.0	0.7		0.6		0.7
All Guarantee Agencies*	1.6	1.0	0.8	*	0.6	*	0.7	*

*	Excludes data from guarantors that do not report a reserve ratio pursuant to the terms of their voluntary flexible agreements with the Department of Education.

     Recovery Rates. A guarantor’s recovery rate, which provides a measure of the effectiveness of the collection efforts against defaulting borrowers after the guarantee claim has been satisfied, is determined for each year by dividing the cumulative amount recovered from borrowers by the guarantor by the cumulative aggregate amount of default claims paid by the guarantor. The table below shows the cumulative recovery rates for the Significant Guarantors for the last five federal fiscal years for which information is available:

	Recovery Rate

	Federal Fiscal Year

Guarantors	1999	2000	2001	2002	2003

California Student Aid Commission	49.3%	56.4%	64.4%	71.6%	79.2%
United Student Aid Funds, Inc.	52.5	64.2	73.3	82.4	86.7

       Claims Rate. The following table shows the claims rates of the Significant Guarantors for the last five federal fiscal years for which information is available:

	Claims Rate

	Federal Fiscal Year

Guarantors	1999	2000	2001	2002	2003

California Student Aid Commission	2.6%	2.6%	2.6%	2.5%	2.1%
United Student Aid Funds, Inc.	2.6	2.0	2.5	2.0	1.4

       The Department of Education is required to make reinsurance payments to guarantors with respect to FFELP loans in default. This requirement is subject to specified reductions when the guarantor’s claims rate for a fiscal year equals or exceeds certain trigger percentages of the aggregate original principal amount of the FFELP loans guaranteed by that guarantor that are in repayment on the last day of the prior fiscal year. See “Appendix A— Federal Family Education Loan Program” to the prospectus.

       Each guarantee agency’s guarantee obligations with respect to any trust student loan is conditioned upon the satisfaction of all the conditions in the applicable guarantee agreement. These conditions include, but are not limited to, the following:

•	the origination and servicing of the trust student loan being performed in accordance with the FFELP, the Higher Education Act, the guarantee agency’s rules and other applicable requirements;

•	the timely payment to the guarantee agency of the guarantee fee payable on the trust student loan; and

•	the timely submission to the guarantee agency of all required pre-claim delinquency status notifications and of the claim on the trust student loan.

       Failure to comply with any of the applicable conditions, including those listed above, may result in the refusal of the guarantee agency to honor its guarantee agreement on the trust student loan, in the denial of guarantee coverage for certain accrued interest amounts or in the loss of certain interest subsidy payments and special allowance payments.

       Prospective investors may consult the Department of Education Data Books for further information concerning the guarantors.

Cure Period for Trust Student Loans

        VG Funding, SLM ECFC, the depositor or the servicer, as applicable, will be obligated to purchase, or to substitute qualified substitute student loans for, any trust student loan in the event of a material breach of certain representations, warranties or covenants concerning the trust student loan, following a period during which the breach may be cured. For purposes of trust student loans the cure period will be 210 days. However, in the case of breaches that may be cured by the reinstatement of the guarantor’s guarantee of the trust student loan, the cure period will be 360 days. In each case the cure period begins on the earlier of the date on which the breach is discovered and the date of the servicer’s receipt of the guarantor reject transmittal form with respect to the trust student loan. The purchase or substitution will be made not later than the end of the 210-day cure period or not later than the 60th day following the end of the 360-day cure period, as applicable.

       Notwithstanding the foregoing, if as of the last business day of any month the aggregate principal amount of trust student loans for which claims have been filed with and rejected by a guarantor as a result of a breach by the depositor or the servicer or for which the servicer determines that claims cannot be filed pursuant to the Higher Education Act as a result of such a breach exceeds 1% of the Pool Balance, then the servicer or the depositor, as applicable, will be required to purchase, within 30 days of a written request by the eligible lender trustee or the indenture trustee, affected trust student loans in an aggregate principal amount so that after the purchases the aggregate principal amount of affected trust student loans is less than 1% of the Pool Balance. The trust student loans to be purchased by the servicer or the depositor pursuant to the preceding sentence will be based on the date of claim rejection, with the trust student loans with the earliest of these dates to be purchased first. See “Servicing and Administration— Servicer Covenants” and “Transfer and Servicing Agreements— Sale of Student Loans to the Trust; Representations and Warranties of the Depositor” and “—Purchase of Student Loans by the Depositor; Representations and Warranties of the Sellers” in the prospectus.

Consolidation of Federal Benefit Billings and Receipts and Guarantor Claims with Other Trusts

        Due to a Department of Education policy limiting the granting of new lender identification numbers, the eligible lender trustee will be allowed under the trust agreement to permit other trusts established by the depositor to securitize student loans to use the Department of Education lender identification number applicable to the trust. In that event, the billings submitted to the Department of Education for interest subsidy and special allowance payments on loans in the trust would be consolidated with the billings for the payments for student loans in other trusts using the same lender identification number and payments on the billings would be made by the Department of Education in lump sum form. These lump sum payments would then be allocated among the various trusts using the same lender identification number.

       In addition, the sharing of the lender identification number with other trusts may result in the receipt of claim payments from guarantee agencies in lump sum form. In that event, these payments would be allocated among the trusts in a manner similar to the allocation process for interest subsidy and special allowance payments.

       The Department of Education regards the eligible lender trustee as the party primarily responsible to the Department of Education for any liabilities owed to the Department of Education or guarantee agencies resulting from the eligible lender trustee’s activities in the FFELP. As a result, if the Department of Education or a guarantee agency were to determine that the eligible lender trustee owes a liability to the Department of Education or a guarantee agency on any student loan included in a trust using the shared lender identification number, the Department of Education or that guarantee agency would be likely to collect that liability by offset against amounts due the eligible lender trustee under the shared lender identification number, including amounts owed in connection with the trust.

       In addition, other trusts using the shared lender identification number may in a given quarter incur consolidation origination fees that exceed the interest subsidy and special allowance payments payable by the Department of Education on the loans in the other trusts, resulting in the consolidated payment from the Department of Education received by the eligible lender trustee under the lender identification number for that quarter equaling an amount that is less than the amount owed by the Department of Education on the loans in the trust for that quarter.

       The servicing agreement for the trust and the servicing agreements for the other trusts established by the depositor that share the lender identification number to be used by the trust will require any trust to indemnify the other trusts against a shortfall or an offset by the Department of Education or a guarantee agency arising from the student loans held by the eligible lender trustee on the trust’s behalf.

Exceptional Performance Designation

        For the period October 19, 2004 through October 18, 2005, Sallie Mae, Inc., the servicer, has been awarded the “exceptional performance” designation by the United States Department of Education. So long as the servicer’s exceptional performance designation remains in effect, all federally reinsured student loans serviced by the servicer, including the trust student loans to be acquired with the proceeds of the notes, will be eligible to receive 100% reimbursement on any default claim properly submitted for payment. The Secretary of Education may revoke the servicer’s exceptional performance designation if, among other things, subsequent audits of the servicer’s servicing operations reflect a failure to meet certain due diligence standards, the required audits are not provided to the Secretary or the Secretary determines that an overall level of regulatory compliance has not been maintained. There can be no assurance that the servicer will maintain its exceptional performance designation in the future. Failure by the servicer to maintain its exceptional performance designation in the future is not a default under the servicing agreement between the trust and the servicer.

DESCRIPTION OF THE NOTES

General

        The notes will be issued under an indenture substantially in the form filed as an exhibit to the registration statement of which this prospectus supplement is a part. The following summary describes some terms of the notes, the indenture and the trust agreement. The prospectus describes other terms of the notes. See “Description of the Notes” and “Certain Information Regarding the Securities” in the prospectus. Because these sections present only brief descriptions of the material terms of these transaction documents, they are subject to the actual provisions of the notes, the indenture and the trust agreement.

The Notes

      The Class A Notes.

       Distributions of Interest. Interest will accrue on the outstanding principal balances of the class A notes at their respective interest rates. Interest will accrue during each applicable accrual period and will be payable to the class A noteholders quarterly on each distribution date. Interest accrued as of any distribution date but not paid on that distribution date will be due on the next distribution date together with an amount equal to interest on the unpaid amount at the applicable rate per annum specified in the definition of Class A Note Interest Shortfall in the Glossary. Interest payments on the class A notes for any distribution date will generally be funded from Available Funds and the other sources of funds for payment described in this prospectus supplement (subject to all prior required distributions). See “—Distributions” and “—Credit Enhancement” in this prospectus supplement. If these sources are insufficient to pay the Class A Noteholders’ Interest Distribution Amount for that distribution date, the shortfall will be allocated pro rata to the class A noteholders, based upon the total amount of interest then due on each class of class A notes.

       The interest rate for each class of class A notes for each accrual period will be equal to the sum of three-month LIBOR, except for the first accrual period, and the following applicable spread:

Class	Spread

Class A-1	minus 0.02%
Class A-2	plus 0.01%
Class A-3	plus 0.04%
Class A-4	plus 0.08%
Class A-5	plus 0.09%

       LIBOR for the first accrual period will be determined by the following formula:

             x + [10/31 * (y - x)]

                   where:

             x = two-month LIBOR, and

             y = three-month LIBOR.

       The administrator will determine LIBOR for the specified maturity for each accrual period on the second business day before the beginning of that accrual period, as described under “—Determination of LIBOR” below.

       Distributions of Principal. Principal payments will be made to the class A noteholders on each distribution date in an amount generally equal to the Principal Distribution Amount for that distribution date, until the principal balance of each class of the class A notes is reduced to zero. Principal payments on the class A notes will generally be funded from Available Funds and the other sources of funds for payment described in this prospectus supplement (subject to all prior required distributions). See “—Distributions,” “—Credit Enhancement” and “—The Class B Notes— Subordination of the Class B Notes” in this prospectus supplement. If these sources are insufficient to pay the Class A Noteholders’ Principal Distribution Amount for a distribution date, the shortfall will be added to the principal payable to the class A noteholders on subsequent distribution dates. Amounts on deposit in the reserve account, other than amounts in excess of the Specified Reserve Account Balance, will not be available to make principal payments on the class A notes except at maturity of the applicable class of notes or on the final distribution upon termination of the trust.

       Principal payments will be applied on each distribution date in the priorities set forth under “—Distributions” below.

       However, notwithstanding any other provision to the contrary, following the occurrence of an event of default and the exercise by the indenture trustee of remedies under the indenture, principal payments on the class A notes will be made pro rata, without preference or priority.

       The aggregate outstanding principal balance of each class of class A notes will be due and payable in full on its maturity date. The actual date on which the aggregate outstanding principal and accrued interest of a class of class A notes is paid may be earlier than its maturity date, based on a variety of factors as described in “You Will Bear Prepayment and Extension Risk Due To Actions Taken By Individual Borrowers And Other Variables Beyond Our Control” under “Risk Factors” in the prospectus.

       In addition, on the business day immediately following the end of the supplemental purchase period, all amounts remaining on deposit in the supplemental purchase account will be transferred to the collection account and included as part of Available Funds on the initial distribution date.

      The Class B Notes.

       Distributions of Interest. Interest will accrue on the principal balance of the class B notes at the class B interest rate. Interest will accrue during each accrual period and will be payable to the class B noteholders quarterly on each distribution date. Interest accrued as of any distribution date but not paid on that distribution date will be due on the next distribution date, together with an amount equal to interest on the unpaid amount at the class B interest rate. Interest payments on the class B notes for any distribution date will generally be funded from Available Funds and the other sources of funds for payment described in this prospectus supplement (subject to all prior required distributions). See “—Distributions,” “—Credit Enhancement— Reserve Account” and “—The Class B Notes— Subordination of the Class B Notes” below.

       The interest rate for the class B notes with respect to each accrual period will be equal to three-month LIBOR, except for the first accrual period, plus 0.17%. The administrator will determine LIBOR for the class B notes for each accrual period in the same manner as for the class A notes.

       Distributions of Principal. Principal payments will be made to the class B noteholders on each distribution date after the class A notes are retired, in an amount generally equal to the Class B Noteholders’ Principal Distribution Amount for that distribution date. Principal payable on any distribution date will generally be funded from the portion of Available Funds and the other sources of funds for payment described in this prospectus supplement (subject to all prior required distributions). Amounts on deposit in the reserve account (other than amounts in excess of the Specified Reserve Account Balance) will not be available to make principal payments on the class B notes except at their maturity and on the final distribution upon termination of the trust. See “—Distributions” and “—Credit Enhancement— Reserve Account” in this prospectus supplement.

       The outstanding principal balance of the class B notes will be due and payable in full on the class B maturity date. The actual date on which the final distribution on the class B notes will be made may be earlier than the class B maturity date, however, based on a variety of factors.

       Subordination of the Class B Notes. On any distribution date, distributions of interest on the class B notes will be subordinated to the payment of interest on the class A notes, and principal payments on the class B notes will be subordinated to the payment of both interest and principal on the class A notes. Consequently, on any distribution date, Available Funds and amounts on deposit in the reserve account remaining after payment of the primary servicing fee and the administration fee will be applied to the payment of interest on the class A notes prior to any payment of interest on the class B notes, and no payments of the principal balance on the class B notes will be made on such distribution date until the class A notes have been retired.

       Notwithstanding the foregoing, if

(1) on any distribution date following distributions under clauses (a) through (i) under “—Distributions— Distributions from the Collection Account” to be made on that distribution date, the outstanding principal balance of the class A notes, would be in excess of:

•	the outstanding principal balance of the trust student loans plus

•	any accrued but unpaid interest on the trust student loans as of the last day of the related collection period plus

•	the balance of the reserve account on the distribution date following those distributions made under clauses (a) through (i) under “—Distributions— Distributions from the Collection Account” below minus

•	the Specified Reserve Account Balance for that distribution date, or

(2) an event of default under the indenture affecting the class A notes has occurred and is continuing, then, until the conditions described in (1) or (2) above no longer exist, the amounts on deposit in the collection account and the reserve account will be applied on that distribution date to the payment of the Class A Noteholders’ Distribution Amount before any amounts are applied to the payment of the Class B Noteholders’ Distribution Amount.

Determination of LIBOR

        LIBOR, for any accrual period, will be the London interbank offered rate for deposits in U.S. Dollars having the specified maturity commencing on the first day of the accrual period, which appears on Telerate Page 3750 as of 11:00 a.m. London time, on the related LIBOR Determination Date. If an applicable rate does not appear on Telerate Page 3750, the rate for that day will be determined on the basis of the rates at which deposits in U.S. Dollars, having the specified maturity and in a principal amount of not less than U.S. $1,000,000, are offered at approximately 11:00 a.m., London time, on that LIBOR Determination Date, to prime banks in the London interbank market by the Reference Banks. The administrator will request the principal London office of each Reference Bank to provide a quotation of its rate. If the Reference Banks provide at least two quotations, the rate for that day will be the arithmetic mean of the quotations. If the Reference Banks provide fewer than two quotations, the rate for that day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the administrator, at approximately 11:00 a.m. New York time, on that LIBOR Determination Date, for loans in U.S.

Dollars to leading European banks having the specified maturity and in a principal amount of not less than U.S. $1,000,000. If the banks selected as described above are not providing quotations, LIBOR in effect for the applicable accrual period will be LIBOR for the specified maturity in effect for the previous accrual period.

       For this purpose:

•	“LIBOR Determination Date” means, for each accrual period, the second business day before the beginning of that accrual period.

•	“Telerate Page 3750” means the display page so designated on the Moneyline Telerate Service or any other page that may replace that page on that service for the purpose of displaying comparable rates or prices.

•	“Reference Banks” means four major banks in the London interbank market selected by the administrator.

       For purposes of calculating LIBOR, a business day is any day on which banks in New York City and the City of London are open for the transaction of international business. Interest due for any accrual period will always be determined based on the actual number of days elapsed in the accrual period over a 360-day year.

Notice of Interest Rates

        Information concerning the past and current LIBOR and the interest rates applicable to the notes will be available on the administrator’s website at http://www2.salliemae.com/investors/debtasset/slmsltrusts or by telephoning the administrator at (800) 321-7179 between the hours of 9 a.m. and 4 p.m. Eastern time on any business day and will also be available through Moneyline Telerate Service or Bloomberg L.P. If the notes are listed on the Luxembourg Stock Exchange, the administrator will also notify the Luxembourg paying agent, and will cause the Luxembourg Stock Exchange to be notified, of the current interest rate for each class of notes listed on the exchange prior to the first day of each accrual period.

Accounts

        The administrator will establish and maintain the collection account for the benefit of the noteholders, in the name of the indenture trustee, into which all payments on the trust student loans will be deposited. The administrator will also establish the reserve account and the supplemental purchase account, each for the benefit of the noteholders, in the name of the indenture trustee.

       The indenture trustee will invest funds in the collection account, the supplemental purchase account and the reserve account in eligible investments as provided in the indenture. Eligible investments are generally limited to investments acceptable to the rating agencies as being consistent with the ratings of the notes. Subject to some conditions, eligible investments may include debt instruments or other obligations (including asset-backed securities) issued by the depositor or its affiliates, other trusts originated by the depositor or its affiliates or third parties and repurchase obligations of such persons with respect to federally guaranteed student loans that are serviced by the servicer or an affiliate thereof. Eligible investments are limited to obligations or debt instruments that are expected to mature not later than the business day immediately preceding the next distribution date, or, with respect to the collection account only, the next monthly servicing fee payment date, to the extent of the primary servicing fee.

Supplemental Purchase Period

        During the “supplemental purchase period,” which is the period from the closing date through March 1, 2005, the eligible lender trustee, on behalf of the trust, will be permitted to purchase additional trust student loans, to the extent that: (1) they are eligible student loans, (2) they are purchased by the depositor from SLM ECFC or VG Funding, and (3) there are sufficient amounts on deposit in the supplemental purchase account. The supplemental purchase account will be created with an initial deposit by the trust on the closing date of cash or eligible investments. The initial deposit will equal the excess, if any, of the Pool Balance as of the statistical cutoff date over the Pool Balance as of the closing date, but not to exceed 5% of the Pool Balance as of the statistical cutoff date. This account will not be replenished.

       Subject to the availability of eligible student loans, the applicable seller will have the right to sell to the depositor additional trust student loans, and subject to the availability of funds in the supplemental purchase account, the depositor will purchase such additional trust student loans, to be sold to the trust, at a price equal to 100% of the sum of (i) the outstanding principal balance of each additional trust student loan and (ii) all accrued interest to be capitalized.

       As a condition to any sale, all of the additional trust student loans will be required to satisfy certain eligibility criteria as described above under “The Trust Student Loan Pool” in this prospectus supplement.

       The eligible lender trustee, on behalf of the trust, will purchase from the depositor and the depositor will purchase and sell to the eligible lender trustee, on behalf of the trust, all additional trust student loans purchased from the applicable seller immediately following the purchase of such loans.

       Any amounts remaining on deposit in the supplemental purchase account as of the end of the supplemental purchase period will be transferred to the collection account on the next business day and included as part of Available Funds on the initial distribution date.

Servicing Compensation

        The servicer will be entitled to receive the servicing fee in an amount equal to the primary servicing fee and the carryover servicing fee as compensation for performing the functions as servicer for the trust. The primary servicing fee will be payable on each monthly servicing payment date and will be paid solely out of Available Funds and amounts on deposit in the reserve account on that date. The carryover servicing fee will be payable to the servicer on each distribution date out of Available Funds after payment on that distribution date of clauses (a) through (k) under “—Distributions— Distributions from the Collection Account” in this prospectus supplement. The carryover servicing fee will be subject to increase agreed to by the administrator, the eligible lender trustee and the servicer to the extent that a demonstrable and significant increase occurs in the costs incurred by the servicer in providing the services to be provided under the servicing agreement, whether due to changes in applicable governmental regulations, guarantor program requirements or regulations, or postal rates.

Distributions

        Deposits into the Collection Account. On the closing date, the trust will make an initial deposit into the collection account of cash or eligible investments equal to approximately $5,205,000 plus the excess, if any, of the Pool Balance as of the statistical cutoff date over the Pool Balance as of the closing date, to the extent such excess amount is not deposited into the supplemental purchase account.

       On or before the business day immediately prior to each distribution date, the servicer and the administrator will provide the indenture trustee with certain information as to the preceding collection period, including the amount of Available Funds received from the trust student loans and the aggregate purchase amount of the trust student loans to be repurchased from the trust by VG Funding, SLM ECFC, the depositor or the servicer.

       Except as provided in the next paragraph, the servicer will deposit all payments on the trust student loans and all proceeds of the trust student loans collected by it during each collection period into the collection account within two business days of receipt. Except as provided in the next paragraph, the eligible lender trustee will deposit all interest subsidy payments and all special allowance payments on the trust student loans received by it for each collection period into the collection account within two business days of receipt.

       However, for so long as no administrator default has occurred and is continuing, the servicer and the eligible lender trustee will remit the amounts referred to above that would otherwise be deposited by it into the collection account to the administrator within two business days of receipt, and the administrator will remit those amounts to the collection account on or before the business day preceding each monthly servicing payment date, together with interest calculated from the first day of the month following receipt by the administrator to but excluding the day on which the administrator remits such amounts to the collection account at a rate no less than the federal funds rate for each day during that period less 0.20%. See “Servicing and Administration— Payments on Student Loans” in the prospectus.

       Distributions from the Collection Account. On each monthly servicing payment date that is not a distribution date, the administrator will instruct the indenture trustee to pay to the servicer the primary servicing fee due for the period from and including the preceding monthly servicing payment date from amounts on deposit in the collection account.

       On or before each distribution date, the administrator will instruct the indenture trustee to make the following deposits and distributions in the amounts and in the order of priority shown below, except as otherwise provided under “Description of the Notes— The Notes— The Class B Notes— Subordination of the Class B Notes” and “—The Notes— The Class A Notes— Distributions of Principal,” to the extent of the Available Funds for that distribution date, amounts transferred from the reserve account with respect to that distribution date:

(a) to the servicer, the primary servicing fee due on that distribution date;

(b) to the administrator, the administration fee due on that distribution date and all prior unpaid administration fees;

(c) to the class A noteholders, the Class A Noteholders’ Interest Distribution Amount, pro rata, based on the amounts payable as Class A Noteholders’ Interest Distribution Amount;

(d) to the class B noteholders, the Class B Noteholders’ Interest Distribution Amount;

(e) to the class A-1 noteholders until paid in full, the Class A Noteholders’ Principal Distribution Amount;

(f) on each distribution date after the class A-1 notes have been paid in full, to the class A-2 noteholders until paid in full, any remaining Class A Noteholders’ Principal Distribution Amount;

(g) on each distribution date after the class A-2 notes have been paid in full, to the class A-3 noteholders until paid in full, any remaining Class A Noteholders’ Principal Distribution Amount;

(h) on each distribution date after the class A-3 notes have been paid in full, to the class A-4 noteholders until paid in full, any remaining Class A Noteholders’ Principal Distribution Amount;

(i) on each distribution date after the class A-4 notes have been paid in full, to the class A-5 noteholders until paid in full, any remaining Class A Noteholders’ Principal Distribution Amount;

(j) on each distribution date on and after all of the class A notes have been paid in full, to the class B noteholders until paid in full, the Class B Noteholders’ Principal Distribution Amount;

(k) to the reserve account, the amount, if any, necessary to reinstate the balance of the reserve account to the Specified Reserve Account Balance;

(l) to the servicer, the aggregate unpaid amount of the carryover servicing fee, if any; and

(m) to the excess distribution certificateholder (initially, the depositor or an affiliate thereof), any remaining amounts after application of the preceding clauses.

       Notwithstanding the foregoing, in the event the trust student loans are not sold on the trust auction date, on each subsequent distribution date on which the Pool Balance is equal to 10% or less of the Initial Pool Balance, the administrator will direct the indenture trustee to distribute as accelerated payments of principal on the notes all amounts that would otherwise be paid to the excess distribution certificateholder.

Voting Rights and Remedies; Insolvency Events

        Noteholders will have the voting rights and remedies described in the prospectus. The notes will all vote and exercise remedies together as if they were a single class other than with respect to exercising the right to liquidate collateral, in which case the class A notes and class B notes have different rights. See “Description of the Notes— The Indenture— Events of Default; Rights Upon Event of Default” in the prospectus.

Credit Enhancement

        Reserve Account. The reserve account will be created with an initial deposit by the trust on the closing date of cash or eligible investments in an amount equal to $5,012,023. The reserve account may be replenished on each distribution date, by deposit into it of the amount, if any, necessary to reinstate the balance of the reserve account to the Specified Reserve Account Balance from the amount of Available Funds remaining after payment for that distribution date under clauses (a) through (j) under “—Distributions— Distributions from the Collection Account” in this prospectus supplement.

       If the market value of securities and cash in the reserve account on any distribution date is sufficient to pay the remaining principal balance of and interest accrued on the notes and any carryover servicing fee, these assets will be so applied on that distribution date.

       If the amount on deposit in the reserve account on any distribution date after giving effect to all deposits or withdrawals from the reserve account on that distribution date is greater than the Specified Reserve Account Balance for that distribution date, the administrator will instruct the indenture trustee to deposit the amount of the excess into the collection account for distribution on that distribution date.

       Amounts held from time to time in the reserve account will continue to be held for the benefit of the trust. Funds will be withdrawn from cash in the reserve account on any distribution date or, in the case of the payment of any primary servicing fee, on any monthly servicing payment date, to the extent that the amount of Available Funds on that distribution date or monthly servicing payment date is insufficient to pay any of the items specified in clauses (a) through (d) under “—Distributions— Distributions from the Collection Account” above. These funds also will be withdrawn at maturity of a class of notes or on the final distribution upon termination of the trust to the extent that the amount of Available Funds at that time is insufficient to pay any of the items specified in clauses (e) through (j) and, in the case of the final distribution upon termination of the trust, clause (l) under “—Distributions— Distributions from the Collection Account” above. These funds will be paid from the reserve account to the persons and in the order of priority specified for distributions out of the collection account in clauses (a) through (d), clauses (e) through (j) and clause (l), as applicable.

       The reserve account is intended to enhance the likelihood of timely distributions of interest to the noteholders and to decrease the likelihood that the noteholders will experience losses. In some circumstances, however, the reserve account could be reduced to zero. Except on the final distribution upon termination of the trust, amounts on deposit in the reserve account, other than amounts in excess of the Specified Reserve Account Balance, will not be available to cover any carryover servicing fees. Amounts on deposit in the reserve account will be available to pay principal on the notes and accrued interest at the maturity of the notes, and to pay the carryover servicing fee and carry-over amounts on the final distribution upon termination of the trust.

       Subordination of the Class B Notes. On any distribution date, distributions of interest on the class B notes will be subordinated to the payment of interest on the class A notes and distributions of principal on the class B notes will be subordinated to the payment of both interest and principal on all of the class A notes. See “Description of the Notes— The Notes— The Class B Notes— Subordination of the Class B Notes” in this prospectus supplement.

Administration Fee

        As compensation for the performance of the administrator’s obligations under the administration agreement and as reimbursement for its related expenses, the administrator will be entitled to an administration fee in an amount equal to $20,000 per collection period payable in arrears on each distribution date.

U.S. FEDERAL INCOME TAX CONSEQUENCES

        For a summary of United States federal income tax consequences for holders of the notes, you should refer to the section entitled “U.S. Federal Income Tax Consequences” in the prospectus.

EUROPEAN UNION DIRECTIVE

ON THE TAXATION OF SAVINGS INCOME

        The European Union has adopted a Directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required from July 1, 2005 to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State, except that Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless during such period they elect otherwise.

       The withholding tax provisions of the Directive could apply to payments on notes made through the Luxembourg paying agent. It is expected that holders will be able to take steps to keep payments from being subject to such withholding tax, for example, by receiving payments from a paying agent within the European Union but outside Luxembourg, Belgium and Austria (such as from the United Kingdom), although we cannot preclude the possibility that withholding tax will eventually be levied in some situations. In any event, details of payments made from a Member State on the notes will likely have to be reported to the tax or other relevant authorities under the Directive or local law, including, for example, to Member States in cases where recipients are located in the jurisdiction where payments are actually made.

ERISA CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code impose certain restrictions on employee benefit plans or other retirement arrangements (including individual retirement accounts and Keogh plans) and any entities whose underlying assets include plan assets by reason of a plan’s investment in these plans or arrangements (including certain insurance company general accounts) (collectively, “Plans”).

       ERISA also imposes various duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and its so-called Parties in Interest under ERISA or Disqualified Persons under the Code (“Parties in Interest”). Particularly, the depositor, the servicer, the eligible lender trustee, the indenture trustee, the administrator, any underwriter or any of their respective affiliates may be the fiduciary for one or more Plans. Because these parties may receive certain benefits from the sales of the notes, the purchase of the notes using Plan assets over which any of them has investment authority should not be made if it could be deemed a violation of the prohibited transaction rules of ERISA and the Code for which no exemption is available.

       Although there can be no certainty in this regard, the notes, which are denominated as debt, should be treated as debt and not as “equity interests” for purposes of the Plan Asset Regulations, as further described in the prospectus. However, acquisition of the notes could still cause prohibited transactions under Section 406 of ERISA and Section 4975 of the Code if a note is acquired or held by a Plan with respect to which any of the trust, the depositor, any underwriter, the eligible lender trustee, the indenture trustee, the administrator or any of their respective affiliates is a Party in Interest.

       Some employee benefit plans, such as governmental plans described in Section 3(32) of ERISA, certain church plans described in Section 3(33) of ERISA and foreign plans, are not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code. However, these plans may be subject to the provisions of other applicable federal, state, local or foreign law similar to the provisions of ERISA and Section 4975 of the Code (“Similar Law”). Moreover, if a plan is not subject to ERISA requirements but is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, the prohibited transaction rules in Section 503 of the Code will apply.

       Before making an investment in the notes, a Plan or other employee benefit plan investor must determine whether, and each fiduciary causing the notes to be purchased by, on behalf of or using the assets of a Plan or other employee benefit plan, will be deemed to have represented that:

•	the Plan’s purchase and holding of the notes will not constitute or otherwise result in a non-exempt prohibited transaction in violation of Section 406 of ERISA or Section 4975 of the Code which is not covered by a class or other applicable exemption from the prohibited transaction rules as described in the prospectus; and

•	the purchase and holding of the notes by any employee benefit plan subject to a Similar Law will not cause a non-exempt violation of such Similar Law.

       Before making an investment in the notes, prospective Plan investors should consult with their legal advisors concerning the impact of ERISA and the Code and the potential consequences of the investment in their specific circumstances. Moreover, in addition to determining whether the investment constitutes a direct or indirect prohibited transaction with a Party in Interest and whether exemptive relief is available to cover such transaction, each Plan fiduciary should take into account, among other considerations:

•	whether the fiduciary has the authority to make the investment;

•	the diversification by type of asset of the Plan’s portfolio;

•	the Plan’s funding objective; and

•	whether under the general fiduciary standards of investment procedure and diversification an investment in the notes is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

REPORTS TO SECURITYHOLDERS

        Quarterly and annual reports concerning the Trust will be delivered to noteholders. See “Reports to Securityholders” in the prospectus. These reports will be available at the office of the Luxembourg paying agent or Luxembourg listing agent. The first such quarterly distribution report is expected to be available on or about May 5, 2005. See “Reports to Securityholders” in the prospectus.

       Except in very limited circumstances, you will not receive these reports directly from the trust. Instead, you will receive them through Cede & Co., as nominee of DTC and registered holder of the notes. See “Certain Information Regarding the Securities— Book-Entry Registration” in the prospectus.

UNDERWRITING

        The notes listed below are offered severally by the underwriters, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the notes will be ready for delivery in book-entry form only through the facilities of DTC, Clearstream, Luxembourg and the Euroclear System, on or about the closing date against payment in immediately available funds.

       Subject to the terms and conditions in the underwriting agreement dated February 1, 2005, the depositor has agreed to cause the trust to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amounts of the notes shown opposite its name:

	Class A-1	Class A-2	Class A-3
Underwriter	Notes	Notes	Notes

Credit Suisse First Boston LLC	$90,000,000	$120,600,000	$64,200,000
Lehman Brothers Inc.	90,000,000	120,600,000	64,200,000
Barclays Capital plc	90,000,000	120,600,000	64,200,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	90,000,000	120,600,000	64,200,000
Morgan Stanley & Co. Incorporated	90,000,000	120,600,000	64,200,000

Total	$450,000,000	$603,000,000	$321,000,000

	Class A-4	Class A-5	Class B
Underwriter	Notes	Notes	Notes

Credit Suisse First Boston LLC	$77,600,000	$40,423,000	$12,149,000
Lehman Brothers Inc.	77,600,000	40,422,000	12,150,000
Barclays Capital plc	77,600,000	40,422,000	12,149,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	77,600,000	40,422,000	12,149,000
Morgan Stanley & Co. Incorporated	77,600,000	40,422,000	12,149,000

Total	$388,000,000	$202,111,000	$60,746,000

       The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the notes listed above if any of the notes are purchased. The underwriters have advised the depositor that they propose initially to offer the notes to the public at the prices listed below, and to certain dealers at these prices less concessions not in excess of the concessions listed below. The underwriters may allow and such dealers may reallow concessions to other dealers not in excess of the reallowances listed below. After the initial public offering, these prices and concessions may be changed.

	Initial Public	Underwriting	Proceeds to
	Offering Price	Discount	The Depositor	Concession	Reallowance

Per Class A-1 Note	100.0%	0.125%	99.875%	0.075%	0.0375%
Per Class A-2 Note	100.0	0.175	99.825	0.105	0.0525
Per Class A-3 Note	100.0	0.195	99.805	0.117	0.0585
Per Class A-4 Note	100.0	0.205	99.795	0.123	0.0615
Per Class A-5 Note	100.0	0.215	99.785	0.129	0.0645
Per Class B Note	100.0	0.285	99.715	0.171	0.0855
Total	$2,024,857,000	$3,646,765	$2,021,210,235

       The prices and proceeds shown in the table do not include any accrued interest. The actual prices and proceeds will include interest, if any, from the closing date. The proceeds shown are before deducting estimated expenses of $858,822 payable by the depositor.

       The depositor and SLM ECFC have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

       The notes are new issues of securities with no established trading market. The seller has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

       In the ordinary course of their business, the underwriters and certain of their affiliates have in the past, and may in the future, engage in commercial and investment banking activities with VG Funding, SLM ECFC, the depositor and their respective affiliates.

       The trust may, from time to time, invest the funds in the trust accounts in eligible investments acquired from the underwriters.

       During and after the offering, the underwriters may engage in transactions, including open market purchases and sales, to stabilize the prices of the notes.

       The underwriters, for example, may over-allot the notes for the account of the underwriting syndicate to create a syndicate short position by accepting orders for more notes than are to be sold.

       In addition, the underwriters may impose a penalty bid on the broker-dealers who sell the notes. This means that if an underwriter purchases notes in the open market to reduce a broker-dealer’s short position or to stabilize the prices of the notes, it may reclaim the selling concession from the broker-dealers who sold those notes as part of the offering.

       In general, over-allotment transactions and open market purchases of the notes for the purpose of stabilization or to reduce a short position could cause the price of a note to be higher than it might be in the absence of such transactions.

       Each underwriter has represented and agreed that:

•	it has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the expiration of the period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended (the “POS Regs”);

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity, within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”), received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

       No action has been or will be taken by the depositor or the underwriters that would permit a public offering of the notes in any country or jurisdiction other than in the United States, where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and neither the prospectus, this prospectus supplement nor any circular, prospectus, form of application, advertisement or other material may be distributed in or from or published in any country or jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose hands this prospectus supplement comes are required by the depositor and the underwriters to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, sell or deliver the notes or have in their possession or distribute such prospectus supplement, in all cases at their own expense.

       The depositor has not authorized any offer of the notes to the public in the United Kingdom within the meaning of the POS Regs and the FSMA. The notes may not lawfully be offered or sold to persons in the United Kingdom except in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of these regulations or otherwise in compliance with all applicable provisions of these regulations and the FSMA.

LISTING INFORMATION

        We have applied for a listing of the notes on the Luxembourg Stock Exchange. We cannot assure you that this application will be granted. You should consult with Deutsche Bank Luxembourg SA, the Luxembourg listing agent for the notes, at 2 Boulevard Konrad Adenauer, L-1115 Luxembourg, phone number (352) 421.22.639, to determine whether the notes are listed on the Luxembourg Stock Exchange. In connection with the listing application, the certificate of formation and limited liability company operating agreement of the depositor, as well as legal notice relating to the issuance of the notes together with copies of the indenture, the trust agreement, the form of the notes, the administration agreement, the servicing agreement and the other basic documents will be deposited with the Trade and Companies Register (Registre de Commerce et des Sociétés) in Luxembourg, where copies of those documents may be obtained upon request. Copies of the indenture, the trust agreement, the forms of the notes, the administration agreement, the servicing agreement and the other basic documents will be available at the offices of the Luxembourg paying agent or the Luxembourg listing agent. Once the notes have been listed, trading may be effected on the Luxembourg Stock Exchange. So long as any class of the notes is listed on the Luxembourg Stock Exchange, and its rules so require, notices will also be published in a leading newspaper having general circulation in Luxembourg (which is expected to be The Luxemburger Wort). The Luxembourg Stock Exchange will also be advised if any class of notes is delisted.

       The notes, the indenture and the administration agreement are governed by the laws of the State of New York. The trust agreement is governed by the laws of the State of Delaware.

       If the notes are listed on the Luxembourg Stock Exchange and definitive notes are issued and the rules of the Luxembourg Stock Exchange require a Luxembourg paying and transfer agent, a Luxembourg paying and transfer agent will be appointed and notices will also published in a leading newspaper having general circulation in Luxembourg (which is expected to be The Luxemburger Wort). We will maintain such a Luxembourg paying and transfer agent as long as required by the Luxembourg Stock Exchange.

       The notes have been accepted for clearance and settlement through Clearstream, Luxembourg and Euroclear.

       As long as the notes are listed on the Luxembourg Stock Exchange, quarterly distribution reports and annual servicing and administration reports concerning the trust and its activities will be available at the office of the Luxembourg paying agent or the Luxembourg listing agent. The first such quarterly distribution report is expected to be available not later than May 5, 2005.

       The European Union Transparency Obligations Directive is currently being finalized and may be implemented in a manner that is unduly burdensome for the trust. In particular, the trust may be required to publish financial statements in the European Union prepared in accordance with, or reconciled to, international financial reporting standards. In such circumstances the administrator may decide to seek an alternative listing for the notes on a stock exchange of international standing outside the European Union as the administrator may select after consultation with the underwriters.

       As of the date of this prospectus supplement, none of the trust, the eligible lender trustee nor the indenture trustee is involved in any litigation or arbitration proceeding relating to the issuance of the notes. The depositor is not aware of any proceedings relating to the issuance of the notes, whether pending or threatened.

       The depositor has taken all reasonable care to confirm that the information contained in this prospectus supplement and the attached prospectus is true and accurate in all material respects. In relation to the depositor, the trust, VG Funding, SLM ECFC or the notes, the depositor accepts full responsibility for the accuracy of the information contained in this prospectus supplement and the attached prospectus. Having made all reasonable inquiries, the depositor confirms that, to the best of its knowledge, there have not been omitted material facts the omission of which would make misleading any statements of fact or opinion contained in this prospectus supplement or the attached prospectus, when taken as a whole.

       The depositor confirms that there has been no material adverse change in the assets of the trust since January 26, 2005, which is the statistical cutoff date, and the date of the information with respect to the assets of the trust set forth in this prospectus supplement.

RATINGS OF THE NOTES

        It is a condition to the issuance and sale of the class A notes that they be rated in the highest investment rating category by at least two of Fitch, Moody’s and S&P. It is a condition to the issuance and sale of the class B notes that they be rated in one of the two highest investment rating categories by at least two of those rating agencies. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

LEGAL MATTERS

        Robert Lavet, Esq., Senior Vice President and General Counsel of SLM Corporation, or any Deputy General Counsel or Associate General Counsel of Sallie Mae, Inc., as counsel to SLM Corporation, VG Funding, SLM ECFC, the servicer, the administrator and the depositor, and McKee Nelson LLP, as special counsel to the trust, SLM Corporation, VG Funding, SLM ECFC, the servicer, the administrator and the depositor, will give opinions on specified legal matters for these entities. Shearman & Sterling LLP, Washington, D.C. will give opinions on specified federal income tax matters for the trust. Richards, Layton & Finger, P.A., as Delaware counsel for the trust, will give opinions on specified legal matters for the trust, including specified Delaware state income tax matters. Cadwalader, Wickersham & Taft LLP and Shearman & Sterling LLP also will give opinions on specified legal matters for the underwriters.

GLOSSARY FOR PROSPECTUS SUPPLEMENT

“Adjusted Pool Balance” means, for any distribution date,

•	if the Pool Balance as of the last day of the related collection period is greater than 40% of the Initial Pool Balance, the sum of that Pool Balance and the Specified Reserve Account Balance for that distribution date, or

•	if the Pool Balance as of the last day of the related collection period is less than or equal to 40% of the Initial Pool Balance, that Pool Balance.

“Available Funds” means, as to a distribution date or any related monthly servicing payment date, the sum of the following amounts received with respect to the related collection period or, in the case of a monthly servicing payment date, the applicable portion of these amounts:

•	all collections on the trust student loans, including any guarantee payments received on the trust student loans, but net of:

(1)	any collections in respect of principal on the trust student loans applied by the trust to repurchase guaranteed loans from the guarantors under the guarantee agreements, and

(2)	amounts required by the Higher Education Act to be paid to the Department of Education or to be repaid to borrowers, whether or not in the form of a principal reduction of the applicable trust student loan, on the trust student loans for that collection period, if any;

•	any interest subsidy payments and special allowance payments with respect to the trust student loans during that collection period;

•	all proceeds of the liquidation of defaulted trust student loans which were liquidated during that collection period in accordance with the servicer’s customary servicing procedures, net of expenses incurred by the servicer related to their liquidation and any amounts required by law to be remitted to the borrower on the liquidated student loans, and all recoveries on liquidated student loans which were written off in prior collection periods or during that collection period;

•	the aggregate purchase amounts received during that collection period for those trust student loans repurchased by the depositor or purchased by the servicer or for trust student loans sold to another eligible lender pursuant to the servicing agreement;

•	the aggregate purchase amounts received during that collection period for those trust student loans repurchased by VG Funding or SLM ECFC;

•	the aggregate amounts, if any, received from any of VG Funding, SLM ECFC, the depositor or the servicer, as the case may be, as reimbursement of non-guaranteed interest amounts, or lost interest subsidy payments and special allowance payments, on the trust student loans pursuant to the sale agreement or the servicing agreement;

•	amounts received by the trust pursuant to the servicing agreement during that collection period as to yield or principal adjustments;

•	any interest remitted by the administrator to the collection account prior to such distribution date or monthly servicing date;

•	investment earnings for that distribution date earned on amounts on deposit in each trust account;

•	amounts transferred from the reserve account in excess of the Specified Reserve Account Balance as of that distribution date; and

•	on the initial distribution date, the collection account initial deposit and any amounts transferred into the collection account from the supplemental purchase account following the end of the supplemental purchase period;

provided that if on any distribution date there would not be sufficient funds, after application of Available Funds, as defined above, and application of amounts available from the reserve account, to pay any of the items specified in clauses (a) through (d) under “Description of the Notes— Distributions— Distributions from the Collection Account” (but excluding clause (d), and including clauses (e) through (i), in the event that a condition exists as described in either (1) or (2) under “Description of the Notes— The Notes— The Class B Notes— Subordination of the Class B Notes),” then Available Funds for that distribution date will include, in addition to the Available Funds as defined above, amounts on deposit in the collection account, or amounts held by the administrator, or which the administrator reasonably estimates to be held by the administrator, for deposit into the collection account which would have constituted Available Funds for the distribution date succeeding that distribution date, up to the amount necessary to pay such items, and the Available Funds for the succeeding distribution date will be adjusted accordingly.

“Class A Note Interest Shortfall” means, for any distribution date, the excess of:

•	the Class A Noteholders’ Interest Distribution Amount on the preceding distribution date, over

•	the amount of interest actually distributed to the class A noteholders on that preceding distribution date,

plus interest on the amount of that excess, to the extent permitted by law, at the interest rate applicable for each such class of notes from that preceding distribution date to the current distribution date.

“Class A Note Principal Shortfall” means, as of the close of any distribution date, the excess of:

•	the Class A Noteholders’ Principal Distribution Amount on that distribution date, over

•	the amount of principal actually distributed to the class A noteholders on that distribution date.

“Class A Noteholders’ Distribution Amount” means, for any distribution date, the sum of the Class A Noteholders’ Interest Distribution Amount and the Class A Noteholders’ Principal Distribution Amount for that distribution date.

“Class A Noteholders’ Interest Distribution Amount” means, for any distribution date, the sum of:

•	the amount of interest accrued at the class A note interest rates for the related accrual period on the aggregate outstanding principal balances of all classes of class A notes on the immediately preceding distribution date (or in the case of the first distribution date, the closing date) after giving effect to all principal distributions to class A noteholders on that preceding distribution date; and

•	the Class A Note Interest Shortfall for that distribution date.

“Class A Noteholders’ Principal Distribution Amount” means, for any distribution date, the Principal Distribution Amount for that distribution date, plus any Class A Note Principal Shortfall as of the close of business on the preceding distribution date; provided that the Class A Noteholders’ Principal Distribution Amount will not exceed the outstanding principal balance of the class A notes. In addition, on the maturity date for any class of class A notes, the principal required to be distributed to the related noteholders will include the amount required to reduce the outstanding balance of that class to zero.

“Class B Note Interest Shortfall” means, for any distribution date, the excess of:

•	the Class B Noteholders’ Interest Distribution Amount on the preceding distribution date, over

•	the amount of interest actually distributed to the class B noteholders on that preceding distribution date,

plus interest on the amount of that excess, to the extent permitted by law, at the class B note interest rate from that preceding distribution date to the current distribution date.

“Class B Note Principal Shortfall” means, as of the close of any distribution date, the excess of:

•	the Class B Noteholders’ Principal Distribution Amount on that distribution date, over

•	the amount of principal actually distributed to the class B noteholders on that distribution date.

“Class B Noteholders’ Distribution Amount” means, for any distribution date, the sum of the Class B Noteholders’ Interest Distribution Amount and the Class B Noteholders’ Principal Distribution Amount for that distribution date.

“Class B Noteholders’ Interest Distribution Amount” means, for any distribution date, the sum of:

•	the amount of interest accrued at the class B note rate for the related accrual period on the outstanding principal balance of the class B notes on the immediately preceding distribution date (or in the case of the first distribution date, the closing date), after giving effect to all principal distributions to class B noteholders on that preceding distribution date and

•	the Class B Note Interest Shortfall for that distribution date.

“Class B Noteholders’ Principal Distribution Amount” means, for any distribution date, the excess of:

(1) the sum of:

(a)	the Principal Distribution Amount for that distribution date,

(b)	the Class A Note Principal Shortfall as of the close of the preceding distribution date and

(c)	the Class B Note Principal Shortfall as of the close of the preceding distribution date, over

(2)	the Class A Noteholders’ Principal Distribution Amount for that distribution date;

provided that the Class B Noteholders’ Principal Distribution Amount will not exceed the principal balance of the class B notes.

       In addition, on the class B maturity date, the principal required to be distributed to the class B noteholders will include the amount required to reduce the outstanding principal balance of the class B notes to zero.

“DTC” means The Depository Trust Company, or any successor thereto.

“Fitch” means Fitch Inc., also known as Fitch Ratings, or any successor rating agency.

“Initial Pool Balance” means the sum of the Pool Balance of the initial trust student loans as of the closing date and all amounts deposited into the supplemental purchase account on the closing date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor rating agency.

“Pool Balance” means, for any date, the aggregate principal balance of the trust student loans on that date, including accrued interest that is expected to be capitalized, as reduced by:

•	all payments received by the trust through that date from borrowers, the guarantee agencies and the Department of Education;

•	all amounts received by the trust through that date from repurchases of the trust student loans by VG Funding, SLM ECFC, the depositor or the servicer;

•	all liquidation proceeds and Realized Losses on the trust student loans liquidated through that date;

•	the amount of any adjustments to balances of the trust student loans that the servicer makes under the servicing agreement through that date; and

•	the amount by which guarantor reimbursements of principal on defaulted trust student loans through that date are reduced from 100% to 98%, or other applicable percentage, as required by the risk sharing provisions of the Higher Education Act.

“Principal Distribution Amount” means:

•	as to the initial distribution date, the amount by which the aggregate outstanding principal balance of the notes exceeds the Adjusted Pool Balance for that distribution date, and

•	as to each subsequent distribution date, the amount by which the Adjusted Pool Balance for the preceding distribution date exceeds the Adjusted Pool Balance for that distribution date.

“Rating Agency Condition” means the written confirmation or reaffirmation, as the case may be, from each rating agency then rating the notes that any intended action will not result in the downgrading of its then-current rating of any class of notes.

“Realized Loss” means the excess of the principal balance, including any interest that had been or had been expected to be capitalized, of any liquidated student loan over liquidation proceeds for a student loan to the extent allocable to principal, including any interest that had been or had been expected to be capitalized.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor rating agency.

“Significant Guarantors” means the guarantee agencies that each guarantee trust student loans comprising at least 10% of the Pool Balance as of the statistical cutoff date.

“Specified Reserve Account Balance” means, for any distribution date, the greater of:

(a)	0.25% of the Pool Balance as of the close of business on the last day of the related collection period; and

(b) $2,004,809;

provided that in no event will that balance exceed the aggregate outstanding principal balance of the notes.

PRINCIPAL OFFICES

DEPOSITOR

SLM FUNDING LLC

12061 Bluemont Way
V3419
Reston, Virginia 20190

SERVICER AND ADMINISTRATOR

SALLIE MAE, INC.

12061 Bluemont Way
Reston, Virginia 20190

SLM STUDENT LOAN TRUST 2005-2

CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION as Eligible Lender Trustee Christiana Center/ OPS4 500 Stanton Christiana Road Newark, Delaware 19713	DEUTSCHE BANK TRUST COMPANY AMERICAS as Indenture Trustee 60 Wall Street, 26th Floor, Mailstop NYC60-2606 New York, New York 10005

PAYING AGENT

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Paying Agent
60 Wall Street, 26th Floor,
Mailstop NYC60-2606
New York, New York 10005

LUXEMBOURG PAYING AGENT AND LUXEMBOURG LISTING AGENT

DEUTSCHE BANK LUXEMBOURG SA

2 Boulevard Konrad Adenauer
L-1115 Luxembourg

LEGAL ADVISORS TO THE DEPOSITOR, THE TRUST, THE SERVICER AND THE ADMINISTRATOR

MCKEE NELSON LLP

5 Times Square
New York, New York 10036

RICHARDS, LAYTON & FINGER, P.A.

920 King Street
Wilmington, Delaware 19801

SHEARMAN & STERLING LLP

801 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2604

LEGAL ADVISORS TO THE UNDERWRITERS

CADWALADER, WICKERSHAM & TAFT LLP

1201 F Street, N.W.
Suite 1100
Washington, D.C. 20004

SHEARMAN & STERLING LLP

801 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2604

INDEPENDENT PUBLIC ACCOUNTANTS

PRICEWATERHOUSECOOPERS LLC

1751 Pinnacle Drive
McLean, Virginia 22102-3811

PROSPECTUS

The SLM Student Loan Trusts
Student Loan-Backed Notes
Student Loan-Backed Certificates

SLM Funding LLC

Depositor
Sallie Mae, Inc.
Servicer and Administrator

You should consider carefully the risk factors described in this prospectus beginning on page 17 and in the prospectus supplement that accompanies this prospectus.

Each issue of securities represents obligations of, or interests in, the applicable trust only. They do not represent interests in or obligations of SLM Corporation, any seller of the loans to the depositor, the depositor, the administrator, the servicer or any of their affiliates.

The securities are not guaranteed or insured by the United States of America or any governmental agency.

This prospectus may be used to offer and sell any series of securities only if accompanied by the prospectus supplement for that series.

The Depositor

SLM Funding LLC, a Delaware limited liability company, is the depositor. SLM Education Credit Finance Corporation is the sole member of SLM Funding LLC.

The Securities

The depositor intends to form trusts to issue student loan-backed securities. These securities may be in the form of notes or certificates. Each issue will have its own series designation. We will sell the securities from time to time in amounts, at prices and on terms determined at the time of offering and sale.

Each series may include:

•	one or more classes of certificates that represent ownership interests in the assets of the trust for that issue; and

•	one or more classes of notes secured by the assets of that trust.

A class of certificates or notes may:

•	be senior or subordinate to other classes; and

•	receive payments from one or more forms of credit or cash flow enhancements designed to reduce the risk to investors caused by shortfalls in payments on the related student loans.

Each class of certificates or notes has the right to receive payments of principal and interest at the rates, on the dates and in the manner described in the applicable supplement to this prospectus.

Trust Assets

The assets of each trust will include:

•	education loans to students or parents of students; and

•	other moneys, investments and property.

A supplement to this prospectus will describe the specific amounts, prices and terms of the notes and certificates of each series. The supplement will also give details of the specific student loans, credit enhancement, and other assets of the trust.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

January 28, 2005

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS

PROSPECTUS AND THE RELATED PROSPECTUS SUPPLEMENT

        We provide information to you about the securities in two separate documents that progressively provide more detail:

•	this prospectus, which provides general information, some of which may not apply to your series of securities; and

•	the related prospectus supplement that describes the specific terms of your series of securities, including:

•	the timing of interest and principal payments;

•	financial and other information about the student loans and the other assets owned by the trust;

•	information about credit enhancement;

•	the ratings; and

•	the method of selling the securities.

       You should rely only on the information contained or incorporated in this prospectus and the prospectus supplement. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or other jurisdiction where the offer is prohibited.

       We have made cross-references to captions in this prospectus and the accompanying prospectus supplement under which you can find further related discussions. The following table of contents and the table of contents in the related prospectus supplement indicate where these captions are located.

		Page

Prospectus Summary		6
•	Principal Parties	6
•	The Notes	7
•	The Certificates	8
•	Assets of the Trust	9
•	Collection Account	10
•	Pre-Funding Account	10
•	Reserve Account	11
•	Credit and Cash Flow or other Enhancement or Derivative Arrangements	11
•	Purchase Agreements	12
•	Sale Agreements	12
•	Servicing Agreements	12
•	Servicing Fee	12
•	Administration Agreement	12
•	Administration Fee	13
•	Representations and Warranties of the Depositor	13
•	Representations and Warranties of the Sellers Under the Purchase Agreements	14
•	Covenants of the Servicer	14
•	Optional Purchase	15
•	Auction of Trust Assets	15
•	Tax Considerations	16
•	ERISA Considerations	16
•	Ratings	16
Risk Factors		17
•	Because The Securities May Not Provide Regular or Predictable Payments, You May Not Receive The Return on Investment That You Expected	17
•	If a Secondary Market For Your Securities Does Not Develop, The Value of Your Securities May Diminish	17
•	The Trust Will Have Limited Assets From Which To Make Payments On The Securities, Which May Result In Losses	17
•	You May Incur Losses Or Delays In Payments On Your Securities If Borrowers Default On The Student Loans	17
•	If A Guarantor Of The Student Loans Experiences Financial Deterioration Or Failure, You May Suffer Delays In Payment Or Losses On Your Securities	18
•	The Department Of Education’s Failure To Make Reinsurance Payments May Negatively Affect The Timely Payment Of Principal and Interest on Your Securities	18
•	You Will Bear Prepayment And Extension Risk Due To Actions Taken By Individual Borrowers And Other Variables Beyond Our Control	19
•	You May Be Unable To Reinvest Principal Payments At The Yield You Earn On The Securities	19
•	A Failure To Comply With Student Loan Origination And Servicing Procedures Could Jeopardize Guarantor, Interest Subsidy And Special Allowance Payments On The Student Loans, Which May Result In Delays In Payment Or Losses On Your Securities	20
•	The Inability Of The Depositor Or The Servicer To Meet Its Repurchase Obligation May Result In Losses On Your Securities	20
•	The Noteholders’ Right To Waive Defaults May Adversely Affect Certificateholders	20
•	Subordination Of The Certificates Or Some Classes Of Notes Results In A Greater Risk Of Losses Or Delays In Payment On Those Securities	20

		Page

•	The Securities May Be Repaid Early Due To An Auction Sale Or The Exercise Of The Purchase Option. If This Happens, Your Yield May Be Affected And You Will Bear Reinvestment Risk	21
•	The Principal Of The Student Loans May Amortize Faster Because Of Incentive Programs	21
•	Payment Offsets By Guarantors Or The Department Of Education Could Prevent The Trust From Paying You The Full Amount Of The Principal And Interest Due On Your Securities	21
•	A Servicer Default May Result In Additional Costs, Increased Servicing Fees By A Substitute Servicer Or A Diminution In Servicing Performance, Any Of Which May Have An Adverse Effect On Your Securities	22
•	The Bankruptcy Of The Depositor Or Any Seller Could Delay or Reduce Payments On Your Securities	22
•	The Indenture Trustee May Have Difficulty Liquidating Student Loans After An Event Of Default	23
•	The Federal Direct Student Loan Program Could Result In Reduced Revenues For The Servicer And The Guarantors	23
•	Changes In Law May Adversely Affect Student Loans, The Guarantors, The Depositor Or The Sellers And, Accordingly, Adversely Affect Your Securities	24
•	The Use Of Master Promissory Notes May Compromise The Indenture Trustee’s Security Interest In The Student Loans	24
•	Withdrawal Or Downgrade Of Initial Ratings May Decrease The Prices Of Your Securities	25
Formation of the Trusts		26
•	The Trusts	26
•	Eligible Lender Trustee	26
Use of Proceeds		27
The Depositor, the Servicer and Administrator and the Sellers		27
•	The Depositor	27
•	The Servicer and Administrator	28
•	The Sellers	29
	SLM Education Credit Finance Corporation	29
	SLM Education Loan Corp.	29
	VG Funding, LLC	29
	The Other Sellers	30
The Student Loan Pools		30
•	SLM Corporation’s Student Loan Financing Business	30
	Servicing	31
	Consolidation/Repayment Programs	32
	Incentive Programs	33
•	Delinquencies, Defaults, Claims and Net Losses	33
•	Payment of Notes	34
•	Termination	34
Transfer and Servicing Agreements		35
•	General	35
•	Purchase of Student Loans by the Depositor; Representations and Warranties of the Sellers	35
•	Sale of Student Loans to the Trust; Representations and Warranties of the Depositor	36
•	Custodian of Promissory Notes	37
•	Additional Fundings	37
•	Amendments to Transfer and Servicing Agreements	37
Servicing and Administration		38
•	General	38
•	Accounts	38
•	Servicing Procedures	38
•	Payments on Student Loans	39
•	Servicer Covenants	39
•	Servicing Compensation	41
•	Net Deposits	41
•	Evidence as to Compliance	42
•	Certain Matters Regarding the Servicer	42
•	Servicer Default	43

PROSPECTUS SUMMARY

       This summary highlights selected information concerning the securities. It does not contain all of the information that you might find important in making your investment decision. You should read the full description of this information appearing elsewhere in this document and in the prospectus supplement for your particular securities.

Principal Parties

Issuer	A Delaware statutory trust to be formed for each series of securities under a trust agreement between the depositor and an eligible lender trustee.

Depositor	The depositor is SLM Funding LLC. SLM Education Credit Finance Corporation is the sole member of the depositor. An interim eligible lender trustee specified in the prospectus supplement for your securities will hold legal title to the student loans on our behalf. References to the “depositor” also include the interim eligible lender trustee where the context involves the holding or transferring of legal title to the student loans.

Eligible Lender Trustee	For each series of securities, the related prospectus supplement will specify the eligible lender trustee for the related trust. See “Formation of the Trusts— Eligible Lender Trustee.”

Servicer	The servicer is Sallie Mae, Inc. or another servicer specified in the prospectus supplement for your securities. Sallie Mae, Inc. is a wholly owned subsidiary of SLM Corporation. Sallie Mae, Inc. manages and operates the loan servicing functions for SLM Corporation, its affiliates and various unrelated parties.

Prior to December 31, 2003, the servicer was Sallie Mae Servicing L.P. Effective as of December 31, 2003, Sallie Mae Servicing L.P. merged with and into Sallie Mae, Inc. Under the circumstances described in this prospectus, the servicer may transfer its obligations to other entities. It may also contract with various other servicers or sub-servicers. The related prospectus supplement will describe any sub-servicers. See “Servicing and Administration— Certain Matters Regarding the Servicer.”

Indenture Trustee	For each series of securities, the related prospectus supplement will specify the indenture trustee for the notes. See

“Description of the Notes— The Indenture— The Indenture Trustee.”

Administrator	Sallie Mae, Inc. will act as administrator of each trust. Under the circumstances described in this prospectus, it may transfer its obligations as administrator. See “Servicing and Administration— Administration Agreement.”

The Notes	Each series of securities will include one or more classes of student loan-backed notes. The notes will be issued under an indenture between the trust and the related indenture trustee. We may offer each class of notes publicly or privately, as specified in the related prospectus supplement. The notes will be available for purchase in the denominations provided in the related prospectus supplement. They will be available initially in book-entry form only. Investors who hold the notes in book-entry form will be able to receive definitive notes only in the limited circumstances described in this prospectus or in the related prospectus supplement. See “Certain Information Regarding the Securities— Book-Entry Registration” and “—Definitive Securities.”

Each class of notes will have a stated principal amount and will bear interest at a specified rate. Classes of notes may also have different interest rates. The interest rate may be:

• fixed,

• variable,

• adjustable,

• auction-determined, or

• any combination of these rates.

The related prospectus supplement will specify:

• the principal amount of each class of notes; and

• the interest rate for each class of notes or the method for determining the interest rate.

See “Description of the Notes— Principal and Interest on the Notes.”

If a series includes two or more classes of notes:

• timing and priority of payments, seniority, interest rates or amount of payments of principal or interest may differ for each class; or

• payments of principal or interest on a class may or may not be made, depending on whether specified events occur.

The related prospectus supplement will provide this information.

The Certificates	Each series of securities may also include one or more classes of certificates. The certificates will be issued under the trust agreement for that series. We may offer each class of certificates publicly or privately, as specified in the related prospectus supplement.

If issued, certificates will be available for purchase in a minimum denomination of $100,000 and additional increments of $1,000. They will be available initially in book- entry form only. Investors who hold the certificates in book-entry form will be able to receive definitive certificates only in the limited circumstances described in this prospectus or in the related prospectus supplement. See “Certain Information Regarding the Securities— Book-Entry Registration” and “—Definitive Securities.”

Each class of certificates will have a stated certificate balance. The certificates will yield a return on that balance at a specified certificate rate. The rate of return may be:

• fixed,

• variable,

• adjustable,

• auction-determined, or

• any combination of these rates.

The related prospectus supplement will specify:

• the certificate balance for each class of certificates; and

• the rate of return for each class of certificates or the method for determining the rate of return.

If a series includes two or more classes of certificates:

• timing and priority of distributions, seniority, allocations of losses, certificate rates or distributions on the certificate balance may differ for each class; and

• distributions on a class may or may not be made, depending on whether specified events occur.

The related prospectus supplement will provide this information. See “Description of the Certificates— Distributions on the Certificate Balance.”

Distributions on the certificates may be subordinated in priority of payment to payments of principal and interest on the notes. If this is the case, the related prospectus supplement will provide this information.

Assets of the Trust	The assets of each trust will include a pool of student loans. They may be:

• education loans to students or parents of students made under the Federal Family Education Loan Program, known as FFELP; or

• if so specified in the prospectus supplement, other education loans not made under FFELP.

Unless we say otherwise in this prospectus or in a prospectus supplement, “student loans” refer to loans made under FFELP. Student loans owned by a specific trust are called “trust student loans”.

The assets of the trust will include rights to receive payments made on these student loans and any proceeds related to them.

We will purchase the student loans from SLM Education Credit Finance Corporation or another affiliate of SLM Corporation under a purchase agreement. If a seller of the student loans is not described in this prospectus, the prospectus supplement for your securities will describe that seller. The student loans will be selected based on criteria listed in that purchase agreement. We will sell the student loans to the trust under a sale agreement. The related prospectus supplement will specify the aggregate principal balance of the loans sold as of a cutoff date. It will specify that cutoff date. The property of each trust also will include amounts on deposit in specific trust accounts, including a collection account, any reserve account, any pre-funding account and any other account identified in the applicable prospectus supplement and the right to receive payments under any swap agreements entered into by the trust. See “Formation of the Trusts— The Trusts.”

Each student loan sold to a trust will be at least 98% guaranteed— or 100% for student loans disbursed before October 1, 1993— as to the payment of principal and interest by a state guaranty agency or a private non-profit guarantor. These guarantees are contingent upon compliance with specific origination and servicing procedures as prescribed by various federal and guarantor regulations. Each guarantor is reinsured by the Department of Education for between 75% and 100% of claims paid by that guarantor for a given federal fiscal year. The reinsured amount depends on a guarantor’s claims experience and the year in which the loans subject to the claims were disbursed. The percentage of the claims paid by a guarantor that are reinsured could change in the future by legislation. See “Appendix A—Federal Family Education Loan Program— Guarantee Agencies under FFELP.”

A trust may also have among its assets various agreements with counterparties providing for swaps, caps and similar financial contracts. These agreements will be described in the related prospectus supplement.

Collection Account	For each trust, the administrator will establish and maintain one or more accounts to hold all payments made on the trust student loans. We refer to these accounts collectively as the collection account. The collection account will be in the name of the indenture trustee on behalf of the holders of the notes and the certificates. The prospectus supplement will describe the permitted uses of funds in the collection account and the conditions for their application.

Pre-Funding Account	A prospectus supplement may indicate that a portion of the net proceeds of the sale of the securities may be kept in a pre-funding account for a period of time and used to purchase additional student loans. If a pre-funding account is established, it will be in the name of the indenture trustee and will be an asset of the trust. The prospectus supplement will describe the permitted uses of any funds in the pre- funding account and the conditions to their application.

Reserve Account	The administrator will establish an account for each series called the reserve account. This account will be in the name of the indenture trustee and will be an asset of the trust. On the closing date, we will make a deposit into the reserve account, as specified in the prospectus supplement. The initial deposit into the reserve account may also be supplemented from time to time by additional deposits. The prospectus supplement will describe the amount of these additional deposits.

The prospectus supplement for each trust will describe how amounts in the reserve account will be available to cover shortfalls in payments due on the securities. It will also describe how amounts on deposit in the reserve account in excess of the required reserve account balance will be distributed.

Credit and Cash Flow or other Enhancement or Derivative Arrangements	Credit or cash flow enhancement for any series of securities may include one or more of the following:

• subordination of one or more classes of securities;

• a reserve account or a cash collateral account;

• overcollateralization;

• letters of credit, credit or liquidity facilities;

• surety bonds;

• guaranteed investment contracts;

• interest rate, currency or other swaps, exchange agreements, interest rate protection agreements, re-purchase obligations, put or call options and other yield protection agreements;

• agreements providing for third party payments; or

• other support, deposit or derivative arrangements.

If any credit or cash flow enhancement applies to a trust or any of the securities issued by that trust, the related prospectus supplement will describe the specific enhancement as well as the conditions for their application. A credit or cash flow enhancement may have limitations and exclusions from coverage. If applicable, the related prospectus supplement will describe these limitations or exclusions.

See “Certain Information Regarding the Securities— Credit and Cash Flow or other Enhancement or Derivative Arrangements.”

Purchase Agreements	For each trust, the depositor will acquire the related student loans under a purchase agreement. The depositor will assign its rights under the purchase agreement to the eligible lender trustee on behalf of the trust. The trust will further assign these rights to the indenture trustee as collateral for the notes. See “Transfer and Servicing Agreements.”

Sale Agreements	The depositor will sell the trust student loans to the trust under a sale agreement. The eligible lender trustee will hold legal title to the trust student loans. The trust will assign its rights under the sale agreement to the indenture trustee as collateral for the notes. See “Transfer and Servicing Agreements.”

Servicing Agreements	The servicer will enter into one or more servicing agreements covering the student loans held by each trust. Under the servicing agreements, the servicer will be responsible for servicing, managing, maintaining custody of, and making collections on the trust student loans. In addition, it will file with the Department of Education and the guarantors all appropriate claims to collect interest subsidy payments, special allowance payments and guarantee payments owed on the trust student loans. See “Servicing and Administration.”

Servicing Fee	The servicer will receive a servicing fee specified in the related prospectus supplement. It will also receive reimbursement for expenses and charges, as specified in that prospectus supplement. These amounts will be payable monthly. The servicing fee and any portion of the servicing fee that remains unpaid from prior dates will be payable before any payments are made on the related securities unless any portion of the servicing fee is expressly subordinated to payments on the securities, as specified in the related prospectus supplement. See “Servicing and Administration— Servicing Compensation.”

Administration Agreement	Sallie Mae, Inc., in its capacity as administrator, will enter into an administration agreement with each trust, the eligible lender trustee, the servicer and the indenture trustee. Under this agreement, Sallie Mae, Inc. will undertake specific administrative duties for each trust. See “Servicing and Administration— Administration Agreement.”

Administration Fee	The administrator will receive an administration fee specified in the related prospectus supplement. It may also receive reimbursement for expenses and charges, as specified in the related prospectus supplement. These amounts will be payable before any payments are made on the related securities, as specified in the related prospectus supplement. See “Servicing and Administration— Administration Agreement.”

Representations and Warranties of the Depositor	Under the sale agreement for each trust, the depositor, as the seller of the loans to the trust, will make specific representations and warranties to the trust concerning the student loans. The depositor will have an obligation to repurchase any trust student loan if the trust is materially and adversely affected by a breach of our representations or warranties, unless it can cure the breach within the period specified in the applicable prospectus supplement. Alternatively, it may substitute qualified substitute student loans rather than repurchasing the affected loans. Qualified substitute student loans are student loans that comply, on the date of substitution, with all of the representations and warranties made by the depositor in the sale agreement. Qualified substitute student loans must also be substantially similar on an aggregate basis to the loans they are being substituted for with regard to the following characteristics:

• principal balance;
• status—in-school, grace, deferment, forbearance or repayment;
• program type—Unsubsidized Stafford, Subsidized Stafford, PLUS, SLS, Consolidation or non-Federal Family Education Loan Program loans;

• school type;

• total return; and
• remaining term to maturity.

Any required repurchase or substitution will occur on the date the next collection period ends after the applicable cure period has expired.

In addition, the depositor will have an obligation to reimburse the trust for:

• any shortfall between the balance of the qualified substitute student loans and the balance of the loans being replaced, and

• any accrued interest not guaranteed by, or that is required to be refunded to, a guarantor and any program payments lost as a result of a breach of our representations and warranties.

See “Transfer and Servicing Agreements— Sale of Student Loans to the Trust; Representations and Warranties of the Depositor.”

Representations and Warranties of the Sellers under the Purchase Agreements	In each purchase agreement, the related seller of the student loans will make representations and warranties to the depositor concerning the student loans covered by that purchase agreement. These representations and warranties will be similar to the representations and warranties made by the depositor under the related sale agreement. The related seller will have repurchase, substitution and reimbursement obligations under each purchase agreement that match those of the depositor under the sale agreement. These obligations may be transferred if certain conditions are satisfied. See “Transfer and Servicing Agreements— Purchase of Student Loans by the Depositor; Representations and Warranties of the Sellers.”

Covenants of the Servicer	The servicer will agree to service the trust student loans in compliance with the servicing agreement and the Higher Education Act, if applicable. It will have an obligation to purchase from a trust, or substitute qualified substitute student loans for, any trust student loan if the trust is materially and adversely affected by a breach of any covenant of the servicer concerning that student loan. Any breach that relates to compliance with the Higher Education Act or the requirements of a guarantor, but that does not affect that guarantor’s obligation to guarantee payment of a trust student loan, will not be considered to have a material adverse effect.

If the servicer does not cure a breach within the period specified in the applicable prospectus supplement, the purchase or substitution will be made on the next collection period end date after the applicable cure period has expired, or as described in the related prospectus supplement.

In addition, the servicer has an obligation to reimburse the trust for:

• any shortfall between the balance of the qualified substitute student loans and the balance of the loans being replaced, and

• any accrued interest not guaranteed by, or that is required to be refunded to, a guarantor and any program payments lost as a result of a breach of the servicer’s covenants.

See “Servicing and Administration— Servicer Covenants.”

Optional Purchase	Subject to any limitations described in the applicable prospectus supplement, the servicer or another entity specified in the prospectus supplement may, at its option, purchase, or arrange for the purchase of, all remaining student loans owned by a trust on any distribution date when their pool balance is 10% (or such lesser percentage specified in the prospectus supplement) or less of the initial pool balance, together with the aggregate initial principal balances of all trust student loans acquired during any applicable pre-funding period, plus accrued interest to be capitalized as of the applicable cutoff dates. The exercise of this purchase option will result in the early retirement of the securities issued by that trust. See “The Student Loan Pools— Termination.”

Auction of Trust Assets	Subject to any limitations described in the applicable prospectus supplement, the indenture trustee will offer for sale all remaining trust student loans at the end of the collection period when their pool balance reduces to 10% (or such lesser percentage specified in the prospectus supplement) or less of the initial pool balance, together with the aggregate initial principal balances of all trust student loans acquired during any applicable pre-funding period, plus accrued interest to be capitalized as of the applicable cutoff dates. An auction will occur only if the entity with the optional purchase right has first waived its optional purchase right. The auction of the remaining trust student loans will result in the early retirement of the securities issued by that trust. See “The Student Loan Pools— Termination” in this prospectus and “Summary of Terms— Auction of Trust Assets” in the related prospectus supplement.

Tax Considerations	On the closing date for a series, Shearman & Sterling LLP or a law firm identified in the applicable prospectus supplement, as federal tax counsel to the applicable trust, will deliver an opinion that, for U.S. federal income tax purposes:

• the notes of that series will be characterized as debt; and

• the trust will not be characterized as an association or a publicly traded partnership taxable as a corporation.

In addition, Richards, Layton & Finger LLP or a law firm identified in the applicable prospectus supplement, as Delaware tax counsel to the applicable trust, will deliver an opinion that:

• the same characterizations would apply for Delaware state income tax purposes as for U.S. federal income tax purposes; and

• holders of the securities that are not otherwise subject to Delaware taxation on income will not become subject to Delaware state tax as a result of their ownership of the securities.

By acquiring a note, you will agree to treat that note as indebtedness. By acquiring a certificate, you will agree to treat the related trust either as a partnership in which you are a partner for federal income tax purposes or as otherwise described in the related prospectus supplement.

See “U.S. Federal Income Tax Consequences” and “State Tax Consequences.”

ERISA Considerations	A fiduciary of any employee benefit plan or other retirement arrangement subject to Title I of ERISA or Section 4975 of the Internal Revenue Code, should carefully review with its legal advisors whether the plan’s purchase or holding of any class of securities could give rise to a transaction prohibited or otherwise impermissible under ERISA or the Internal Revenue Code. See “ERISA Considerations” in this prospectus and in the related prospectus supplement.

Ratings	All of the securities will be rated in one of the four highest rating categories. The prospectus supplement for each trust will specify the ratings for the securities being issued.

RISK FACTORS

        You should carefully consider the following risk factors in deciding whether to purchase any securities. You should also consider the additional risk factors described in each prospectus supplement. All of these risk factors could affect your investment in or return on the securities.

Because The Securities May Not Provide Regular or Predictable Payments, You May Not Receive The Return on Investment That You Expected	The securities may not provide a regular or predictable schedule of payments or payment on any specific date. Accordingly, you may not receive the return on investment that you expected.

If a Secondary Market For Your Securities Does Not Develop, The Value of Your Securities May Diminish	The securities will be a new issue without an established trading market. While we intend to list the securities on a European exchange if specified in the related prospectus supplement, we do not intend to list the securities on any exchange in the United States. We cannot assure you that listing on a European exchange will be accepted nor, in any event, that a secondary market for the securities will develop. If a secondary market does not develop, the spread between the bid price and the asked price for your securities may widen, thereby reducing the net proceeds to you from the sale of your securities.

The Trust Will Have Limited Assets From Which To Make Payments On The Securities, Which May Result In Losses	The trust will not have, nor will it be permitted to have, significant assets or sources of funds other than the trust student loans, the guarantee agreements, and, if so provided in the related prospectus supplement, a reserve account, any other accounts established in the trust’s name, any derivative contracts and other credit or cash flow enhancements.

Consequently, you must rely upon payments on the trust student loans from the borrowers and guarantors, and, if available, amounts on deposit in the trust accounts, amounts received from derivative counterparties and any other credit or cash flow enhancements to repay your securities. If these sources of funds are insufficient to repay your securities, you may experience a loss on your investment.

You May Incur Losses Or Delays In Payments On Your Securities If Borrowers Default On The Student Loans	The majority of the student loans owned by the trust will be only 98% guaranteed. If a borrower defaults on a student loan that is only 98% guaranteed, the related trust will experience a loss of approximately 2% of the outstanding principal and accrued interest on that student loan. If defaults occur on the trust student loans and the credit enhancement described in the related prospectus supplement is insufficient, you may suffer a delay in payment or losses on your securities.

If A Guarantor Of The Student Loans Experiences Financial Deterioration Or Failure, You May Suffer Delays In Payment Or Losses On Your Securities	All of the student loans will be unsecured. As a result, the only security for payment of a student loan is the guarantee provided by the applicable guarantor. Student loans acquired by each trust will be subject to guarantee agreements with a number of individual guarantors. A deterioration in the financial status of a guarantor and its ability to honor guarantee claims could result in a failure of that guarantor to make its guarantee payments to the eligible lender trustee in a timely manner. A guarantor’s financial condition could be adversely affected by a number of factors, including:

•	the continued voluntary waiver by the guarantor of the guarantee fee payable by a borrower upon disbursement of a student loan;

•	the amount of claims made against that guarantor as a result of borrower defaults;

•	the amount of claims reimbursed to that guarantor from the Department of Education, which range from 75% to 100% of the 98% guaranteed portion of the loan depending on the date the loan was made and the performance of the guarantor; and

•	changes in legislation that may reduce expenditures from the Department of Education that support federal guarantors or that may require guarantors to pay more of their reserves to the Department of Education.

If the financial condition of a guarantor deteriorates, it may fail to make guarantee payments in a timely manner. In that event, you may suffer delays in payment or losses on your securities.

The Department Of Education’s Failure To Make Reinsurance Payments May Negatively Affect The Timely Payment Of Principal And Interest On Your Securities	If a guarantor is unable to meet its guarantee obligations, the trust may submit claims directly to the Department of Education for payment. The Department of Education’s obligation to pay guarantee claims directly is dependent upon it determining that the guarantor is unable to meet its obligations. If the Department of Education delays in making this determination, you may suffer a delay in the payment of principal and interest on your securities. In addition, if the Department of Education determines that the guarantor is able to meet its obligations, the Department of Education will not make guarantee payments to the trust. The Department of Education may or may not make the necessary determination or, if it does, it may or may not make this determination or the ultimate payment of the guarantee claims in a timely manner. This could result in delays or losses on your investment.

You Will Bear Prepayment And Extension Risk Due To Actions Taken By Individual Borrowers And Other Variables Beyond Our Control	A borrower may prepay a student loan in whole or in part at any time. The rate of prepayments on the student loans may be influenced by a variety of economic, social, competitive and other factors, including changes in interest rates, the availability of alternative financings and the general economy. The likelihood of prepayments is higher as a result of various loan consolidation programs. In addition, a trust may receive unscheduled payments due to defaults and to purchases by the servicer or the depositor. Because a pool will include thousands of student loans, it is impossible to predict the amount and timing of payments that will be received and paid to securityholders in any period. Consequently, the length of time that your securities are outstanding and accruing interest may be shorter than you expect.

On the other hand, the trust student loans may be extended as a result of grace periods, deferment periods and, under some circumstances, forbearance periods. This may lengthen the remaining term of the student loans and delay principal payments to you. In addition, the amount available for distribution to you will be reduced if borrowers fail to pay timely the principal and interest due on the student loans. Consequently, the length of time that your securities are outstanding and accruing interest may be longer than you expect.

Any optional purchase right, any provision for the auction of the student loans, and, if applicable, the possibility that any pre-funded amount may not be fully used to purchase additional student loans create additional uncertainty regarding the timing of payments to securityholders.

The effect of these factors is impossible to predict. To the extent they create reinvestment risk, you will bear that risk.

You May Be Unable To Reinvest Principal Payments At The Yield You Earn On The Securities	Asset-backed securities usually produce increased principal payments to investors when market interest rates fall below the interest rates on the collateral— student loans in this case— and decreased principal payments when market interest rates rise above the interest rates on the collateral. As a result, you are likely to receive more money to reinvest at a time when other investments generally are producing lower yields than the yield on the securities. Similarly, you are likely to receive less money to reinvest when other investments generally are producing higher yields than the yield on the securities.

A Failure To Comply With Student Loan Origination And Servicing Procedures Could Jeopardize Guarantor, Interest Subsidy And Special Allowance Payments On The Student Loans, Which May Result In Delays In Payment Or Losses On Your Securities	The Higher Education Act requires lenders making and servicing student loans and the guarantors guaranteeing those loans to follow specified procedures, including due diligence procedures, to ensure that the student loans are properly made, disbursed and serviced. Failure to follow these procedures may result in:

•	the Department of Education’s refusal to make reinsurance payments to the applicable guarantor or to make interest subsidy payments and special allowance payments on the trust student loans; or

•	the guarantors’ inability or refusal to make guarantee payments on the trust student loans.

Loss of any program payments could adversely affect the amount of available funds and the trust’s ability to pay principal and interest on your securities.

The Inability Of The Depositor Or The Servicer To Meet Its Repurchase Obligation May Result In Losses On Your Securities	Under some circumstances, the trust has the right to require the depositor or the servicer to purchase or substitute for a trust student loan. This right arises generally if a breach of the representations, warranties or covenants of the depositor or the servicer, as applicable, has a material adverse effect on the trust, if the breach is not cured within the applicable cure period. We cannot guarantee you, however, that we or the servicer will have the financial resources to make a purchase or substitution. In this case, you will bear any resulting loss.

The Noteholders’ Right To Waive Defaults May Adversely Affect Certificateholders	The noteholders have the ability, with specified exceptions, to waive defaults by the servicer or the administrator, including defaults that could materially and adversely affect the certificateholders.

Subordination Of The Certificates Or Some Classes Of Notes Results In A Greater Risk Of Losses Or Delays In Payment On Those Securities	Payments on the certificates may be subordinated to payments due on the notes of that series. In addition, some classes of notes may be subordinate to other classes. Consequently, holders of the certificates and the holders of some classes of notes may bear a greater risk of losses or delays in payment. The prospectus supplement will describe the nature and the extent of any subordination.

The Securities May Be Repaid Early Due To An Auction Sale Or The Exercise Of The Purchase Option. If This Happens, Your Yield May Be Affected And You Will Bear Reinvestment Risk	The securities may be repaid before you expect them to be if:

•	the indenture trustee successfully conducts an auction sale or

•	the servicer or other applicable entity exercises its option to purchase all the trust student loans. Either event would result in the early retirement of the securities outstanding on that date. If this happens, your yield on the securities may be affected. You will bear the risk that you cannot reinvest the money you receive in comparable securities at as high a yield.

The Principal Of The Student Loans May Amortize Faster Because Of Incentive Programs	Various incentive programs may be made available to borrowers by the sellers of the student loans. The servicer may also make these incentive programs available to borrowers with trust student loans. Any incentive program that effectively reduces borrower payments or principal balances on trust student loans and is not required by the Higher Education Act will be applicable to the trust student loans only if the servicer receives payment in an amount sufficient to offset the effective yield reductions. If these benefits are made available to borrowers with trust student loans, the principal of the affected trust student loans may amortize faster than anticipated.

Payment Offsets By Guarantors Or The Department Of Education Could Prevent The Trust From Paying You The Full Amount Of The Principal And Interest Due On Your Securities	The eligible lender trustee will use the same Department of Education lender identification number for student loans in a trust as it uses for other student loans it holds on behalf of other trusts established by the depositor. If so, the billings submitted to the Department of Education and the claims submitted to the guarantors will be consolidated with the billings and claims for payments for trust student loans under other trusts using the same lender identification number. Payments on those billings by the Department of Education as well as claim payments by the applicable guarantors will be made to the eligible lender trustee, or to the servicer on behalf of the eligible lender trustee, in a lump sum. Those payments must be allocated by the administrator among the various trusts that reference the same lender identification number.

If the Department of Education or a guarantor determines that the eligible lender trustee owes it a liability on any trust student loan, including loans it holds on behalf of the trust for your securities or other trusts, the Department or the applicable guarantor may seek to collect that liability by offsetting it against payments due to the eligible lender trustee under the terms of the trust. Any offsetting or shortfall of payments due to the eligible lender trustee could adversely affect the amount of available funds for any collection period and thus the trust’s ability to pay you principal and interest on the securities.

The servicing agreement for your securities and other servicing agreements of the depositor will contain provisions for cross-indemnification concerning those payments and offsets. Even with cross-indemnification provisions, however, the amount of funds available to the trust from indemnification would not necessarily be adequate to compensate the trust and investors in the securities for any previous reduction in the available funds.

A Servicer Default May Result In Additional Costs, Increased Servicing Fees By A Substitute Servicer Or A Diminution In Servicing Performance, Any Of Which May Have An Adverse Effect On Your Securities	If a servicer default occurs, the indenture trustee or the noteholders in a given series of securities may remove the servicer without the consent of the eligible lender trustee or any of the certificateholders of that series. Only the indenture trustee or the noteholders, and not the eligible lender trustee or the certificateholders, have the ability to remove the servicer if a servicer default occurs. In the event of the removal of the servicer and the appointment of a successor servicer, we cannot predict:

•	the cost of the transfer of servicing to the successor,

•	ability of the successor to perform the obligations and duties of the servicer under the servicing agreement, or

•	the servicing fees charged by the successor.

In addition, the noteholders have the ability, with some exceptions, to waive defaults by the servicer, including defaults that could materially and adversely affect the certificateholders.

The Bankruptcy Of The Depositor Or Any Seller Could Delay Or Reduce Payments On Your Securities	We have taken steps to assure that the voluntary or involuntary application for relief by SLM Education Credit Finance Corporation, which is the sole member of the depositor, or any other applicable sellers under the United States Bankruptcy Code or other insolvency laws will not result in consolidation of the assets and liabilities of the depositor with those of SLM ECFC and the other sellers. However, we cannot guarantee that our activities will not result in a court concluding that our assets and liabilities should be consolidated with those of SLM ECFC or any other seller in a proceeding under any insolvency law. If a court were to reach this conclusion or a filing were made under any insolvency law by or against us, or if an attempt were made to litigate this issue, then delays in distributions on the securities or reductions in these amounts could result.

SLM ECFC, the other sellers and the depositor intend that each transfer of student loans to the depositor will constitute a true sale. If a transfer constitutes a true sale, the student loans and their proceeds would not be property of SLM ECFC or the other sellers should it become the subject of any insolvency law.

If SLM ECFC or any other seller were to become subject to an insolvency law, and a creditor, a trustee-in-bankruptcy or the seller itself were to take the position that the sale of student loans should instead be treated as a pledge of the student loans to secure a borrowing of that seller, delays in payments on the securities could occur. In addition, if the court ruled in favor of this position, reductions in the amounts of these payments could result.

If the transfer of student loans by SLM ECFC or any other seller to us is treated as a pledge instead of a sale, a tax or government lien on the property of SLM ECFC or the applicable seller arising before the transfer of those student loans to us may have priority over that trust’s interest in the student loans.

The Indenture Trustee May Have Difficulty Liquidating Student Loans After An Event Of Default	Generally if an event of default occurs under an indenture, the indenture trustee may sell the trust student loans, without the consent of the certificateholders. However, the indenture trustee may not be able to find a purchaser for the trust student loans in a timely manner or the market value of those loans may not be high enough to make securityholders whole, especially certificateholders.

The Federal Direct Student Loan Program Could Result In Reduced Revenues For The Servicer And The Guarantors	The federal direct student loan program, established under the Higher Education Act, may result in reductions in the volume of loans made under the Federal Family Education Loan Program. If so, the servicer may experience increased costs due to reduced economies of scale. These cost increases could reduce the ability of the servicer to satisfy its obligations to service the trust student loans. This increased competition from the federal direct student loan program could also reduce revenues of the guarantors that would otherwise be available to pay claims on defaulted student loans. The level of demand currently existing in the secon-

dary market for loans made under the Federal Family Education Loan Program could be reduced, resulting in fewer potential buyers of the student loans and lower prices available in the secondary market for those loans. The Department of Education also has implemented a direct consolidation loan program, which may reduce the volume of loans outstanding under the Federal Family Education Loan Program and result in prepayments of student loans held by the trust.

Changes In Law May Adversely Affect Student Loans, The Guarantors, The Depositor Or The Sellers And, Accordingly, Adversely Affect Your Securities	The Higher Education Act or other relevant federal or state laws, rules and regulations may be amended or modified in the future in a manner that could adversely affect the federal student loan programs as well as the student loans made under these programs and the financial condition of the guarantors. Among other things, the level of guarantee payments may be adjusted from time to time. Future changes could affect the ability of the sellers, the depositor or the servicer to satisfy their obligations to purchase or substitute student loans. Future changes could also have a material adverse effect on the revenues received by the guarantors that are available to pay claims on defaulted student loans in a timely manner. We cannot predict whether any changes will be adopted or, if adopted, what impact those changes would have on any trust or the securities that it issues.

The Use Of Master Promissory Notes May Compromise The Indenture Trustee’s Security Interest In The Student Loans	Beginning for loans disbursed on or after July 1, 1999, a master promissory note may evidence any student loan made to a borrower under the Federal Family Education Loan Program. If a master promissory note is used, a borrower executes only one promissory note with each lender. Subsequent student loans from that lender are evidenced by a confirmation sent to the student. Therefore, if a lender originates multiple student loans to the same student, all the student loans are evidenced by a single promissory note.

Under the Higher Education Act, each student loan made under a master promissory note may be sold independently of any other student loan made under that same master promissory note. Each student loan is separately enforceable on the basis of an original or copy of the master promissory note. Also, a security interest in these student loans may be perfected either through the secured party taking possession of the original or a copy of the master promissory note, or the filing of a financing statement. Prior to the master promissory note, each student loan made under the Federal Family Education Loan Program was evidenced by a separate note. Assignment of the original note was required to effect a transfer and possession of a copy did not perfect a security interest in the loan.

It is possible that student loans transferred to a trust may be originated under a master promissory note. If the servicer were to deliver a copy of the master promissory note, in exchange for value, to a third party that did not have knowledge of the indenture trustee’s lien, that third party may also claim an interest in the student loan. It is possible that the third party’s interest could be prior to or on a parity with the interest of the indenture trustee.

Withdrawal Or Downgrade Of Initial Ratings May Decrease The Prices Of Your Securities	The prospectus supplement for your securities will specify the required ratings for the securities. A security rating is not a recommendation to buy, sell or hold securities. Similar ratings on different types of securities do not necessarily mean the same thing. You should analyze the significance of each rating independently from any other rating. A rating agency may revise or withdraw its rating at any time if it believes circumstances have changed. A subsequent downward change in rating is likely to decrease the price a subsequent purchaser will be willing to pay for your securities.

FORMATION OF THE TRUSTS

The Trusts

        The depositor will establish a separate trust for each series of securities. Each trust will be formed under a trust agreement. It will perform only the following activities:

•	acquire, hold, sell and manage trust student loans, the other trust assets and related proceeds;

•	issue the securities;

•	make payments on the securities; and

•	engage in other incidental or related activities.

       Each trust will have only nominal initial capital. On behalf of each trust, the eligible lender trustee will use the proceeds from the sale of the related securities to purchase the trust student loans.

       Following the purchase of the trust student loans, the assets of the trust will include:

•	the trust student loans themselves, legal title to which the eligible lender trustee will hold;

•	all funds collected on the trust student loans on or after the date specified in the prospectus supplement, including any guarantor and Department of Education payments;

•	all moneys and investments on deposit in the collection account, any reserve account, any pre-funding account and any other trust accounts or any other form of credit enhancement;

•	rights under the related transfer and servicing agreements, including the right to require the sellers, the depositor or the servicer to repurchase trust student loans from it or to substitute student loans under some conditions;

•	rights under the guarantee agreements with guarantors; and

•	any other property described in the prospectus supplement.

       The certificates will represent beneficial ownership of the assets of the trust and the notes will represent indebtedness of the trust secured by its assets. To facilitate servicing and to minimize administrative burden and expense, the servicer, directly or through subservicers, will retain possession of the promissory notes and other documents related to the student loans as custodian for the trust and the eligible lender trustee.

Eligible Lender Trustee

        The eligible lender trustee for a trust will be the bank or trust company specified in the related prospectus supplement. It will acquire legal title to all trust student loans on behalf of that trust and will enter into a guarantee agreement with each of the guarantors of those loans.

       The eligible lender trustee must qualify as an eligible lender under the Higher Education Act and the guarantee agreements.

       The liability of the eligible lender trustee in connection with the issuance and sale of any securities will consist solely of its express obligations in the trust agreement and sale agreement. An eligible lender trustee may resign at any time. If it does, the administrator must appoint a successor. The administrator may also remove an eligible lender trustee if the eligible lender trustee becomes insolvent or ceases to be eligible to continue as trustee. In that event, the administrator must appoint a successor. The resignation or removal of an eligible lender trustee and appointment of a successor will become effective only when a successor accepts its appointment.

       The prospectus supplement will specify the principal office of each trust and eligible lender trustee.

USE OF PROCEEDS

        On the closing date specified in the applicable prospectus supplement, the eligible lender trustee, on behalf of the trust, will purchase student loans from us and make an initial deposit into the collection account, the reserve account and the pre-funding account, if any, with the net proceeds of sale of the securities. The eligible lender trustee may also apply the net proceeds for other purposes to the extent described in the related prospectus supplement. We will use the money we receive for general company purposes, including purchasing the student loans and acquiring any credit or cash flow enhancement specified in the related prospectus supplement.

THE DEPOSITOR, THE SERVICER AND ADMINISTRATOR AND THE SELLERS

The Depositor

        SLM Funding LLC (formerly known as SLM Funding Corporation) is the depositor. SLM Education Credit Finance Corporation is the sole member of SLM Funding LLC. It became the sole member of the depositor on June 29, 2004. Prior to that date, the Student Loan Marketing Association, which was liquidated on December 29, 2004, was the sole member. We sometimes refer to SLM Education Credit Finance Corporation as SLM ECFC. The depositor was incorporated in Delaware on July 25, 1995 and was converted to a limited liability company on December 31, 2002. The depositor has only limited purposes, which include purchasing student loans from SLM ECFC and other sellers, transferring the student loans to the trusts and other incidental and related activities. Its principal executive offices are at 12061 Bluemont Way, V3419 Reston, VA 20190. Its telephone number is (703) 810-3000.

       The depositor has taken steps intended to prevent any application for relief by SLM ECFC as sole member of the depositor under any insolvency law from resulting in consolidation of the depositor’s assets and liabilities with those of SLM ECFC. These steps include its creation as a separate, limited-purpose subsidiary with its own limited liability company identity. The depositor’s operating agreement contains limitations including:

•	restrictions on the nature of its business; and

•	a restriction on its ability to commence a voluntary case or proceeding under any insolvency law without the unanimous affirmative vote of all of its directors.

       Among other things, the depositor will maintain its separate limited liability company identity by:

•	maintaining records and books of accounts separate from those of its sole member;

•	refraining from commingling its assets with the assets of its sole member; and

•	refraining from holding itself out as having agreed to pay, or being liable for, the debts of its sole member.

       We have structured the transactions described in this prospectus to assure that the transfer of the student loans by its sole member or any other seller to the depositor constitutes a “true sale” of the student loans. If the transfer constitutes a “true sale,” the student loans and related proceeds would not be property of the applicable seller should it become subject to any insolvency law.

       Upon each issuance of securities, the depositor will receive the advice of counsel that, subject to various facts, assumptions and qualifications, the transfer of the student loans by the applicable seller to the depositor would be characterized as a “true sale” and the student loans and related proceeds would not be property of the applicable seller under the insolvency laws.

       The depositor will also represent and warrant that each sale of student loans by the depositor to the trust is a valid sale of those loans. In addition, the depositor, the eligible lender trustee and the trust will treat the conveyance of the student loans as a sale. The depositor, SLM ECFC and each other seller will take all actions that are required so the eligible lender trustee will be treated as the legal owner of the student loans.

The Servicer and Administrator

        Sallie Mae, Inc. will service the trust student loans on behalf of each trust. It will also act as administrator. Sallie Mae, Inc., which we sometimes refer to as SMI, is a wholly owned subsidiary of SLM Corporation. It manages and operates the loan servicing functions for SLM Corporation and its affiliates. It also acts as administrator for each trust sponsored by the depositor and its affiliates. Effective as of December 31, 2003, SMI merged with Sallie Mae Servicing L.P. Sallie Mae, Inc. was the surviving entity and succeeded to all of the rights and obligations of Sallie Mae Servicing L.P. SMI is a Delaware corporation and its principal executive offices are at 12061 Bluemont Way, Reston, Virginia 20190. Its telephone number is (703) 810-3000.

       For the period from October 19, 2004 through October 18, 2005, SMI, in its capacity as servicer, has been awarded the “exceptional performance” designation by the United States Department of Education. So long as SMI’s exceptional performance designation remains in effect, all federally reinsured student loans serviced by SMI, including the applicable trust student loans to be acquired with the proceeds of an offering of the notes, will be eligible to receive 100% reimbursement on any default claim properly submitted for payment. The Secretary of Education may revoke SMI’s exceptional performance designation if, among other things, subsequent audits of SMI’s servicing operations reflect a failure to meet certain due diligence standards, the required audits are not provided to the Secretary or the Secretary determines that an overall level of regulatory compliance has not been maintained. There can be no assurance that SMI will maintain its exceptional performance designation in the future. The failure by SMI to maintain its exceptional performance designation in the future will not constitute a default under the related servicing agreement between the applicable trust and SMI.

       SMI’s loan servicing centers service the vast majority of student loans owned by SLM Corporation and its affiliates. The centers are located in Florida, Indiana, Nevada, Pennsylvania and Texas. As servicer, SMI may delegate or subcontract its duties as servicer, but no delegation or subcontract will relieve the servicer of liability under the servicing agreement.

The Sellers

        SLM Education Credit Finance Corporation. SLM Education Credit Finance Corporation, formerly known as NM Education Loan Corporation and subsequently as SLM Education Credit Management Corporation, is a wholly-owned subsidiary of SLM Corporation. SLM ECFC was formed on July 27, 1999. It changed its name to SLM Education Credit Finance Corporation on November 19, 2003. SLM ECFC purchases Stafford Loans, SLS Loans and PLUS Loans originated by its affiliates under the FFELP loan program described in Appendix A to this prospectus. It also purchases loans made by these affiliates that are not originated under the FFELP loan program, such as Health Education Assistance Program loans, which the United States Department of Health and Human Services insures directly, loans that are privately insured by entities other than the guarantors and not reinsured by the federal government and loans that are not insured.

       SLM Education Loan Corp. SLM Education Loan Corp. is a wholly-owned subsidiary of SLM Corporation. We sometimes refer to SLM Education Loan Corp. as SLM ELC. SLM ELC was incorporated in Delaware on April 29, 1998. SLM ELC originates Stafford Loans, SLS Loans and PLUS Loans under the FFELP loan program described in Appendix A to this prospectus. It also originates consolidation loans. In addition, SLM ELC holds a portfolio of Stafford Loans, SLS Loans, PLUS Loans and consolidation loans which it was assigned or received as a part of a capital contribution from SLM Corporation.”

       VG Funding, LLC. VG Funding, LLC is a limited liability company whose sole member is SLM ECFC. We sometimes refer to VG Funding, LLC as VG Funding. VG Funding was formed in Delaware on February 3, 2000. VG Funding is a limited purpose, bankruptcy remote entity formed to purchase education loans, whether originated under the FFELP loan program or other private credit loans programs, for re-sale in various securitization transactions. Sallie Mae, Inc. services all loans owned by VG Funding. Chase Manhattan Bank USA, National Association acts as interim eligible lender trustee on behalf of VG Funding.

       The Other Sellers. If your securities will be secured by student loans being sold to the depositor by an entity other than the sellers described above, the prospectus supplement for your securities will provide you details about that other seller.

       The prospectus supplement for a series may contain additional information concerning the administrator, the depositor, the servicer or the sellers.

THE STUDENT LOAN POOLS

        The depositor will purchase the trust student loans from the seller or sellers described in the prospectus supplement for your securities out of the portfolio of student loans held by that seller. The trust student loans must meet several criteria, including:

•	Each loan is guaranteed as to principal and interest by a guarantor and is reinsured by the Department of Education under FFELP.

•	Each loan was originated in the United States, its territories or its possessions in accordance with a FFELP program.

•	Each loan contains terms required by the program and the applicable guarantee agreements.

•	Each loan provides for periodic payments that will fully amortize the amount financed over its term to maturity, exclusive of any deferral or forbearance periods.

•	Each loan satisfies any other criteria described in the related prospectus supplement.

       The prospectus supplement for each series will provide information about the student loans in the related trust that will include:

•	the composition of the pool,

•	the distribution of the pool by loan type, payment status, interest rate basis and remaining term to maturity,

•	the borrowers’ states of residence, and

•	the percentages of the student loans guaranteed by the applicable guarantors.

SLM Corporation’s Student Loan Financing Business

        SLM Corporation operates its student loan financing business through several subsidiaries, including SLM ECFC, SLM ELC and VG Funding. We sometimes refer to SLM Corporation and its family of subsidiaries as Sallie Mae. These companies originate and purchase student loans insured under various federally sponsored programs. These companies purchase Stafford Loans, SLS Loans and PLUS Loans originated under FFELP, all of which are insured by guarantors and reinsured by the Department of Education. They also originate consolidation loans. “Appendix A— Federal Family Education Loan Program” to this prospectus describes these federally sponsored programs.

       These companies also purchase loans that are not originated under FFELP, such as Health Education Assistance Program loans, which the United States Department of Health and

Human Services insures directly, and loans which are privately insured by entities other than the guarantors and not reinsured by the federal government.

       They purchase insured loans from various sources including:

•	commercial banks, thrift institutions and credit unions,

•	pension funds and insurance companies,

•	educational institutions, and

•	various state and private nonprofit loan originating and secondary market agencies.

       These purchases occur at various times including:

•	shortly after loan origination;

•	while the borrowers are still in school;

•	just before their conversion to repayment after borrowers graduate or otherwise leave school; or

•	while the loans are in repayment.

       In addition to buying loans on a spot basis, these companies enter into commitment contracts to purchase loans over a specified period of time. Many lenders using the secondary market for student loans hold loans while borrowers are in school and sell loans shortly before their conversion to repayment status, when servicing costs and risks increase significantly. SLM Corporation, through one of these companies, offers these lenders commitment contracts under which they have the right or the obligation to sell a specified amount of loans over a specified term, usually two to three years.

       In conjunction with commitment contracts, the purchaser, directly or indirectly through the servicer, frequently provides the selling institution with operational support in the form of either:

•	its automated loan administration system called PortSS for the lender to use prior to loan sale; or

•	its loan origination and interim servicing system called ExportSS.

       Both PortSS and ExportSS provide the applicable Sallie Mae entity and the lender with the assurance that the loans will be administered by the servicer’s computerized servicing systems.

       Servicing. Prior to purchase of a loan by the applicable Sallie Mae entity, the servicer or a third party servicing agent surveys appropriate loan documents for compliance with Department of Education and guarantor requirements. Once acquired, loans are serviced through the servicer or third-party servicers, in each case under contractual agreements with a Sallie Mae entity.

       The Department of Education and the various guarantors prescribe rules and regulations which govern the servicing of federally insured loans. These rules and regulations include specific procedures for contacting delinquent borrowers, locating borrowers who can no longer be contacted at their documented address or telephone number, and filing claims for reimbursement on loans in default. Payments under a guarantor’s guarantee agreement require strict adherence to these stated due diligence and collection procedures.

       Regulations require that collection efforts commence within ten days of any delinquency and continue for the period of delinquency until the loan is deemed to be in default status. During the delinquency period, the holder of the loan must diligently attempt to contact the borrower, in writing and by telephone, at specified intervals. Most FFELP loans are considered to be in default when they become 270 days delinquent.

       A guarantor may reject any claim for payment under a guarantee agreement if the specified due diligence and collection procedures required by that guarantee agreement have not been strictly followed and documented or if the claim is not timely filed. Minor errors in due diligence may result in the imposition of interest penalties, rather than a complete loss of the guarantee. In instances in which a claim for payment under a guarantee agreement is denied due to servicing or claim-filing errors, the guaranteed status of the affected student loans may be reinstated by following specified procedures, called “curing the defect”. Interest penalties are commonly incurred on loans that are cured. The servicer’s recent experience has been that the significant majority of all rejected claims are cured within two years, either internally or through collection agencies.

       The servicer’s internal procedures support compliance with existing Department of Education and guarantor regulations and reporting requirements, and provide high quality service to borrowers. It utilizes a computerized loan servicing system called CLASS. This program monitors all student loans serviced by its loan servicing centers. The CLASS system identifies loans which require due diligence or other servicing procedures and disseminates the necessary loan information to initiate the servicing or collection process. The CLASS system enables the servicer to service a high volume of loans in a manner consistent with industry requirements. SLM Corporation and its subsidiaries, including the sellers to the depositor, also require their third-party servicers to maintain operating procedures which comply with applicable Department of Education and guarantor regulations and reporting requirements, and periodically reviews certain operations for compliance.

       Consolidation/ Repayment Programs. Consolidation and repayment programs made available by these Sallie Mae companies to student loan borrowers will continue to be made available to borrowers with trust student loans. SLM Corporation and its subsidiaries currently participate in the consolidation loan program. Therefore, the transfer and servicing agreements permit the applicable seller to purchase student loans from the trust to effect consolidations at the request of borrowers. See “Appendix A— Federal Family Education Loan Program— Consolidation Loan Program.”

       In addition, many Sallie Mae companies offer some borrowers loan repayment terms that do not provide for level payments over the repayment term of the loan. For example, under a typical graduated repayment program, some student loans provide for an “interest only” period. During this period, the borrower is required to make payment of accrued interest only. No payment of the principal of the loan is required. At the conclusion of the interest only period, the loan must be amortized through level payments over the remaining term.

       In other cases, the Sallie Mae company offers borrowers a “graduated phased in” amortization of the principal of the loans. For these loans, a greater portion of the principal amortization of the loan occurs in the later stages of the loan than would be the case if amortization were on a level payment basis.

       These companies also offer various income-sensitive repayment plans under which repayments are based on the borrower’s income. Under these plans, ultimate repayment may be delayed up to five years.

       Incentive Programs. SLM Corporation and its subsidiaries have offered, and intend to continue to offer, various incentive programs to student loan borrowers. Some of the programs that may apply to student loans owned by the trusts are:

•	Great Rewardssm. Under the Great Rewardssm program, which is available for all student loans that were disbursed prior to June 30, 2002 and enter repayment after July 1993, if a borrower makes 48 consecutive scheduled payments in a timely fashion, the effective interest rate is reduced permanently by 2% per annum.

•	Great Returnssm. Under the Great Returnssm program, borrowers whose loans were disbursed prior to June 30, 2002 and who make 24 consecutive scheduled payments in a timely fashion get a reduction in principal equal to any amount over $250 that was paid as part of the borrower’s origination fee to the extent that the fee does not exceed 3% of the principal amount of the loan.

•	Direct Repay plan. Under the Direct Repay plan, borrowers who make student loan payments electronically through automatic monthly deductions from a savings, checking or NOW account receive a 0.25% effective interest rate reduction as long as they continue in the Direct Repay plan.

•	Cash Back plan. Under the Cash Back plan, borrowers whose loans were disbursed between July 1, 2002 and June 30, 2003 with a Sallie Mae lender partner and who enroll in Manage Your Loanssm, the servicer’s on-line account manager, who agree to receive their account information by e-mail and who make their first 33 scheduled payments on time, receive a 3.3% check or credit based upon their original loan amount.

       We cannot predict how many borrowers will participate in these programs.

       These incentive programs or other programs may also be made available by the servicer to borrowers with trust student loans. Any incentive program that effectively reduces borrower payments or principal balances and is not required by the Higher Education Act will be applicable to the trust student loans only if the servicer receives payments in an amount sufficient to offset the effective yield reductions.

Delinquencies, Defaults, Claims and Net Losses

        Information about delinquencies, defaults, guarantee claims and net losses on student loans is available in the Department of Education’s Loan Programs Data Books, called DOE Data Books. The delinquency, default, claim and net loss experience on any pool of trust student loans may not be comparable to this information.

Payment of Notes

        Upon the payment in full of all outstanding notes of a given series, the eligible lender trustee will succeed to all the rights of the indenture trustee, and the certificateholders will succeed to all the rights of the noteholders under the related sale agreement.

Termination

        For each trust, the obligations of the servicer, the depositor, the administrator, the eligible lender trustee and the indenture trustee under the transfer and servicing agreements will terminate upon:

•	the maturity or other liquidation of the last trust student loan and the disposition of any amount received upon liquidation of any remaining trust student loan, and

•	the payment to the securityholders of all amounts required to be paid to them.

       The servicer or another entity specified in the related prospectus supplement, at its option, may repurchase or arrange for the purchase of all remaining trust student loans as of the end of any collection period if the outstanding pool balance is 10% (or such lesser percentage specified in the prospectus supplement) or less of the sum of the initial pool balance, as defined in the related prospectus supplement, together with the aggregate initial principal balances of all trust student loans acquired during any applicable pre-funding period, plus accrued interest to be capitalized as of the applicable cutoff dates. The purchase price will equal the aggregate purchase amounts for the loans as of the end of that collection period. It will not be less than the minimum purchase amount specified in the related prospectus supplement. These amounts will be used to retire the related notes and certificates. Upon termination of the trust, any remaining assets of that trust, after giving effect to final distributions to the securityholders, will be transferred to the reserve account and paid as provided in the related prospectus supplement.

       The indenture trustee will try to auction any trust student loans remaining in the trust at the end of the collection period preceding the trust auction date specified in the related prospectus supplement. SLM ECFC, any other seller, their affiliates and unrelated third parties may make bids to purchase these trust student loans on the trust auction date; however, SLM ECFC, any other seller or their affiliates may offer bids only if the pool balance at that date is 10% (or such lesser percentage specified in the prospectus supplement) or less of the sum of the initial pool balance, together with the aggregate initial principal balances of all trust student loans acquired during any applicable pre-funding period, plus accrued interest to be capitalized as of the applicable cutoff dates.

TRANSFER AND SERVICING AGREEMENTS

General

        The following is a summary of the important terms of the sale agreements under which the trusts will purchase student loans from the depositor, and the purchase agreements under which the depositor will acquire the student loans from the seller specified in the prospectus supplement for your securities. We have filed forms of the sale agreement and purchase agreement as exhibits to the registration statement of which this prospectus is a part. The summary does not cover every detail of these agreements, and it is subject to all of the provisions of the sale agreements and the purchase agreements. We refer to the purchase agreements, the sale agreements, the servicing agreements and the administration agreements collectively as the “transfer and servicing agreements.”

Purchase of Student Loans by the Depositor; Representations and Warranties of the Sellers

        On the closing date, each seller will sell to the depositor, without recourse, its entire interest in the student loans and all collections received on and after the cutoff date specified in the prospectus supplement. An exhibit to the purchase agreement will list each student loan.

       In each purchase agreement, each seller will make representations and warranties concerning the student loans being sold by it. These include, among other things, that:

•	each student loan is free and clear of all security interests and other encumbrances and no offsets, defenses or counterclaims have been asserted or threatened,

•	the information provided about the student loans is true and correct as of the cutoff date,

•	each student loan complies in all material respects with applicable federal and state laws and applicable restrictions imposed by FFELP or under any guarantee agreement; and

•	each student loan is guaranteed by the applicable guarantor.

       Upon discovery of a breach of any representation or warranty that has a materially adverse effect on the depositor, the applicable seller will repurchase the affected student loan unless the breach is cured within the applicable cure period specified in the related prospectus supplement. The purchase amount will be equal to the amount required to prepay in full that student loan including all accrued interest. Alternatively, rather than repurchasing the trust student loan, the affected seller may, in its discretion, substitute qualified substitute student loans for that loan. In addition, the affected seller will have an obligation to reimburse the depositor:

•	for any shortfall between:

•	the purchase amount of the qualified substitute student loans;

•	the purchase amount of the trust student loans being replaced; and

•	for any accrued interest amounts not guaranteed by, or that are required to be refunded to, a guarantor and any interest subsidy payments or special allowance payments lost as a result of the breach.

       The repurchase or substitution and reimbursement obligations of each seller constitute the sole remedy available to the depositor for any uncured breach. A seller’s repurchase or substitution and reimbursement obligations are contractual obligations that the depositor or trust may enforce against the seller, but the breach of these obligations will not constitute an event of default under the indenture. In cases where the obligations the trust is seeking to enforce are based on a violation of the Higher Education Act, a finding by the Department of Education that the Higher Education Act was violated may be required prior to the trust being able to enforce the agreement.

       The Student Loan Marketing Association was liquidated on December 29, 2004 pursuant to a plan of liquidation. Prior to its “wind-down” date, the Student Loan Marketing Association assigned, effective as of July 1, 2004, all of its then existing obligations under purchase agreements with the depositor.

Sale of Student Loans to the Trust; Representations and Warranties of the Depositor

        On the closing date, the depositor will sell to the eligible lender trustee, on behalf of that trust, without recourse, its entire interest in the student loans acquired by the depositor from the sellers. Each student loan will be listed in an exhibit to the sale agreement. The eligible lender trustee concurrently with that sale will issue the certificates and notes. The trust will apply net proceeds from the sale of the notes and certificates to purchase the student loans from the depositor.

       In each sale agreement, the depositor will make representations and warranties concerning the student loans to the related trust for the benefit of security holders, including representatives and warranties that are substantially the same as those made by the sellers to the depositor.

       Upon discovery of a breach of any representation or warranty that has a materially adverse effect on the trust, the depositor will have repurchase or substitution and reimbursement obligations that are substantially the same as those of the sellers.

       The repurchase or substitution and reimbursement obligations of the depositor will constitute the sole remedy available to the securityholders for any uncured breach. The depositor’s repurchase or substitution and reimbursement obligations are contractual obligations that the trust may enforce against us, but the breach of these obligations will not constitute an event of default under the indenture. In cases where the obligations the trust is seeking to enforce are based on a violation of the Higher Education Act, a finding by the Department of Education that the Higher Education Act was violated may be required prior to the trust being able to enforce the agreement.

Custodian of Promissory Notes

        To assure uniform quality in servicing and to reduce administrative costs, the servicer will act as custodian of the promissory notes, in physical or electronic form, through its own facilities or through other sub-custodians, representing the student loans and any other related documents. The depositor’s and the servicer’s records will reflect the sale by the seller of the student loans to the depositor and their subsequent sale by the depositor to the trust.

Additional Fundings

        The related prospectus supplement will indicate whether a pre-funding account will exist for a particular trust. The prospectus supplement will also indicate:

•	the amount in the pre-funding account on the closing date,

•	the length of the funding period, and

•	the uses to which the funds in the pre-funding account can be applied and the conditions to the application of those funds.

       If the pre-funding amount has not been fully applied to purchase additional student loans by the end of the funding period, the securityholders will receive any remaining amounts.

Amendments to Transfer and Servicing Agreements

        The parties to the transfer and servicing agreements may amend them without the consent of securityholders if, in the opinion of counsel satisfactory to the indenture trustee and eligible lender trustee, the amendment will not materially and adversely affect the interests of the noteholders or certificateholders. The parties also may amend the transfer and servicing agreements with the consent of a majority in interest of noteholders and certificateholders. However, such an amendment may not reduce the percentage of the notes or certificates required to consent to an amendment, without the consent of the holders of all the outstanding notes and certificates.

SERVICING AND ADMINISTRATION

General

        The following is a summary of the important terms of the servicing agreements under which the servicer will service the trust student loans and the administration agreement under which the administrator will undertake administrative duties for a trust and its trust student loans. We have filed forms of the servicing agreement and the administration agreement as exhibits to the registration statement of which this prospectus is a part. This summary does not cover every detail of these agreements and it is subject to all provisions of the servicing agreements and the administration agreements.

Accounts

        For each trust, the administrator will establish one or more collection accounts with the indenture trustee into which all payments on the related trust student loans will be deposited. The related prospectus supplement will describe any other accounts established for a trust, including any pre-funding account and any reserve account.

       For any series of securities, the indenture trustee will invest funds in the collection account, pre-funding account, reserve account and any other accounts identified as accounts of the trust in eligible investments as provided in the indenture. The administrator will instruct the indenture trustee concerning investment decisions.

       In general, eligible investments will be those which would not result in the downgrading or withdrawal of any rating of any of the securities. They will mature on the dates specified in the related prospectus supplement. A portion of these eligible investments may mature after the next distribution date if so provided in the related prospectus supplement.

       Each trust account will be either:

•	a segregated account with an FDIC-insured depository institution which has either (A) a long-term unsecured debt rating acceptable to the applicable rating agencies or (B) a short-term unsecured debt rating or certificate of deposit rating acceptable to the applicable rating agencies; or

•	a segregated trust account with the corporate trust department of a depository institution having corporate trust powers, so long as any of the securities of that depository institution have an investment grade credit rating from each applicable rating agency.

Servicing Procedures

        Under each servicing agreement, the servicer will agree to service all the trust student loans. The servicer is required to perform all services and duties customary to the servicing of student loans, including all collection practices. It must use the same standard of care as it uses to service similar student loans owned by SLM Corporation and its affiliates and in compliance with the Higher Education Act, the guarantee agreements and all other applicable federal and state laws.

       The duties of the servicer include the following:

•	collecting and depositing into the collection account all payments on the trust student loans, including claiming and obtaining any program payments;

•	responding to inquiries from borrowers;

•	attempting to collect delinquent payments; and

•	sending out statements and payment coupons to borrowers.

       In addition, the servicer will keep ongoing records on the loans and its collection activities, and it will furnish periodic statements to the indenture trustee, the eligible lender trustee and the securityholders, in accordance with the servicer’s customary practices and as specifically required in the servicing agreement.

Payments on Student Loans

        The servicer will deposit all payments on trust student loans and proceeds that it collects during each collection period specified in the related prospectus supplement into the related collection account within two business days of its receipt.

       However, for so long as no administrator default has occurred and is continuing, and any other condition to making deposits less frequently than daily as described in the related prospectus supplement is satisfied, the servicer will remit these amounts to the administrator within two business days of receipt. The administrator will deposit these amounts in the collection account by the business day preceding each monthly servicing payment date.

       A business day for this purpose is any day other than a Saturday, a Sunday, or a day on which banking institutions or trust companies in the City of New York or Wilmington, Delaware are authorized or obligated by law, regulation or executive order to remain closed.

       The administrator may invest collections, pending deposit into the collection account, at its own risk and for its own benefit, and it will not segregate these funds. The administrator may, in order to satisfy the requirements described above, obtain a letter of credit or other security for the benefit of the related trust to secure timely remittances. The depositor and the servicer will pay the aggregate purchase amount of student loans repurchased by us or purchased by the servicer to the administrator, and the administrator will deposit these amounts into the collection account on or before the business day preceding each distribution date.

Servicer Covenants

        For each trust, the servicer will agree that:

•	it will satisfy all of its obligations relating to the trust student loans, maintain in effect all qualifications required in order to service the loans and comply in all material respects with all requirements of law if a failure to comply would have a materially adverse effect on the interest of the trust;

•	it will not permit any rescission or cancellation of a trust student loan except as ordered by a court or other government authority or as consented to by the eligible lender trustee and the indenture trustee, except that it may write off any delinquent loan if the remaining balance of the borrower’s account is less than $50;

•	it will do nothing to impair the rights of the certificateholders and noteholders in the trust student loans; and

•	it will not reschedule, revise, defer or otherwise compromise payments due on any trust student loan except during any applicable interest only, deferral or forbearance periods or otherwise in accordance with all applicable standards and requirements for servicing of the loans.

       Upon the discovery of a breach of any covenant that has a materially adverse effect on the interest of the related trust, the servicer will purchase that trust student loan unless the breach is cured within the applicable cure period specified on the related prospectus supplement. However, any breach that relates to compliance with the requirements of the Higher Education Act or the applicable guarantor but that does not affect that guarantor’s obligation to guarantee payment of a trust student loan will not be considered to have a material adverse effect. In addition, a finding by the Department of Education that the Higher Education Act was violated or that a loan is no longer insured because of a violation of the Higher Education Act may be required prior to the trust being able to enforce the agreement.

       The purchase price will equal the unpaid principal amount of that trust student loan plus any accrued interest calculated using the applicable percentage that would have been insured pursuant to Section 428(b)(1)(G) of the Higher Education Act— currently either 98% or 100%— plus any interest subsidy payments or special allowance payments not paid by, or required to be refunded to, the Department of Education for that trust student loan as a result of a breach of any covenant of the servicer. The related trust’s interest in that purchased trust student loan will be assigned to the servicer or its designee. Alternatively, rather than purchase the trust student loan, the servicer may, in its sole discretion, substitute qualified substitute student loans.

       In addition, the servicer will be obligated to reimburse the related trust:

•	for the shortfall, if any, between

           (1) the purchase amount of any qualified substitute student loans and

           (2) the purchase amount of the trust student loans being replaced; and

•	for any accrued interest amounts not guaranteed by or that are required to be refunded to a guarantor and any interest subsidy payments or special allowance payments lost as a result of a breach.

       The purchase or substitution and reimbursement obligations of the servicer will constitute the sole remedy available to the trust for any uncured breach. The servicer’s purchase or substitution and reimbursement obligations are contractual obligations that the trust may enforce, but the breach of these obligations will not constitute an event of default under the indenture.

Servicing Compensation

        For each trust, the servicer will receive a servicing fee for each period in an amount specified in the related prospectus supplement. The servicer will also receive any other administrative fees, expenses and similar charges specified in the related prospectus supplement. The servicing fee may consist of:

•	a specified annual percentage of the pool balance;

•	a unit amount based on the number of accounts and other activity or event related fees;

•	any combination of these; or

•	any other formulation described in the related prospectus supplement.

       The servicing fee may also include specified amounts payable to the servicer for tasks it performs. The servicing fee may be subject to a maximum monthly amount. If that is the case, the related prospectus supplement will state the maximum together with any conditions to its application. The servicing fee, including any unpaid amounts from prior distribution dates, will have a payment priority over the securities, to the extent specified in the applicable prospectus supplement.

       The servicing fee compensates the servicer for performing the functions of a third party servicer of student loans, including:

•	collecting and posting all payments,

•	responding to inquiries of borrowers on the trust student loans,

•	investigating delinquencies,

•	pursuing, filing and collecting any program payments,

•	accounting for collections,

•	furnishing monthly and annual statements to the trustees, and

•	paying taxes, accounting fees, outside auditor fees, data processing costs and other costs incurred in administering the student loans.

Net Deposits

        As an administrative convenience, unless the servicer must remit collections daily to the collection account, the administrator will deposit collections for any collection period net of servicing and administration fees for the same period. The administrator may make a single, net transfer to the collection account on the business day preceding each distribution date. The administrator, however, will account to the indenture trustee, the eligible lender trustee, the noteholders and the certificateholders as if all deposits, distributions and transfers were made individually.

Evidence as to Compliance

        The administration agreement will provide that a firm of independent public accountants will furnish to the trust and indenture trustee an annual report attesting to the servicer’s compliance with the terms of that administration agreement and the related servicing agreement, including all statutory provisions incorporated into those agreements. The accounting firm will base this report on its examination of various documents and records and on accounting and auditing procedures considered appropriate under the circumstances.

       The administration agreement will require the servicer to deliver to the trust and indenture trustee, concurrently with the compliance report, a certificate signed by an officer of the servicer stating that, to his knowledge, the servicer has fulfilled its obligations under that administration agreement and the related servicing agreement. If there has been a material default, the officer’s certificate for that period will describe the default. The servicer has agreed to give the indenture trustee and eligible lender trustee notice of servicer defaults under the servicing agreement.

       You may obtain copies of these reports and certificates by a request in writing to the eligible lender trustee.

Certain Matters Regarding the Servicer

        The servicing agreements will provide that the servicer is an independent contractor and that, except for the services to be performed under the servicing agreement, the servicer does not hold itself out as an agent of the trusts.

       Each servicing agreement will provide that the servicer may not resign from its obligations and duties as servicer unless its performance of these duties is no longer legally permissible. No resignation will become effective until the indenture trustee or a successor servicer has assumed the servicer’s duties. The servicer, however, may resign as a result of any sale or transfer of substantially all of its student loan servicing operations relating to the trust student loans if:

•	the successor to the servicer’s operations assumes in writing all of the obligations of the servicer,

•	the sale or transfer and the assumption comply with the requirements of the servicing agreement, and

•	the rating agencies confirm that this will not result in a downgrading or a withdrawal of the ratings then applicable to the notes and certificates.

       Each servicing agreement will further provide that neither the servicer nor any of its directors, officers, employees or agents will be under any liability to the trust or to securityholders for taking or not taking any action under the servicing agreement, or for errors in judgment. However, the servicer will not be protected against:

•	its obligation to purchase trust student loans from a trust as required in the related servicing agreement or to pay to the trust the amount of any program payment which a guarantor or the Department of Education refuses to pay, or requires the trust to refund, as a result of the servicer’s actions, or

•	any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of the servicer’s duties or because of reckless disregard of its obligations and duties.

       In addition, each servicing agreement will provide that the servicer is under no obligation to appear in, prosecute or defend any legal action where it is not named as a party.

       Under the circumstances specified in each servicing agreement, any entity into which the servicer may be merged or consolidated, or any entity resulting from any merger or consolidation to which the servicer is a party, or any entity succeeding to the business of the servicer must assume the obligations of the servicer.

Servicer Default

        A servicer default under each servicing agreement will consist of:

•	any failure by the servicer to deposit in the trust accounts any required payment that continues for five business days after the servicer receives written notice from the indenture trustee or the eligible lender trustee;

•	any failure by the servicer to observe or perform in any material respect any other term, covenant or agreement in the servicing agreement that materially and adversely affects the rights of noteholders or certificateholders and continues for 60 days after written notice of the failure is given (1) to the servicer by the indenture trustee, eligible lender trustee or administrator or (2) to the servicer, the indenture trustee and eligible lender trustee by holders of 50% or more of the notes (or the senior notes, if applicable) or certificates (or subordinate notes, if applicable);

•	the occurrence of an insolvency event involving the servicer; and

•	any failure by the servicer to comply with any requirements under the Higher Education Act resulting in a loss of its eligibility as a third-party servicer.

       An insolvency event is an event of bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings or other actions by a person indicating its insolvency, reorganization under bankruptcy proceedings or inability to pay its obligations.

       A servicer default does not include any failure of the servicer to service a student loan in accordance with the Higher Education Act so long as the servicer is in compliance with its obligations under the servicing agreement to purchase any adversely affected trust student loans and to pay to the applicable trust the amount of any program payments lost as a result of the servicer’s actions.

Rights Upon Servicer Default

        As long as a servicer default has not been remedied, the indenture trustee or holders of not less than 50% of the outstanding notes (or senior notes, if applicable) may terminate all the rights and obligations of the servicer. Only the indenture trustee or the noteholders (or the senior noteholders, if applicable) and not the eligible lender trustee or the certificateholders (or the subordinate noteholders, if applicable) will have the ability to remove the servicer if a default occurs while the notes (or senior notes, if applicable) are outstanding. Following a termination, a successor servicer appointed by the indenture trustee or the indenture trustee itself will succeed to all the responsibilities, duties and liabilities of the servicer under the servicing agreement and will be entitled to similar compensation arrangements. The compensation may not be greater than the servicing compensation to the servicer under that servicing agreement, unless the compensation arrangements will not result in a downgrading or withdrawal of the then ratings of the notes and certificates. If the indenture trustee is unwilling or unable to act, it may appoint, or petition a court for the appointment of, a successor whose regular business includes the servicing of student loans. If, however, a bankruptcy trustee or similar official has been appointed for the servicer, and no servicer default other than that appointment has occurred, the trustee may have the power to prevent the indenture trustee or the noteholders from effecting the transfer.

Waiver of Past Defaults

        For each trust, the holders of a majority of the outstanding notes (or senior notes, if applicable) or a majority of the outstanding certificates (or subordinate notes, if applicable) in the case of any servicer default which does not adversely affect the indenture trustee or the noteholders (or the senior noteholders, if applicable) may, on behalf of all noteholders and certificateholders, waive any default by the servicer, except a default in making any required deposits to or payments from any of the trust accounts. Therefore, the noteholders (or the senior noteholders, if applicable) have the ability, except as noted, to waive defaults by the servicer which could materially and adversely affect the certificateholders (or the subordinate noteholders, if applicable). No waiver will impair the noteholders’ or certificateholders’ rights as to subsequent defaults.

Administration Agreement

        Sallie Mae, Inc., as administrator, will enter into an administration agreement with each trust, the depositor, the servicer, the eligible lender trustee and the indenture trustee. Under the administration agreement, the administrator will agree to provide various notices and to perform other administrative obligations required by the indenture, trust agreement and sale agreement. These services include:

•	directing the indenture trustee to make the required distributions from the trust accounts on each monthly servicing payment date and each distribution date;

•	preparing, based on periodic data received from the servicer, and providing quarterly and annual distribution statements to the eligible lender trustee and the indenture trustee and any related federal income tax reporting information; and

•	providing the notices and performing other administrative obligations required by the indenture, the trust agreement and the sale agreement.

       As compensation, the administrator will receive an administration fee specified in the related prospectus supplement. Except as described in the next paragraph, SMI may not resign as administrator unless its performance is no longer legally permissible. No resignation will become effective until a successor administrator has assumed SMI’s duties under the administration agreement.

       Each administration agreement will provide that SMI may assign its obligations and duties as administrator to an affiliate if the rating agencies confirm that the assignment will not result in a downgrading or a withdrawal of the ratings then applicable to the notes and the certificates.

Administrator Default

        An administrator default under the administration agreement will consist of:

•	any failure by the administrator to deliver to the indenture trustee for deposit any required payment by the business day preceding any monthly servicing payment date or distribution date, if the failure continues for five business days after notice or discovery;

•	any failure by the administrator to direct the indenture trustee to make any required distributions from any of the trust accounts on any monthly servicing payment date or any distribution date, if the failure continues for five business days after notice or discovery;

•	any failure by the administrator to observe or perform in any material respect any other term, covenant or agreement in an administration agreement or a related agreement that materially and adversely affects the rights of noteholders or certificate-holders and continues for 60 days after written notice of the failure is given:

(1)	to the administrator by the indenture trustee or the eligible lender trustee, or

(2)	to the administrator, the indenture trustee and the eligible lender trustee by holders of 50% (or more of the notes or senior notes, if applicable) or certificates (or subordinate notes if applicable); and

•	the occurrence of an insolvency event involving the administrator.

Rights Upon Administrator Default

        As long as any administrator default has not been remedied, the indenture trustee or holders of not less than 50% of the outstanding notes (or senior notes, if applicable) may terminate all the rights and obligations of the administrator. Only the indenture trustee or the noteholders (or the senior noteholders, if applicable) and not the eligible lender trustee or the certificateholders (or the subordinate noteholders, if applicable) may remove the administrator if an administrator default occurs while the notes, (or senior notes, if applicable) are outstanding. Following the termination of the administrator, a successor administrator appointed by the indenture trustee or the indenture trustee itself will succeed to all the responsibilities, duties and liabilities of the administrator under the administration agreement. The successor administrator will be entitled to similar compensation arrangements or any other compensation as set forth in the related prospectus supplement. If, however, a bankruptcy trustee or similar official has been appointed for the administrator, and no other administrator default other than that appointment has occurred, the trustee or official may have the power to prevent the indenture trustee or the noteholders from effecting the transfer. If the indenture trustee is unwilling or unable to act, it may appoint, or petition a court for the appointment of, a successor whose regular business includes the servicing or administration of student loans. The indenture trustee may make arrangements for compensation to be paid, which cannot be greater than the compensation to the administrator unless the compensation arrangements will not result in a downgrading of the notes and the certificates.

Statements to Indenture Trustee and Trust

        Before each distribution date, the administrator will prepare and provide a statement to the indenture trustee and eligible lender trustee as of the end of the preceding collection period. The statement will include:

•	the amount of principal distributions for each class;

•	the amount of interest distributions for each class and the applicable interest rates;

•	the pool balance at the end of the preceding collection period;

•	the outstanding principal amount and the note pool factor for each class of the notes and the certificate balance and the certificate pool factor for each class of the certificates for that distribution date;

•	the servicing and the administration fees for that collection period;

•	the interest rates, if available, for the next period for each class;

•	the amount of any aggregate realized losses for that collection period;

•	the amount of any note interest shortfall, note principal shortfall, certificate return shortfall and certificate balance shortfall, if applicable, for each class, and any changes in these amounts from the preceding statement;

•	the amount of any carryover servicing fee for that collection period;

•	the amount of any note interest carryover and certificate return carryover, if applicable, for each class of securities, and any changes in these amounts from the preceding statement;

•	the aggregate purchase amounts for any trust student loans repurchased by the depositor, the servicer or any seller from the trust in that collection period;

•	the balance of trust student loans that are delinquent in each delinquency period as of the end of that collection period; and

•	the balance of any reserve account, after giving effect to changes in the balance on that distribution date.

Evidence as to Compliance

        The administration agreement will provide that a firm of independent public accountants will furnish to the trust and indenture trustee an annual report attesting to the administrator’s compliance with the terms of the administration agreement, including all statutory provisions incorporated in the agreement. The accounting firm will base this report on its examination of various documents and records and on accounting and auditing procedures considered appropriate under the circumstances.

       The administration agreement will require the administrator to deliver to the trust and indenture trustee, concurrently with each compliance report, a certificate signed by an officer of the administrator stating that, to his knowledge, the administrator has fulfilled its obligations under that administration agreement. If there has been a material default the officer’s certificate will describe the default. The administrator has agreed to give the indenture trustee and eligible lender trustee notice of administrator defaults under the administration agreement.

       You may obtain copies of these reports and certificates by a request in writing to the eligible lender trustee.

TRADING INFORMATION

        The weighted average lives of the notes and the certificates of any series generally will depend on the rate at which the principal balances of the related student loans are paid. Payments may be in the form of scheduled amortization or prepayments. For this purpose, prepayments include borrower prepayments in full or in part, including the discharge of student loans by consolidation loans, or as a result of:

•	borrower default, death, disability or bankruptcy;

•	the closing of the borrower’s school;

•	the school’s false certification of borrower eligibility;

•	liquidation of the student loan or collection of the related guarantee payments; and

•	purchase of a student loan by the depositor or the servicer.

All of the student loans are prepayable at any time without penalty.

       A variety of economic, social and other factors, including the factors described below, influence the rate at which student loans prepay. In general, the rate of prepayments may tend to increase when cheaper alternative financing becomes available. However, because many student loans bear interest at a rate that is either actually or effectively floating, it is impossible to predict whether changes in prevailing interest rates will correspond to changes in the interest rates on student loans.

       On the other hand, scheduled payments on the student loans, as well as their maturities, may be extended due to applicable grace, deferral and forbearance periods, or for other reasons. The rate of defaults resulting in losses on student loans, as well as the severity and timing of those losses, may affect the principal payments and yield on the securities. The rate of default also may affect the ability of the guarantors to make guarantee payments.

       Some of the terms of payment that a seller offers to borrowers may extend principal payments on the securities. The sellers offer some borrowers loan payment terms which provide for an interest only period, when no principal payments are required, or graduated phased in amortization of the principal, in which case a greater portion of the principal amortization of the loan occurs in the later stages of the loan than if amortization were on a level payment basis. The sellers also offer income-sensitive repayment plans, under which repayments are based on the borrower’s income. Under these plans, ultimate repayment may be delayed up to five years. If trust student loans have these payment terms, principal payments on the related securities could be affected. If provided in the related prospectus supplement, a trust may elect to offer consolidation loans to borrowers with trust student loans and other student loans. The making of consolidation loans by a trust could increase the average lives of the notes and certificates and reduce the effective yield on student loans included in the trust.

       The servicing agreements will provide that the servicer may offer, at the request of the applicable seller or the administrator, incentive payment programs or repayment programs currently or in the future made available by that seller or the administrator. If these benefits are made available to borrowers of trust student loans, the effect may be faster amortization of principal of the affected trust student loans. See “The Student Loan Pools— SLM Corporation’s Student Loan Financing Business— Incentive Programs.”

       In light of the above considerations, we cannot guarantee that principal payments will be made on the securities on any distribution date, since that will depend, in part, on the amount of principal collected on the trust student loans during the applicable period. As an investor, you will bear any reinvestment risk resulting from a faster or slower rate of prepayment of the loans.

Pool Factors

        The pool factor for each class of securities will be a seven-digit decimal computed by the administrator before each distribution date. Each pool factor will indicate the remaining outstanding balance of the related class, after giving effect to distributions to be made on that distribution date, as a fraction of the initial outstanding balance of that class. Each pool factor will initially be 1.0000000. Thereafter, it will decline to reflect reductions in the outstanding balance of the applicable class. Your portion of the aggregate outstanding balance of a class of securities will be the product of:

•	the original denomination of your note or certificate; and

•	the applicable pool factor.

       Securityholders will receive reports on or about each distribution date concerning various matters, including the payments the trust has received on the related trust student loans, the pool balance, the applicable pool factor and various other items of information. See “Certain Information Regarding the Securities— Reports to Securityholders.”

DESCRIPTION OF THE NOTES

General

        Each trust may issue one or more classes of notes under an indenture. We have filed the form of the indenture as an exhibit to the registration statement of which this prospectus is a part. The following summary describes the important terms of the notes and the indenture. It does not cover every detail of the notes or the indenture and is subject to all of the provisions of the notes and the indenture.

       Each class of notes will initially be represented by one or more notes, registered in the name of the nominee of The Depository Trust Company or, if so provided in the related prospectus supplement, a nominee selected by the common depositary for Clearstream Banking, société anonyme (known as Clearstream, Luxembourg), formerly known as Cedelbank, société anonyme, and the Euroclear System in Europe. The notes will be available for purchase in book-entry form only or as otherwise provided in the related prospectus supplement. We have been informed by DTC that DTC’s nominee will be Cede & Co., unless another nominee is specified in the related prospectus supplement. Accordingly, that nominee is expected to be the holder of record of the U.S. Dollar denominated notes of each class. Unless and until definitive notes are issued under the limited circumstances described in this prospectus, an investor in notes in book-entry form will not be entitled to receive a physical certificate representing a note. All references in this prospectus and in the related prospectus supplement to actions by holders of notes in book-entry form refer to actions taken by DTC, Clearstream or Euroclear as the case may be, upon instructions from its participating organizations and all references in this prospectus to distributions, notices, reports and statements to holders of notes in book-entry form refer to distributions, notices, reports and statements to DTC, Clearstream or Euroclear or its nominee, as the registered holder of the notes.

Principal and Interest on the Notes

        The prospectus supplement will describe the timing and priority of payment, seniority, allocations of losses, note rate and amount of or method of determining payments of principal and interest on each class of notes. The right of holders of any class of notes to receive payments of principal and interest may be senior or subordinate to the rights of holders of any other class or classes of notes of that series. Payments of interest on the notes will be made prior to payments of principal. Each class of notes may have a different note rate, which may be a fixed, variable, adjustable, auction-determined rate or any combination of these rates. The related prospectus supplement will specify the rate for each class of notes or the method for determining the note rate. See also “Certain Information Regarding the Securities— Fixed Rate Securities” and “— Floating Rate Securities.” One or more classes of notes of a series may be redeemable under the circumstances specified in the related prospectus supplement, including as a result of the depositor’s exercising its option to purchase the related trust student loans.

       Under some circumstances, the amount available for these payments could be less than the amount of interest payable on the notes on any distribution date, in which case each class of noteholders will receive its pro rata share of the aggregate amount available for interest on the notes. See “Certain Information Regarding the Securities— Distributions” and “— Credit and Cash Flow or other Enhancement or Derivative Arrangements.”

       In the case of a series which includes two or more classes of notes, the prospectus supplement will describe the sequential order and priority of payment of principal and interest of each class. Payments of principal and interest of any class of notes will be on a pro rata basis among all the noteholders of that class.

The Indenture

        General. The notes will be issued under and secured by an indenture entered into by the trust, the eligible lender trustee and the indenture trustee.

       Modification of Indenture. With the consent of the holders of a majority of the outstanding notes of the related series, the indenture trustee and the eligible lender trustee may execute a supplemental indenture to add, change or eliminate any provisions of the indenture or to modify the rights of the noteholders.

       However, without the consent of the holder of each affected note, no supplemental indenture will:

•	change the due date of any installment of principal of or interest on any note or reduce its principal amount, interest rate or redemption price;

•	change the provisions of the indenture relating to the application of collections on, or the proceeds of the sale of, the trust student loans to payment of principal or interest on the notes;

•	change the place of payment or the payment currency for any note;

•	impair the right to institute suit for the enforcement of provisions of the indenture regarding payment;

•	reduce the percentage of outstanding notes whose holders must consent to any supplemental indenture;

•	modify the provisions of the indenture regarding the voting of notes held by the trust, the depositor or an affiliate;

•	reduce the percentage of outstanding notes whose holders must consent to a sale or liquidation of the trust student loans if the proceeds of the sale would be insufficient to pay the principal amount and accrued interest on the notes;

•	modify the provisions of the indenture which specify the applicable percentages of principal amount of notes necessary to take specified actions except to increase these percentages or to specify additional provisions;

•	modify any of the provisions of the indenture to affect the calculation of interest or principal due on any note on any distribution date or to affect the rights of the noteholders to the benefit of any provisions for the mandatory redemption of the notes; or

•	permit the creation of any lien ranking prior or equal to the lien of the indenture on any of the collateral for that series or, except as otherwise permitted or contemplated in that indenture, terminate the lien of the indenture on any collateral or deprive the holder of any note of the security afforded by that lien.

       The trust and the indenture trustee may also enter into supplemental indentures, without the consent of noteholders, for the purpose of adding, changing or eliminating any provisions of the indenture or of modifying the rights of noteholders, so long as such action will not, in the opinion of counsel satisfactory to the indenture trustee, adversely affect in any material respect the interest of any noteholder.

       Events of Default; Rights Upon Event of Default. An “event of default” under the indenture will consist of the following:

•	a default for five business days or more in the payment of any interest on any note after it is due;

•	a default in the payment of the principal of any note at maturity;

•	a default in the performance of any covenant or agreement of the trust in the indenture, or a material breach of any representation or warranty made by the trust in the related indenture or in any certificate, if the default or breach has a material adverse effect on the holders of the notes and is not cured within 30 days after notice by the indenture trustee or by holders of at least 25% in principal amount of the outstanding notes (or senior notes, if applicable); or

•	the occurrence of an insolvency event involving the trust.

       The amount of principal required to be distributed to holders of the notes on any distribution date will generally be limited to amounts available after payment of interest and all other prior obligations of the trust. Therefore, the failure to pay principal on a class of notes generally will not result in the occurrence of any event of default until the final scheduled distribution date for that class of notes.

       If an event of default occurs and is continuing, the indenture trustee or holders of a majority of the outstanding notes (or senior notes, if applicable) may declare the principal of those notes to be immediately due and payable. This declaration may, under certain circumstances, be rescinded by the holders of a majority of the outstanding notes (or senior notes, if applicable).

       If the notes have been declared to be due and payable following an event of default, the related indenture trustee may, in its discretion,

•	exercise remedies as a secured party against the trust student loans and other properties of the trust that are subject to the lien of the indenture,

•	sell those properties; or

•	elect to have the eligible lender trustee maintain ownership of the trust student loans and continue to apply collections on them as if there had been no declaration of acceleration.

       However, the indenture trustee may not sell the trust student loans and other properties following an event of default, other than a default in the payment of any principal at maturity or a default for five days or more in the payment of any interest, unless:

•	the holders of all the outstanding notes (or senior notes, if applicable) consent to the sale,

•	the proceeds of the sale are sufficient to pay in full the principal and accrued interest on the outstanding notes (or senior notes, if applicable) at the date of the sale, or

•	the indenture trustee determines that the collections would not be sufficient on an ongoing basis to make all payments on the notes as the payments would have become due if the notes (or senior notes, if applicable) had not been declared due and payable, and the indenture trustee obtains the consent of the holders of 66 2/3% of the outstanding notes (or senior notes, if applicable).

       Such a sale also requires the consent of the holders of a majority of the outstanding certificates (or subordinate notes, if applicable) unless the proceeds of a sale would be sufficient to discharge all unpaid amounts on the certificates (or subordinate notes, if applicable).

       Subject to the provisions of the applicable indenture relating to the duties of the indenture trustee, if an event of default occurs and is continuing, the indenture trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders of the notes, if the indenture trustee reasonably believes it will not be adequately indemnified against the costs, expenses and liabilities which it might incur in complying with their request. Subject to the provisions for indemnification and limitations contained in the related indenture, the holders of a majority of the outstanding notes of a given series will have the right to direct the time, method and place of conducting any proceeding or any remedy available to the indenture trustee and may, in certain cases, waive any default, except a default in the payment of principal or interest or a default under a covenant or provision of the applicable indenture that cannot be modified without the waiver or consent of all the holders of outstanding notes.

       No holder of notes of any series will have the right to institute any proceeding with respect to the related indenture, unless:

•	the holder previously has given to the indenture trustee written notice of a continuing event of default,

•	the holders of not less than 25% of the outstanding notes (or senior notes, if applicable) have requested in writing that the indenture trustee institute a proceeding in its own name as indenture trustee,

•	the holder or holders have offered the indenture trustee reasonable indemnity,

•	the indenture trustee has for 60 days after receipt of notice failed to institute the proceeding, and

•	no direction inconsistent with the written request has been given to the indenture trustee during the 60-day period by the holders of a majority of the outstanding notes (or senior notes, if applicable).

       In addition, the indenture trustee and the noteholders will covenant that they will not at any time institute against the trust any bankruptcy, reorganization or other proceeding under any federal or state bankruptcy or similar law.

       The indenture trustee, each seller, the depositor, the administrator, the servicer, the eligible lender trustee in its individual capacity, the certificate holders and their owners, beneficiaries, agents, officers, directors, employees, successors and assigns will not be liable for the payment of the principal of or interest on the notes or for the agreements of the trust contained in the indenture.

       Certain Covenants. Each indenture will provide that the trust may not consolidate with or merge into any other entity, unless:

•	the entity formed by or surviving the consolidation or merger is organized under the laws of the United States, any state or the District of Columbia,

•	the surviving entity expressly assumes the trust’s obligation to make due and punctual payments on the notes and the performance or observance of every agreement and covenant of the trust under the indenture,

•	no default will occur and be continuing immediately after the merger or consolidation,

•	the trust has been advised that the ratings of the notes and the certificates would not be reduced or withdrawn as a result of the merger or consolidation, and

•	the trust has received opinions of federal and Delaware tax counsel that the consolidation or merger would have no material adverse federal or Delaware state tax consequences to the trust or to any holder of the notes or certificates.

       Each trust will not:

•	except as expressly permitted by the indenture, the transfer and servicing agreements or other related documents, sell, transfer, exchange or otherwise dispose of any of the assets of that trust,

•	claim any credit on or make any deduction from the principal and interest payable on notes of the series, other than amounts withheld under the Internal Revenue Code or applicable state law, or assert any claim against any present or former holder of notes because of the payment of taxes levied or assessed upon the trust,

•	except as contemplated by the indenture and the related documents, dissolve or liquidate in whole or in part,

•	permit the validity or effectiveness of the indenture to be impaired or permit any person to be released from any covenants or obligations under the indenture, except as expressly permitted by the indenture, or

•	permit any lien, charge or other encumbrance to be created on the assets of the trust, except as expressly permitted by the indenture and the related documents.

       No trust may engage in any activity other than as specified under the section of the related prospectus supplement entitled “Formation of the Trust— The Trust.” In addition, no trust will incur, assume or guarantee any indebtedness other than indebtedness evidenced by the notes of a related series and the applicable indenture, except as permitted by the indenture and the related documents.

       Indenture Trustee’s Annual Report. Each indenture trustee will be required to mail all noteholders a brief annual report relating to, among other things, any changes in its eligibility and qualification to continue as the indenture trustee under the indenture, any amounts advanced by it under the indenture, the amount, interest rate and maturity date of indebtedness owing by the trust to the indenture trustee in its individual capacity, the property and funds physically held by the indenture trustee as such and any action taken by it that materially affects the notes and that has not been previously reported.

       Satisfaction and Discharge of Indenture. An indenture will be satisfied and discharged when the indenture trustee has received for cancellation all of the notes or, with certain limitations, when the indenture trustee receives funds sufficient for the payment in full of all of the notes.

       The Indenture Trustee. The prospectus supplement will specify the indenture trustee for each series. The indenture trustee may resign at any time, in which event the eligible lender trustee must appoint a successor. The eligible lender trustee may also remove any indenture trustee that ceases to be eligible to continue as a trustee under the indenture or if the indenture trustee becomes insolvent. In those circumstances, the eligible lender trustee must appoint a successor trustee. Any resignation or removal of the indenture trustee for any series will become effective only when the successor has accepted its appointment.

DESCRIPTION OF THE CERTIFICATES

General

        For each trust, one or more classes of certificates may be issued under the terms of a trust agreement. We have filed the form of the trust agreement as an exhibit to the registration statement of which this prospectus is a part. The following summary describes the important terms of the certificates and the trust agreement. It does not cover every term of the certificates or the trust agreement and it is subject to all of the provisions of the certificates and the trust agreement.

       If issued, the certificates will be available for purchase in minimum denominations of $100,000 and additional increments of $1,000. DTC’s nominee, Cede & Co., is expected to be the holder of record of the certificates that are in book-entry form. Unless definitive certificates are issued under the limited circumstances described in this prospectus or in the related prospectus supplement, no investor will be entitled to receive a physical certificate. All references in this prospectus and in the related prospectus supplement to actions by holders of certificates in book-entry form refer to actions taken by DTC upon instructions from the participants and all references in this prospectus and in the related prospectus supplement to distributions, notices, reports and statements to holders of certificates in book-entry form refer to distributions, notices, reports and statements to DTC or its nominee. Certificates of a given series owned by the depositor or its affiliates will be entitled to equal and proportionate benefits under the applicable trust agreement, except that their certificates will be deemed not to be outstanding for the purpose of disapproving the termination of the related trust upon the occurrence of an insolvency event involving us.

Distributions on the Certificate Balance

        The prospectus supplement will describe the timing and priority of distributions, seniority, allocations of losses, certificate rate and amount of or method of determining distributions on the balance of the certificates. Distributions of return on the certificates will be made on each distribution date and will be made before distributions of the certificate balance. Each class of certificates may have a different certificate rate, which may be fixed, variable, adjustable, auction-determined, or any combination of the foregoing.

       The related prospectus supplement will specify the certificate rate for each class of certificates or the method for determining the certificate rate. Distributions on the certificates of a given series may be subordinate to payments on the notes of that series as more fully described in the related prospectus supplement. Distributions in reduction of the certificate balance of any class of certificates will be made on a pro rata basis among all the certificateholders of that class.

       The related prospectus supplement will specify the timing, sequential order, priority of payment or amount of distributions on the certificate balance for each class.

CERTAIN INFORMATION REGARDING THE SECURITIES

        Each class of securities may be fixed rate securities that bear interest at a fixed annual rate or floating rate securities that bear interest at a variable or adjustable annual rate, as more fully described below and in the applicable prospectus supplement.

Fixed Rate Securities

        Each class of fixed rate securities will bear interest or return at the annual rate specified in the applicable prospectus supplement. See “Description of the Notes— Principal and Interest on the Notes” and “Description of the Certificates.”

Floating Rate Securities

        Each class of floating rate securities will bear interest at an annual rate determined by reference to an interest rate index, plus or minus any spread, and multiplied by any spread multiplier, specified in the related prospectus supplement. The applicable prospectus supplement will designate the interest rate index for a floating rate security. The index may be based on LIBOR, a commercial paper rate, a federal funds rate, a U.S. Treasury securities rate, a negotiable certificate of deposit rate or some other rate.

       Floating rate securities also may have either or both of the following:

•	a maximum limitation, or ceiling, on its interest rate, and

•	a minimum limitation, or floor, on its interest rate.

       In addition to any prescribed maximum interest rate, the interest rate applicable to any class of floating rate securities will in no event be higher than any maximum rate permitted by law.

       Each trust that issues a class of floating rate securities will appoint, and enter into agreements with, a calculation agent to calculate interest on that class. The applicable prospectus supplement will identify the calculation agent, which may be the administrator, the eligible lender trustee or the indenture trustee for that series. In the absence of manifest error, all determinations of interest by the calculation agent will be conclusive for all purposes and binding on the holders of the floating rate securities. All percentages resulting from any calculation of the rate of interest on a floating rate security will be rounded, if necessary, to the nearest 1/100,000 of 1%, or .0000001, with five one-millionths of a percentage point being rounded upward.

Distributions

        Beginning on the distribution date specified in the related prospectus supplement, the applicable trustee will make distributions of principal and interest on each class of securities.

Credit and Cash Flow or other Enhancement or Derivative Arrangements

        General. The related prospectus supplement will describe the amounts and types of credit or cash flow enhancement arrangements for each series. If provided in the related prospectus supplement, credit or cash flow enhancement may take the form of:

•	subordination of one or more classes of securities,

•	reserve accounts,

•	capitalized interest accounts,

•	overcollateralization,

•	letters of credit, credit or liquidity facilities,

•	cash collateral accounts,

•	financial insurance,

•	commitment agreements,

•	surety bonds,

•	guaranteed investment contracts,

•	swaps, including interest rate and currency swaps and cap agreements,

•	exchange agreements,

•	interest rate protection agreements,

•	repurchase obligations,

•	put or call options,

•	yield protection agreements,

•	other agreements providing for third party payments,

•	any combination of the foregoing, or

•	other support, cash deposit, derivative or other arrangements described in the related prospectus supplement.

       The presence of a reserve account and other forms of credit or liquidity enhancement is intended to enhance the likelihood of receipt by the securityholders of the full amount of distributions when due and to decrease the likelihood that the securityholders will experience losses.

       Credit enhancement will not provide protection against all risks of loss and will not guarantee repayment of all distributions. If losses occur which exceed the amount covered by any credit enhancement or which are not covered by any credit enhancement, securityholders will bear their allocable share of deficiencies, as described in the related prospectus supplement. In addition, if a form of credit enhancement covers more than one series of securities, securityholders of any of those series will be subject to the risk that the credit enhancement will be exhausted by the claims of securityholders of other series.

       Reserve Account. If so provided in the related prospectus supplement, the administrator will establish a reserve account for each series of securities. The indenture trustee will maintain the reserve account. It will be funded by an initial deposit by the trust. As further described in the related prospectus supplement, the amount on deposit in the reserve account may be increased after the closing date. The increase will be funded by deposits into the reserve account of the amount of any collections on the related trust student loans remaining on each distribution date after the payment of all other required payments. The related prospectus supplement will describe the circumstances and manner in which distributions may be made out of the reserve account.

Book-Entry Registration

        Investors in securities in book-entry form may, directly or indirectly, hold their securities through DTC in the United States or, if so provided in the related prospectus supplement, through Clearstream or Euroclear.

       Cede & Co., as nominee for DTC, will hold one or more global notes and certificates. Unless the related prospectus supplement provides otherwise, Clearstream and Euroclear will hold omnibus positions on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories, which in turn will hold these positions in the depositories’ names on the books of DTC. Transfers between DTC participants will occur in accordance with DTC rules. Transfers between Clearstream participants and Euroclear participants will occur in accordance with their applicable rules and operating procedures.

       Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected at DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depository; however, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositaries.

       Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with DTC participants will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Credits for any transactions in the securities settled during this processing will be reported to the relevant Euroclear or Clearstream participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC. For additional information regarding clearance and settlement procedures for the securities, and for information on tax documentation procedures relating to the securities, see Appendix B.

       DTC is a limited purpose trust company organized under the laws of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act. DTC was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between those participants through electronic book-entries, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, including Euroclear and Clearstream. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

       Securityholders that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities held through DTC may do so only through participants and indirect participants. Securityholders will receive all distributions of principal and interest from the indenture trustee or the eligible lender trustee, through participants and indirect participants. Under a book-entry format, securityholders may experience some delay in their receipt of payments, since payments will be forwarded by the trustee to DTC’s nominee. DTC will forward those payments to its participants, which will forward them to indirect participants or securityholders. Securityholders will not be recognized by the applicable trustee as noteholders or certificateholders under the indenture or trust agreement, as applicable, and securityholders will be permitted to exercise the rights of securityholders only indirectly through DTC and its participants.

       Under the rules, regulations and procedures creating DTC and affecting its operations, DTC is required to make book-entry transfers of securities among participants on whose behalf it acts with respect to the securities and to receive and transmit principal and interest payments on the securities. Participants and indirect participants with which securityholders have accounts with respect to the securities are likewise required to make book-entry transfers and receive and transmit payments of principal and interest on the securities on behalf of their customers. Accordingly, although securityholders will not possess securities, the DTC rules provide a mechanism by which participants will receive payments and will be able to transfer their interests.

       Because DTC can only act on behalf of participants, which in turn act on behalf of indirect participants, the ability of a securityholder to pledge securities to persons or entities that do not participate in the DTC system, or to otherwise act with respect to the securities, may be limited since securityholders will not possess physical certificates for their securities.

       DTC has advised us that it will take any action that a securityholder is permitted to take under the indenture or trust agreement, only at the direction of one or more Participants to whose DTC accounts the securities are credited. DTC may take conflicting actions on undivided interests to the extent that those actions are taken on behalf of participants whose holdings include undivided interests.

       Except as required by law, neither the administrator nor the applicable trustee for any trust will have any liability for the records relating to payments or the payments themselves, made on account of beneficial ownership interests of the securities held by DTC’s nominee, or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

       Clearstream is organized under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants. Thus, the need for physical movement of certificates is eliminated. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

       The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in numerous currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. The Euroclear System is operated by Euroclear Bank, S.A./ N.V.

       All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. Euroclear participants include banks, central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

       Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

       Distributions with respect to securities held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream participants or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See “U.S. Federal Income Tax Consequences.” Clearstream or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a securityholder under the agreement on behalf of a Clearstream participant or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect these actions on its behalf through DTC.

       Although DTC, Clearstream and Euroclear have agreed to these procedures to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures. The procedures may therefore be discontinued at any time.

Definitive Securities

        The notes and the certificates of a given series will be issued in fully registered, certificated form to noteholders or certificateholders or their nominees, rather than to DTC or its nominee, only if:

•	the administrator advises the applicable trustee in writing that DTC is not willing or able to discharge its responsibilities as depository for the securities and the administrator is unable to locate a successor;

•	the administrator, at its option, elects to terminate the book-entry system through DTC; or

•	after the occurrence of an event of default, a servicer default or an administrator default, investors holding a majority of the outstanding principal amount of the notes or the certificates, advise the trustee through DTC in writing that the continuation of a book-entry system through DTC or a successor is no longer in the best interest of the holders of these securities.

       Upon the occurrence of any event described in the bullets above, the applicable trustee will be required to notify all applicable securityholders, through DTC participants, of the availability of definitive securities. When DTC surrenders the definitive securities, the applicable trustee will reissue to the securityholders the corresponding securities as definitive securities upon receipt of instructions for re-registration. From then on, payments of principal and interest on the definitive securities will be made by the applicable trustee, in accordance with the procedures set forth in the related indenture or trust agreement, directly to the holders of definitive securities in whose names the definitive securities were registered at the close of business on the applicable record date specified in the related prospectus supplement. Payments will be made by check mailed to the address of each holder as it appears on the register maintained by the applicable trustee.

       However, the final payment on any definitive security will be made only upon presentation and surrender of that definitive security at the office or agency specified in the notice of final distribution.

       Definitive securities will be transferable and exchangeable at the offices of the applicable trustee or of a registrar named in a notice delivered to holders of definitive securities. No service charge will be imposed for any registration of transfer or exchange, but the trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed.

List of Securityholders

        Holders of the notes of a series evidencing at least 25% of the outstanding notes may, by written request to the indenture trustee, obtain a list of all noteholders for communicating with other noteholders regarding their rights under the indenture or under the notes. The indenture trustee may elect not to give the noteholders access to the list if it agrees to mail the desired communication or proxy, for and at the expense of the requesting noteholders, to all noteholders of that series.

       Three or more certificateholders of any series or one or more holders of certificates of that series evidencing at least 25% of the certificate balance of those certificates may, by written request to the eligible lender trustee, obtain access to the list of all certificateholders for the purpose of communicating with other certificateholders regarding their rights under the trust agreement or under the certificates.

Reports to Securityholders

        On each distribution date, the administrator will provide to securityholders of record as of the record date a statement containing substantially the same information as is required to be provided on the periodic report to the indenture trustee and the trust described under “Servicing and Administration— Statements to the Indenture Trustee and the Trust.” Those statements will be filed with the SEC during the period required by Rule 15d-1 under the Securities Exchange Act. The statements provided to securityholders will not constitute financial statements prepared in accordance with generally accepted accounting principles and will not be audited.

       Within the prescribed period of time for tax reporting purposes after the end of each calendar year, the trustee will mail to each person, who at any time during that calendar year was a securityholder and who received a payment from that trust, a statement containing certain information to enable it to prepare its federal income tax return. See “U.S. Federal Income Tax Consequences.”

CERTAIN LEGAL ASPECTS OF THE STUDENT LOANS

Transfer of Student Loans

        Each seller intends that the transfer of the student loans by it to the depositor will constitute a valid sale and assignment of those loans. We intend that the transfer of the student loans by us to the eligible lender trustee on behalf of each trust will also constitute a valid sale and assignment of those loans. Nevertheless, if the transfer of the student loans by a seller to the depositor, or the transfer of those loans by us to the eligible lender trustee, is deemed to be an assignment of collateral as security, then a security interest in the student loans may be perfected under the provisions of the Higher Education Act, by either taking possession of the promissory note or a copy of the master promissory note evidencing the loan or by filing of notice of the security interest in the manner provided by the applicable Uniform Commercial Code, or the UCC as it is commonly known, for perfection of security interests in accounts. Accordingly,

•	A financing statement or statements covering the student loans naming each seller as debtor will be filed under the UCC to protect the interest of the depositor in the event that the transfer by that seller is deemed to be an assignment of collateral as security; and

•	A financing statement or statements covering the trust student loans naming the depositor, as debtor, will also be filed under the UCC to protect the interest of the eligible lender trustee in the event that the transfer by the depositor is deemed to be an assignment of collateral as security.

       If the transfer of the student loans is deemed to be an assignment as security for the benefit of the depositor or a trust, there are limited circumstances under the UCC in which prior or subsequent transferees of student loans could have an interest in the student loans with priority over the related eligible lender trustee’s interest. A tax or other government lien on property of the seller or us arising before the time a student loan comes into existence may also have priority over the interest of the depositor or the eligible lender trustee in the student loan. Under the purchase agreement and sale agreement, however, each seller or the depositor, as applicable, will warrant that it has transferred the student loans to the depositor or the eligible lender trustee free and clear of the lien of any third party. In addition, each seller and the depositor will covenant that it will not sell, pledge, assign, transfer or grant any lien on any student loan held by a trust or any interest in that loan other than to the depositor or the eligible lender trustee.

       Under the servicing agreement, the servicer as custodian will have custody of the promissory notes evidencing the student loans. Although the records of each seller, the depositor and the servicer will be marked to indicate the sale and although each seller and the depositor will cause UCC financing statements to be filed with the appropriate authorities, the student loans will not be physically segregated, stamped or otherwise marked to indicate that the student loans have been sold to the depositor and to the eligible lender trustee. If, through inadvertence or otherwise, any of the student loans were sold to another party that:

•	purchased the student loans in the ordinary course of its business,

•	took possession of the student loans, and

•	acquired the student loans for new value and without actual knowledge of the related eligible lender trustee’s interest,

then that purchaser might acquire an interest in the student loans superior to the interest of the depositor and the eligible lender trustee.

Consumer Protection Laws

        Numerous federal and state consumer protection laws and related regulations impose substantial requirements upon lenders and servicers involved in consumer finance. Also, some state laws impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon lenders who fail to comply with their provisions. The requirements generally do not apply to federally-sponsored student loans. The depositor or a trust, however, may be liable for violations of consumer protection laws that apply to the student loans, either as assignee from a seller or the depositor or as the party directly responsible for obligations arising after the transfer. For a discussion of a trust’s rights if the student loans were not originated or serviced in compliance in all material respects with applicable laws, see “Transfer and Servicing Agreements— Sale of Student Loans to the Trust; Representations and Warranties of the Depositor” and “Servicing and Administration— Servicer Covenants.”

Loan Origination and Servicing Procedures Applicable to Student Loans

        The Higher Education Act, including the implementing regulations, imposes specific requirements, guidelines and procedures for originating and servicing federally sponsored student loans. Generally, those procedures require that (1) completed loan applications be processed, (2) a determination of whether an applicant is an eligible borrower under applicable standards be made, including a review of a financial need analysis, (3) the borrower’s responsibilities under the loan be explained to him or her, (4) the promissory note evidencing the loan be executed by the borrower and (5) the loan proceeds be disbursed in a specified manner by the lender. After the loan is made, the lender must establish repayment terms with the borrower, properly administer deferrals and forbearances and credit the borrower for payments made on the loan. If a borrower becomes delinquent in repaying a loan, a lender or its servicing agent must perform collection procedures, primarily telephone calls and demand letters, which vary depending upon the length of time a loan is delinquent.

       The servicer will perform collection and servicing procedures on behalf of the trusts. Failure of the servicer to follow these procedures or failure of the originator of the loan to follow procedures relating to the origination of the student loans could result in adverse consequences. Any failure could result in the Department of Education’s refusal to make reinsurance payments to the guarantors or to make interest subsidy payments or special allowance payments to the eligible lender trustee.

Student Loans Generally Not Subject to Discharge in Bankruptcy

        Student loans are generally not dischargeable by a borrower in bankruptcy under the U.S. Bankruptcy Code, unless excepting this debt from discharge will impose an undue hardship on the debtor and the debtor’s dependents.

U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is, in the opinion of Shearman & Sterling LLP, federal tax counsel to the depositor and the trust, a discussion of all material U.S. federal income tax consequences of the purchase, ownership and disposition of the securities. It does not deal with U.S. federal income tax consequences applicable to all categories of holders, some of which may be subject to special rules, and it also does not address U.S. federal income tax and withholding issues relating to the holding of the securities through partnerships or entities treated as partnerships for U.S. federal income tax purposes. Moreover, it does not deal with the U.S. federal income tax consequences to holders who hold the securities as part of a hedging transaction or straddle.

       There are no cases or IRS rulings on similar transactions. As a result, the IRS may disagree with all or a part of the discussion below. Prospective investors should consult their own tax advisors as to the federal, state, local, foreign and any other tax consequences of the purchase, ownership and disposition of the securities.

       The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and judicial or ruling authority. These authorities are all subject to change, which change may be retroactive.

       Each trust will be provided with an opinion of federal tax counsel regarding the U.S. federal income tax matters discussed below. An opinion of federal tax counsel, however, is not binding on the IRS or the courts. No ruling on any of the issues discussed below will be sought from the IRS.

       For purposes of this summary, references to the trust, the securities and related terms, parties and documents refer, unless described differently in this prospectus, to each trust and the notes, certificates and related terms, parties and documents applicable to that trust. References to a holder of a security generally are deemed to refer to the beneficial owner of the security.

Tax Characterization of the Trust

        Federal tax counsel will deliver its opinion to the trust that the trust will not be an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. This opinion will be based on the assumption that the terms of the trust agreement and related documents will be complied with.

Tax Consequences to Holders of Securities

        Treatment of the Securities as Indebtedness. Except as described in the prospectus supplement, federal tax counsel will deliver an opinion that certain classes of the notes will qualify, and the certificates would qualify, as debt for U.S. federal income tax purposes. The depositor will agree, and the securityholders will agree by their purchase of the securities, to treat the securities as debt for U.S. federal income tax purposes. The discussion below assumes this characterization of the securities is correct. Treatment of the securities as equity interests could have adverse tax consequences to certain holders. For example, all or a portion of the income accrued by tax-exempt entities, including pension funds, would be “unrelated business taxable income,” income to foreign holders might be subject to U.S. federal income tax and U.S. federal income tax return filing and withholding requirements, and individual holders might be subject to limitations on their ability to deduct their shares of trust expenses, including losses. Securityholders should consult their own tax advisors regarding the possibility that the securities could be treated as equity interests.

       Stated Interest. Stated interest on the securities will be taxable as ordinary income for federal income tax purposes when received or accrued in accordance with the method of tax accounting of the holder of the securities.

       Original Issue Discount. Stated interest other than qualified stated interest must be accrued under the rules applicable to original issue discount. Qualified stated interest must be unconditionally payable at least annually. Interest on a subordinated note may not qualify under this standard because it is subject to deferral in certain circumstances. Nonetheless, absent guidance on this point, the trust does not intend to report interest on subordinated securities as other than qualified stated interest solely because of the potential interest deferral which may result from the subordination feature. The discussion below assumes that all payments on the securities are denominated in U.S. dollars, and that the interest formula for the securities meets the requirements for “qualified stated interest” under Treasury regulations relating to original issue discount, or OID, except as described forth below. If these conditions are not satisfied with respect to a series of securities, additional tax considerations with respect to the securities will be disclosed in the prospectus supplement.

       A security will be treated as issued with OID if the excess of the security’s “stated redemption price at maturity” over its issue price equals or exceeds a de minimis amount equal to 1/4 of 1 percent of the security’s stated redemption price at maturity multiplied by the number of years to its maturity, based on the anticipated weighted average life of the securities, calculated using the “prepayment assumption,” if any, used in pricing the securities and weighing each payment by reference to the number of full years elapsed from the closing date prior to the anticipated date of such payment. Generally, the issue price of a security should be the first price at which a substantial amount of the securities is sold to other than placement agents, underwriters, brokers or wholesalers. The stated redemption price at maturity of a security of a series is generally equal to all payments on a security other than payments of “qualified stated interest.” Assuming that interest is qualified stated interest, the stated redemption price is generally expected to equal the principal amount of the security. Any de minimis OID must be included in income as principal payments are received on the securities in the proportion that each such payment bears to the original principal balance of the security. The treatment of the resulting gain is subject to the general rules discussed under “—Sale or Other Disposition” below.

       If the securities are treated as issued with OID, a holder will be required to include OID in income before the receipt of cash attributable to such income using a constant yield method. The amount of OID generally includible in income is the sum of the daily portions of OID with respect to a security for each day during the taxable year or portion of the taxable year in which the holder holds the security. Special provisions apply to debt instruments on which payments may be accelerated due to prepayments of other obligations securing those debt instruments. Under these provisions, the computation of OID on such debt instruments must be determined by taking into account both the prepayment assumption, if any, used in pricing the debt instrument and the actual prepayment experience. As a result of these special provisions, the amount of OID on the securities issued with OID that will accrue in any given accrual period may either increase or decrease depending upon the actual prepayment rate. Holders of the securities should consult their own tax advisors regarding the impact of the OID rules in the event that securities are issued with OID.

       In the event a holder purchases a security issued with OID at an acquisition premium— that is, at a price in excess of its “adjusted issue price” but less than its stated redemption price— the amount includible in income in each taxable year as OID is reduced by that portion of the excess properly allocable to such year. The adjusted issue price of a security is the sum of its issue price plus prior accruals of OID, reduced by the total payments made with respect to the security in all prior periods, other than “qualified stated interest” payments. Acquisition premium is allocated on a pro rata basis to each accrual of OID, so that the holder is allowed to reduce each accrual of OID by a constant fraction.

       An initial holder who owns an interest in more than one class of securities with respect to a series should be aware that the OID regulations may treat such interests as a single debt instrument for purposes of the OID provisions of the Code.

       Market Discount. The securities, whether or not issued with original issue discount, may be subject to the “market discount rules” of Section 1276 of the Code. In general, these rules apply if the holder purchases the security at a market discount— that is, a discount from its stated redemption price at maturity or, if the securities were issued with OID, adjusted issue price— that exceeds a de minimis amount specified in the Code. If the holder acquires the security at a market discount and (a) recognizes gain upon a disposition, or (b) receives payments that do not constitute qualified stated interest, the lesser of (1) such gain or payment or (2) the accrued market discount that has not previously been included in income, will be taxed as ordinary interest income.

       Generally, market discount accrues in the ratio of stated interest allocable to the relevant period to the sum of the interest for such period plus the remaining interest as of the end of such period, computed taking into account the prepayment assumption, if any, or in the case of a security issued with OID, in the ratio of OID accrued for the relevant period to the sum of the OID accrued for that period plus the remaining OID as of the end of such period. A holder may elect, however, to determine accrued market discount under the constant yield method, computed taking into account the prepayment assumption, if any. The treatment of the resulting gain is subject to the general rules discussed under “—Sale or Other Disposition” below.

       Limitations imposed by the Code which are intended to match deductions with the taxation of income may defer deductions for interest on indebtedness incurred or continued, or short-sale expenses incurred, to purchase or carry a security with accrued market discount. A holder may elect to include market discount in gross income as it accrues. If it makes this election, the holder will not be required to defer deductions. Any such election will apply to all debt instruments acquired by the holder on or after the first day of the first taxable year to which such election applies. The adjusted basis of a security subject to such election will be increased to reflect market discount included in gross income, thereby reducing any gain or increasing any loss on a sale or taxable disposition.

       Amortizable Bond Premium. In general, if a holder purchases a security at a premium— that is, an amount in excess of the amount payable at maturity— the holder will be considered to have purchased the security with “amortizable bond premium” equal to the amount of such excess. A holder may elect to amortize such bond premium as an offset to interest income and not as a separate deduction item as it accrues under a constant yield method, or one of the other methods described above under Market Discount over the remaining term of the note, using the prepayment assumption, if any. A holder’s tax basis in the security will be reduced by the amount of the amortized bond premium. Any such election shall apply to all debt instruments, other than instruments the interest on which is excludible from gross income, held by the holder at the beginning of the first taxable year for which the election applies or thereafter acquired and is irrevocable without the consent of the IRS. Bond premium on a security held by a holder who does not elect to amortize the premium will decrease the gain or increase the loss otherwise recognized on the disposition of the security.

       Election to Treat All Interest as OID. A holder may elect to include in gross income all interest with respect to the securities, including stated interest, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium, using the constant yield method described under Original Issue Discount. This election will generally apply only to the specific security for which it was made. It may not be revoked without the consent of the IRS. Holders should consult their own tax advisors before making this election.

       Sale or Other Disposition. If a holder of a security sells the security, the holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and the holder’s adjusted tax basis in the security. The adjusted tax basis will equal the holder’s cost for the security, increased by any market discount, OID and gain previously included by the holder in income with respect to the security, and decreased by the amount of any bond premium previously amortized and by the amount of principal payments previously received by the security holder with respect to the security. Any such gain or loss will be capital gain or loss if the security was held as a capital asset, except for gain representing accrued interest, accrued market discount not previously included in income and in the event of a prepayment or redemption, any not yet accrued OID. Capital gains or losses will be long-term capital gains or losses if the security was held for more than one year. Capital losses generally may be used only to offset capital gains.

       Waivers and Amendments. An indenture for a series may permit securityholders to waive an event of default or rescind an acceleration of the securities in some circumstances upon a vote of the requisite percentage of the holders. Any such waiver or rescission, or any amendment of the terms of the securities, could be treated for federal income tax purposes as a constructive exchange by a holder of the securities for new securities, upon which gain or loss might be recognized.

       Tax Consequences to Foreign Investors. The following information describes the material U.S. federal income tax treatment of investors in the securities that are foreign persons. The IRS has recently issued regulations which set forth procedures to be followed by a foreign person in establishing foreign status for certain purposes. Prospective investors should consult their tax advisors concerning the requirements imposed by the new regulations and their effect on the holding of the securities.

       The term “foreign person” means any person other than:

•	a citizen or individual resident of the United States;

•	a corporation or partnership (including an entity treated as such) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

       To the extent provided in Treasury regulations, however, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to that date, that elect to continue to be treated as U.S. persons, will be U.S. persons and not foreign persons.

       Interest paid or accrued to a foreign person that is not effectively connected with the conduct of a trade or business within the United States by the foreign person will generally be considered “portfolio interest” and generally will not be subject to United States federal income tax and withholding tax, as long as the foreign person:

•	is not actually or constructively a “10 percent shareholder” of SLM Corporation or a “controlled foreign corporation” with respect to which SLM Corporation is a “related person” within the meaning of the Code, and

•	provides an appropriate statement, signed under penalties of perjury, certifying that the holder is a foreign person and providing that foreign person’s name and address. For beneficial owners that are individuals or entities treated as corporations, this certification may be made on Form W-8BEN. If the information provided in this statement changes, the foreign person must report that change within 30 days of such change. The statement generally must be provided in the year a payment occurs or in any of the three preceding years.

       If this interest were not portfolio interest, then it would be subject to United States federal income and withholding tax at a current rate of 30 percent unless reduced or eliminated pursuant to an applicable income tax treaty.

       Any capital gain realized on the sale or other taxable disposition of a security by a foreign person will be exempt from United States federal income and withholding tax, provided that:

•	the gain is not effectively connected with the conduct of a trade or business in the United States by the foreign person, and

•	in the case of an individual foreign person, the foreign person is not present in the United States for 183 days or more in the taxable year and certain other requirements are met.

       If the interest, gain or income on a security held by a foreign person is effectively connected with the conduct of a trade or business in the United States by the foreign person, the holder— although exempt from the withholding tax previously discussed if a duly executed Form W-8ECI is furnished— generally will be subject to United States federal income tax on the interest, gain or income at regular federal income tax rates. In addition, if the foreign person is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its “effectively connected earnings and profits” within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

       Information Reporting and Backup Withholding. The indenture trustee will be required to report annually to the IRS, and to each securityholder, the amount of interest paid on, or the proceeds from the sale or other disposition of, the securities and the amount withheld for federal income taxes, if any, for each calendar year, except as to exempt recipients— generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who provide certification as to their status. Each securityholder other than one who is not subject to the reporting requirements will be required to provide, under penalties of perjury, a certificate containing its name, address, correct federal taxpayer identification number, which includes a social security number, and a statement that the holder is not subject to backup withholding. Should a non-exempt certificateholder fail to provide the required certification or should the IRS notify the indenture trustee or the issuer that the holder has provided an incorrect federal taxpayer identification number or is otherwise subject to backup withholding, the indenture trustee or the issuer will be required to withhold at a prescribed rate from the interest otherwise payable to the certificateholder, or the proceeds from the sale or other disposition of the securities, and remit the withheld amounts to the IRS as a credit against the holder’s federal income tax liability.

STATE TAX CONSEQUENCES

        The above discussion does not address the tax treatment of the related trust or the notes, the certificates, or the holders of the notes or the certificates of any series under any state or local tax laws. The activities of the servicer in servicing and collecting the trust student loans will take place at each of the locations at which the servicer’s operations are conducted and, therefore, different tax regimes apply to the trust and the holders of the securities. Prospective investors are urged to consult with their own tax advisors regarding the state and local tax treatment of the trust as well as any state and local tax consequences to them of purchasing, owning and disposing of the notes and certificates.

* * *

        The federal and state tax discussions described above are included for general information only and may not be applicable depending upon each securityholder’s particular tax situation. Prospective purchasers should consult their tax advisors as to the tax consequences to them of purchasing, owning or disposing of notes and certificates, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

ERISA CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code impose certain restrictions on:

•	employee benefit plans as defined in Section 3(3) of ERISA;

•	certain other retirement plans and arrangements described in Section 4975 of the Code, including:

1.	individual retirement accounts and annuities,

2.	Keogh plans,

3.	collective investment funds and separate accounts and, as applicable, insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA and Section 4975 of the Code, and

4.	any other entity whose assets are deemed to be “plan assets” as a result of any of the above plans, arrangements, funds or accounts investing in such entity; and

•	persons who are fiduciaries with respect to plans in connection with the investment of plan assets.

       The term “Plans” includes the plans and arrangements listed in the first two bullet points above.

       Some employee benefit plans, such as governmental plans described in Section 3(32) of ERISA and certain church plans described in Section 3(33) of ERISA, are not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code. However, these plans may be subject to the provisions of other applicable federal or state law, materially similar to the provisions of ERISA and Section 4975 of the Code described in this prospectus. Moreover, if a plan is not subject to ERISA requirements but is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Internal Revenue Code, the prohibited transaction rules in Section 503 of the Code will apply.

       ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that the Plan’s investments be made in accordance with the documents governing the Plan. In addition, Section 406 of ERISA and Section 4975 of the Code prohibit a broad range of transactions involving assets of a Plan and persons who are called “Parties in Interest” under ERISA and “Disqualified Persons” under the Code (“Parties in Interest”) who have certain specified relationships to the Plan unless a statutory, regulatory or administrative exemption is available. A trust, the depositor, any underwriter, the eligible lender trustee, the indenture trustee, the servicer, the administrator, any provider of credit support, a swap provider, an auction agent or any of their affiliates may be considered to be or may become Parties in Interest with respect to certain Plans. Some Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Section 4975 of the Code.

The Notes

        Under regulations issued by the Department of Labor called the “Plan Asset Regulations,” if a Plan makes an “equity” investment in an entity, the underlying assets and properties of that entity will be deemed for purposes of ERISA to be assets of the investing Plan unless exceptions in the regulation apply. The Plan Asset Regulations define an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. If the notes are treated as debt for purposes of the Plan Asset Regulations, the student loans and the other assets of the trust should not be deemed to be assets of an investing Plan. If, however, the notes were treated as “equity” for purposes of the Plan Asset Regulations, a Plan purchasing the notes could be treated as holding the student loans and the other assets of the trust.

       Unless described differently in the related prospectus supplement, the notes of each series denominated as debt should be treated as debt and not as equity interests for purposes of the Plan Asset Regulations. However, without regard to this characterization of the securities, prohibited transactions under Section 406 of ERISA and Section 4975 of the Code may arise if a note is acquired by a Plan with respect to which any of the trust, the depositor, any underwriter, the eligible lender trustee, the indenture trustee, the servicer, the administrator, any credit support provider or any of their affiliates is a Party in Interest unless the transactions are subject to one or more statutory or administrative exemptions, such as the following class exemptions:

•	Prohibited Transaction Class Exemption 96-23, which exempts certain transactions effected on behalf of a Plan by an “in-house asset manager”;

•	PTCE 90-1, which exempts certain transactions between insurance company separate accounts and Parties in Interest;

•	PTCE 91-38, which exempts certain transactions between bank collective investment funds and Parties in Interest;

•	PTCE 95-60, which exempts certain transactions between insurance company general accounts and Parties in Interest; or

•	PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a “qualified professional asset manager.”

       These “class exemptions” may not apply with respect to any particular Plan’s investment in notes and, even if an exemption were deemed to apply, it might not apply to all prohibited transactions that may occur in connection with the investment. Accordingly, before making an investment in the notes, investing Plans should determine whether the applicable trust, the depositor, any underwriter, the eligible lender trustee, the indenture trustee, the servicer, the administrator, any provider of credit support or any of their affiliates is a Party in Interest for that Plan and, if so, whether the transaction is subject to one or more statutory, regulatory or administrative exemptions.

The Certificates

        Unless described differently in the prospectus supplement, no certificates of any series may be purchased by a Plan or by any entity whose underlying assets include Plan assets by reason of a Plan’s investment in that entity. As discussed above, the purchase of an equity interest in a trust will result in the assets of that trust being deemed Plan assets for the purposes of ERISA and the Code, and certain transactions involving the trust may then be deemed to constitute prohibited transactions under Section 406 of ERISA and Section 4975 of the Code. A violation of the “prohibited transaction” rules may result in an excise tax or other penalties and liabilities under ERISA and the Code.

       By its acceptance of a certificate, each certificateholder will be deemed to have represented and warranted that it is not a Plan, is not purchasing the certificates on behalf of a Plan and is not using the assets of a Plan to purchase certificates.

       If a given series of certificates may be acquired by a Plan because of the application of an exception contained in a regulation or administrative exemption issued by the United States Department of Labor, the exception will be discussed in the related prospectus supplement.

* * *

        A Plan fiduciary considering the purchase of the securities of a given series should consult its legal advisors regarding whether the assets of the related trust would be considered Plan assets, the possibility of exemptive relief from the prohibited transaction rules and other issues and their potential consequences. Each Plan fiduciary also should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in the notes is appropriate for the Plan, considering the overall investment policy of the Plan and the composition of the Plan’s investment portfolio, as well as whether the investment is permitted under the Plan’s governing instruments.

AVAILABLE INFORMATION

        SLM Funding LLC, as the originator of each trust and the depositor, has filed with the SEC a registration statement for the securities under the Securities Act of 1933. This prospectus and the accompanying prospectus supplement, both of which form part of the registration statement, do not contain all the information contained in the registration statement. You may inspect and copy the registration statement at the public reference facilities maintained by the SEC at

•	450 Fifth Street, N.W., Washington, D.C. 20549;

and at the SEC’s regional offices at

•	175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604.

•	233 Broadway, New York, New York 10279.

       In addition, you may obtain copies of the registration statement from the Public Reference Branch of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of certain prescribed fees. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-732-0330.

       The registration statement may also be accessed electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system at the SEC’s website located at http://www.sec.gov.

REPORTS TO SECURITYHOLDERS

        The administrator will prepare periodic unaudited reports as described in the prospectus supplement for each series. These periodic unaudited reports will contain information concerning the trust student loans in the related trust. They will be sent only to Cede & Co., as nominee of DTC. The administrator will not send reports directly to the beneficial holders of the securities. The reports will not constitute financial statements prepared in accordance with generally accepted accounting principles.

       The trust will file or cause to be filed with the SEC all periodic reports required under the Securities Exchange Act of 1934. The reports concerning the trust are required to be delivered to the holders of the securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        All reports and other documents filed by or for a trust under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities will be deemed to be incorporated by reference into this prospectus. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference may be modified or superseded by a subsequently filed document.

       We will provide without charge to each person to whom a copy of this prospectus is delivered, on the written or oral request of that person, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, except the exhibits to those documents, unless the exhibits are specifically incorporated by reference.

       Written requests for copies should be directed to SLM Funding LLC, in care of Trust Administration, Sallie Mae, Inc., 12061 Bluemont Way, Reston, Virginia 20190. Telephone requests for copies should be directed to (703) 810-3000.

THE PLAN OF DISTRIBUTION

        The depositor and the underwriters named in each prospectus supplement will enter into an underwriting agreement for the notes of the related series and a separate underwriting agreement for the certificates of that series. Under the underwriting agreements, we will agree to cause the related trust to sell to the underwriters, and each of the underwriters will severally agree to purchase, the amount of each class of securities listed in the prospectus supplement.

       The underwriters will agree, subject to the terms and conditions of their underwriting agreements, to purchase all the notes and certificates described in the underwriting agreements and offered by this prospectus and the related prospectus supplement. In some series, the depositor or an affiliate may offer some or all of the securities for sale directly.

       The underwriters or other offerors may offer the securities to potential investors in person, by telephone, over the internet or by other means.

       Each prospectus supplement will either:

•	show the price at which each class of notes and certificates is being offered to the public and any concessions that may be offered to dealers participating in the offering; or

•	specify that the notes and certificates will be sold by the depositor or an affiliate or will be sold or resold by the underwriters in negotiated transactions at varying prices to be determined at the time of such sale.

       After the initial public offering of any notes and certificates, the offering prices and concessions may be changed.

       Until the distribution of the securities is completed, SEC rules may limit the ability of the underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the securities. These consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

       If an underwriter creates a short position in the securities in connection with the offering— that is, if it sells more securities than are shown on the cover page of the related prospectus supplement— the underwriter may reduce that short position by purchasing securities in the open market.

       An underwriter may also impose a penalty bid on other underwriters and selling group members. This means that if the underwriter purchases securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those securities as part of the offering.

       In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discourages resales of the security.

       Neither the depositor nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

       The underwriters may assist in resales of the securities but are not required to do so. The related prospectus supplement will indicate whether any of the underwriters intends to make a secondary market in the securities offered by that prospectus supplement. No underwriter will be obligated to make a secondary market.

       Each underwriting agreement will provide that the depositor and SLM ECFC will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make on those civil liabilities.

       Each trust may, from time to time, invest the funds in its trust accounts in eligible investments acquired from the underwriters.

       Under each of the underwriting agreements for a given series of securities, the closing of the sale of any class of securities will be conditioned on the closing of the sale of all other classes.

       The place and time of delivery for the securities will appear in the related prospectus supplement.

LEGAL MATTERS

        Robert Lavet, Senior Vice President and General Counsel of SLM Corporation, or any Deputy General Counsel or Associate General Counsel of Sallie Mae, Inc., as counsel to SLM Corporation, SLM ECFC, the administrator, the servicer and the depositor, and Cadwalader, Wickersham & Taft LLP or McKee Nelson LLP, as specified in the related prospectus supplement, special counsel to SLM ECFC, the servicer, the administrator and the depositor, or another firm named in the prospectus supplement, will give opinions on specific matters for the trust, the depositor, the servicer and the administrator.

       Each prospectus supplement will identify the other law firms who will give opinions on additional legal matters for the underwriters and specific U.S. federal and Delaware state income tax matters.

APPENDIX A

FEDERAL FAMILY EDUCATION LOAN PROGRAM

General

        The Federal Family Education Loan Program, known as FFELP, under Title IV of the Higher Education Act, provides for loans to students who are enrolled in eligible institutions, or to parents of dependent students, to finance their educational costs. Payment of principal and interest on the student loans is guaranteed by a state or not-for-profit guarantee agency against:

•	default of the borrower;

•	the death, bankruptcy or permanent, total disability of the borrower;

•	closing of the borrower’s school prior to the end of the academic period;

•	false certification by the borrower’s school of his eligibility for the loan; and

•	an unpaid school refund.

       In addition to the guarantee payments, the holder of student loans is entitled to receive interest subsidy payments and special allowance payments from the U.S. Department of Education on eligible student loans.

       Special allowance payments raise the interest rate of return to student loan lenders when the statutory borrower interest rate is below an indexed market value. Subject to certain conditions, a program of federal reinsurance under the Higher Education Act entitles guarantee agencies to reimbursement from the Department of Education for between 75% and 100% of the amount of each guarantee payment.

       Four types of student loans are currently authorized under the Higher Education Act:

•	Subsidized Stafford Loans to students who demonstrate requisite financial need;

•	Unsubsidized Stafford Loans to students who either do not demonstrate financial need or require additional loans to supplement their Subsidized Stafford Loans;

•	Parent Loans for Undergraduate Students, known as “PLUS Loans,” to parents of dependent students whose estimated costs of attending school exceed other available financial aid; and

•	Consolidation Loans, which consolidate into a single loan a borrower’s obligations under various federally-authorized student loan programs, including, among others, FFELP and the Health Education Assistance Loan Program.

       Before July 1, 1994, the Higher Education Act also authorized loans called “Supplemental Loans to Students” or “SLS Loans” to independent students and, under some circumstances, dependent undergraduate students, to supplement their Subsidized Stafford Loans. The Unsubsidized Stafford Loan program replaced the SLS program.

       This appendix and the prospectus describe or summarize the material provisions of the Higher Education Act, FFELP and related statutes and regulations. They, however, are not complete and are qualified in their entirety by reference to each actual statute and regulation. Both the Higher Education Act and the related regulations have been the subject of extensive amendments. Accordingly, we cannot predict whether future amendments or modifications might materially change any of the programs described in this appendix or the statutes and regulations that implement them.

Legislative Matters

        FFELP is subject to comprehensive reauthorization every 6 years and to frequent statutory and regulatory changes. The most recent reauthorization was the Higher Education Amendments of 1998. Since the 1998 reauthorization, the Higher Education Act was amended by the Ticket to Work and Work Incentives Improvement Act of 1999, the Consolidated Appropriations Act of 2001 and Public Law 107-139 in 2002.

       In 1993, Congress created the William D. Ford Federal Direct Loan Program (“FDLP”) pursuant to which Stafford, PLUS and Consolidation Loans may be funded directly by the U.S. Department of Treasury as well as by private lenders under FFELP.

       The 1998 reauthorization extended the principal provisions of FFELP and the FDLP to October 1, 2004. This legislation, as modified by the 1999 act, lowered both the borrower interest rate on Stafford Loans to a formula based on the 91-day Treasury bill rate plus 2.3 percent (1.7 percent during in-school and grace periods) and the lender’s rate after special allowance payments to the 91-day Treasury bill rate plus 2.8 percent (2.2 percent during in-school and grace periods) for loans originated on or after October 1, 1998 and before July 1, 2003. The borrower interest rate on PLUS loans originated during this period is equal to the 91-day Treasury bill rate plus 3.1 percent.

       The 1999 act changed the financial index on which special allowance payments are computed on new loans from the 91-day Treasury bill rate to the three-month commercial paper rate (financial) for FFELP loans disbursed on or after January 1, 2000 and before July 1, 2003. For these FFELP loans, the special allowance payments to lenders are based upon the three-month commercial paper (financial) rate plus 2.34 percent (1.74 percent during in-school and grace periods). The 1999 act did not change the rate that the borrower pays on FFELP loans.

       The 2001 act changed the financial index on which the interest rate for some borrowers of SLS and PLUS loans are computed. The index was changed from the 1-year Treasury bill rate to the weekly average one-year constant maturity Treasury yield. This change was effective beginning in July 2001.

       Public Law 107-139 amended the Higher Education Act to (i) extend current borrower interest rates for student or parent loans with a first disbursement before July 1, 2006 and for consolidation loans with an application received by the lender before July 1, 2006, (ii) establish fixed borrower interest rates on student loans made on or after July 1, 2006 and (iii) extend the computation of special allowance payments based on the three-month commercial paper (financial) index.

Eligible Lenders, Students and Educational Institutions

        Lenders eligible to make loans under FFELP generally include banks, savings and loan associations, credit unions, pension funds and, under some conditions, schools and guarantors.

A student loan may be made to, or on behalf of, a “qualified student.” A “qualified student” is an individual who

•	is a United States citizen, national or permanent resident;

•	has been accepted for enrollment or is enrolled and is maintaining satisfactory academic progress at a participating educational institution;

•	is carrying at least one-half of the normal full-time academic workload for the course of study the student is pursuing; and

•	meets the financial need requirements for the particular loan program.

       Eligible schools include institutions of higher education, including proprietary institutions, meeting the standards provided in the Higher Education Act. For a school to participate in the program, the Department of Education must approve its eligibility under standards established by regulation.

Financial Need Analysis

        Subject to program limits and conditions, student loans generally are made in amounts sufficient to cover the student’s estimated costs of attending school, including tuition and fees, books, supplies, room and board, transportation and miscellaneous personal expenses as determined by the institution. Each Stafford Loan applicant (and parents in the case of a dependent child) must undergo a financial need analysis. This requires the applicant (and parents in the case of a dependent child) to submit financial data to a federal processor. The federal processor evaluates the parents’ and student’s financial condition under federal guidelines and calculates the amount that the student and the family are expected to contribute towards the student’s cost of education. After receiving information on the family contribution, the institution then subtracts the family contribution from the student’s costs to attend the institution to determine the student’s need for financial aid. Some of this need is met by grants, scholarships, institutional loans and work assistance. A student’s “unmet need” is further reduced by the amount of Stafford Loans for which the borrower is eligible.

Special Allowance Payments

        The Higher Education Act provides for quarterly special allowance payments to be made by the Department of Education to holders of student loans to the extent necessary to ensure that they receive at least specified market interest rates of return. The rates for special allowance payments depend on formulas that vary according to the type of loan, the date the loan was made and the type of funds, tax-exempt or taxable, used to finance the loan. The Department makes a special allowance payment for each calendar quarter, generally within 45 to 60 days after the receipt of a bill from the lender.

       The special allowance payment equals the average unpaid principal balance, including interest which has been capitalized, of all eligible loans held by a holder during the quarterly period multiplied by the special allowance percentage.

       For student loans disbursed before January 1, 2000, the special allowance percentage is computed by:

(1) determining the average of the bond equivalent rates of 91-day Treasury bills auctioned for that quarter;

(2) subtracting the applicable borrower interest rate;

(3) adding the applicable special allowance margin described in the table below; and

(4) dividing the resultant percentage by 4.

       If the result is negative, the special allowance payment is zero.

Date of First Disbursement	Special Allowance Margin

Before 10/17/86	3.50%
From 10/17/86 through 09/30/92	3.25%
From 10/01/92 through 06/30/95	3.10%
From 07/01/95 through 06/30/98	2.50% for Stafford Loans that are in In-School, Grace or Deferment
3.10% for Stafford Loans that are in Repayment and all other loans
From 07/01/98 through 12/31/99	2.20% for Stafford Loans that are in In-School, Grace or Deferment
2.80% for Stafford Loans that are in Repayment
3.10% for PLUS, SLS and Consolidation Loans

       For student loans disbursed after January 1, 2000, the special allowance percentage is computed by:

(1) determining the average of the bond equivalent rates of 3-month commercial paper (financial) rates quoted for that quarter;

(2) subtracting the applicable borrower interest rate;

(3) adding the applicable special allowance margin described in the table below; and

(4) dividing the resultant percentage by 4.

       If the result is negative, the special allowance payment is zero.

Date of First Disbursement	Special Allowance Margin

From 01/01/00	1.74% for Stafford Loans that are in In-School, Grace or Deferment
2.34% for Stafford Loans that are in Repayment
2.64% for PLUS and Consolidation Loans

       Special allowance payments are available on variable rate PLUS Loans and SLS Loans made on or after July 1, 1987 and before July 1, 1994 and on any PLUS Loans made on or after July 1, 1998, only if the variable rate, which is reset annually, based on the weekly average one-year constant maturity Treasury yield for loans made before July 1, 1998 and based on the 91-day or 52-week Treasury bill, as applicable, for loans made on or after July 1, 1998, exceeds the applicable maximum borrower rate. The maximum borrower rate is between 9 percent and 12 percent.

Stafford Loan Program

        For Stafford Loans, the Higher Education Act provides for:

•	federal insurance or reinsurance of Stafford Loans made by eligible lenders to qualified students;

•	federal interest subsidy payments on Subsidized Stafford Loans paid by the Department of Education to holders of the loans in lieu of the borrowers’ making interest payments; and

•	special allowance payments representing an additional subsidy paid by the Department to the holders of eligible Stafford Loans.

       We refer to all three types of assistance as “federal assistance.”

       Interest. The borrower’s interest rate on a Stafford Loan can be fixed or variable. Stafford Loan interest rates are presented below.

Trigger Date	Borrower Rate	Maximum Borrower Rate	Interest Rate Margin

Before 10/01/81	7%	N/A	N/A
From 01/01/81 through 09/12/83	9%	N/A	N/A
From 09/13/83 through 06/30/88	8%	N/A	N/A
From 07/01/88 through 09/30/92	8% for 48 months; thereafter, 91-day Treasury + Interest Rate Margin	8% for 48 months, then 10%	3.25% for loans made before 7/23/92 and for loans made on or before 10/1/92 to new student borrowers; 3.10% for loans made after 7/23/92 and before 7/1/94 to borrowers with outstanding FFELP loans
From 10/01/92 through 06/30/94	91-day Treasury + Interest Rate Margin	9%	3.10%
From 07/01/94 through 06/30/95	91-day Treasury + Interest Rate Margin	8.25%	3.10%
From 07/01/95 through 06/30/98	91-day Treasury + Interest Margin Rate	8.25%	2.50% (In-School, Grace or Deferment); 3.10% (Repayment)
From 07/01/98 through 06/30/06	91-day Treasury + Interest Rate Margin	8.25%	1.70% (In-School, Grace or Deferment); 2.30% (Repayment)
From 07/01/06	6.8%	N/A	N/A

       The rate for variable rate Stafford Loans applicable for any 12-month period beginning on July 1 and ending on June 30 is determined on the preceding June 1 and is equal to the lesser of:

•	the applicable maximum borrower rate

       and

•	the sum of

•	the bond equivalent rate of 91-day Treasury bills auctioned at the final auction held before that June 1,

       and

•	the applicable interest rate margin.

       Under current law, Stafford Loans will revert to a fixed annual interest rate of 7.9% on July 1, 2006.

       Interest Subsidy Payments. The Department of Education is responsible for paying interest on Subsidized Stafford Loans:

•	while the borrower is a qualified student,

•	during the grace period, and

•	during prescribed deferral periods.

       The Department of Education makes quarterly interest subsidy payments to the owner of a Subsidized Stafford Loan in an amount equal to the interest that accrues on the unpaid balance of that loan before repayment begins or during any deferral periods. The Higher Education Act provides that the owner of an eligible Subsidized Stafford Loan has a contractual right against the United States to receive interest subsidy and special allowance payments. However, receipt of interest subsidy and special allowance payments is conditioned on compliance with the requirements of the Higher Education Act, including the following:

•	satisfaction of need criteria, and

•	continued eligibility of the loan for federal insurance or reinsurance.

       If the loan is not held by an eligible lender in accordance with the requirements of the Higher Education Act and the applicable guarantee agreement, the loan may lose its eligibility for federal assistance.

       Lenders generally receive interest subsidy payments within 45 days to 60 days after the submission of the applicable data for any given calendar quarter to the Department of Education. However, there can be no assurance that payments will, in fact, be received from the Department within that period.

       Loan Limits. The Higher Education Act generally requires that lenders disburse student loans in at least two equal disbursements. The Act limits the amount a student can borrow in any academic year. The following chart shows current and historic loan limits.

	Dependent
	Students	Independent Students

		Additional	Maximum
	Subsidized and	Unsubsidized	Annual
	Unsubsidized on or	only on or	Total
Borrower’s Academic Level	after 10/1/93	after 7/1/94	Amount

Undergraduate (per year):
1st year	$2,625	$4,000	$6,625
2nd year	$3,500	$4,000	$7,500
3rd year and above	$5,500	$5,000	$10,500
Graduate (per year)	$8,500	$10,000	$18,500
Aggregate Limit:
Undergraduate	$23,000	$23,000	$46,000
Graduate (including undergraduate)	$65,500	$73,000	$138,500

       For the purposes of the table above:

•	The loan limits include both FFELP and FDLP loans.

•	The amounts in the final column represent the combined maximum loan amount per year for Subsidized and Unsubsidized Stafford Loans. Accordingly, the maximum amount that a student may borrow under an Unsubsidized Stafford Loan is the difference between the combined maximum loan amount and the amount the student received in the form of a Subsidized Stafford Loan.

•	Independent undergraduate students, graduate students and professional students may borrow the additional amounts shown in the middle column. Dependent undergraduate students may also receive these additional loan amounts if their parents are unable to provide the family contribution amount and they cannot qualify for a PLUS Loan.

•	Students attending certain medical schools are eligible for $38,500 annually and $189,000 in the aggregate.

•	The annual loan limits are sometimes reduced when the student is enrolled in a program of less than one academic year or has less than a full academic year remaining in his program.

       Repayment. Repayment of principal on a Stafford Loan does not begin while the borrower remains a qualified student, but only after a 6-month grace period. In general, each loan must be scheduled for repayment over a period of not more than 10 years after repayment begins. New borrowers on or after October 7, 1998 who accumulate outstanding loans under FFELP totaling more than $30,000 are entitled to extend repayment for up to 25 years, subject to minimum repayment amounts, and Consolidation Loan borrowers may be scheduled for repayment up to 30 years depending on the borrower’s indebtedness. The Higher Education Act currently requires minimum annual payments of $600, unless the borrower and the lender agree to lower payments, except that negative amortization is not allowed. The Act and related regulations require lenders to offer a choice among standard, graduated, income-sensitive and extended repayment schedules, if applicable, to all borrowers entering repayment.

       Grace Periods, Deferral Periods and Forbearance Periods. After the borrower stops pursuing at least a half-time course of study, he generally must begin to repay principal of a

Stafford Loan following the grace period. However, no principal repayments need be made, subject to some conditions, during deferment and forbearance periods.

       For borrowers whose first loans are disbursed on or after July 1, 1993, repayment of principal may be deferred:

•	while the borrower returns to school at least half-time or is enrolled in an approved graduate fellowship program or rehabilitation program;

•	when the borrower is seeking, but unable to find, full-time employment, subject to a maximum deferment of 3 years; or

•	when the lender determines that repayment will cause the borrower “economic hardship”, as defined in the Act, subject to a maximum deferment of 3 years.

       Interest that accrues during a deferment is paid by the Department of Education for Subsidized Stafford Loans or deferred and capitalized for Unsubsidized Stafford Loans.

       The Higher Education Act also permits, and in some cases requires, “forbearance” periods from loan collection in some circumstances. Interest that accrues during a forbearance period is never subsidized.

PLUS and SLS Loan Programs

        The Higher Education Act authorizes PLUS Loans to be made to parents of eligible dependent students and previously authorized SLS Loans to be made to the categories of students now served by the Unsubsidized Stafford Loan program. Only parents who have no adverse credit history or who are able to secure an endorser without an adverse credit history are eligible for PLUS Loans. The basic provisions applicable to PLUS and SLS Loans are similar to those of Stafford Loans for federal insurance and reinsurance. However, interest subsidy payments are not available under the PLUS and SLS programs and, in some instances, special allowance payments are more restricted.

       Loan Limits. PLUS and SLS Loans disbursed before July 1, 1993 were limited to $4,000 per academic year with a maximum aggregate amount of $20,000. The annual loan limits for SLS Loans disbursed on or after July 1, 1993 range from $4,000 for first and second year undergraduate borrowers to $10,000 for graduate borrowers, with a maximum aggregate amount of $23,000 for undergraduate borrowers and $73,000 for graduate and professional borrowers.

       The annual and aggregate amounts of PLUS Loans first disbursed on or after July 1, 1993 are limited only to the difference between the cost of the student’s education and other financial aid received, including scholarship, grants and other student loans.

       Interest. The interest rates for PLUS Loans and SLS Loans are presented in the chart below.

       For PLUS or SLS Loans that bear interest based on a variable rate, the rate is set annually for 12-month periods, from July 1 through June 30, on the preceding June 1 and is equal to the lesser of:

•	the applicable maximum borrower rate

       and

•	the sum of:

       (1) the 1-year index or the bond equivalent rate of 91-day or 52-week Treasury bills, as applicable,

       and

       (2) the applicable interest rate margin.

       Under current law, PLUS Loans will return to a fixed annual interest rate of 7.9% on July 1, 2006.

       Until July 1, 2001, the 1-year index was the bond equivalent rate of 52-week Treasury bills auctioned at the final auction held prior to each June 1. Beginning July 1, 2001, the 1-year index is the weekly average 1-year constant maturity Treasury, as published by the Board of Governors of the Federal Reserve System, for the last calendar week ending on or before the June 26 immediately preceding the July 1 reset date.

		Maximum Borrower	Interest Rate
Trigger Date	Borrower Rate	Rate	Margin

Before 10/01/81	9%	N/A	N/A
From 10/01/81 through 10/30/82	14%	N/A	N/A
From 11/01/82 through 06/30/87	12%	N/A	N/A
From 07/01/87 through 09/30/92	1-year Index + Interest Rate Margin	12%	3.25%
From 10/01/92 through 06/30/94	1-year Index + Interest Rate Margin	PLUS 10%, SLS 11%	3.10%
From 07/01/94 through 06/30/98	1-year Index + Interest Rate Margin	9%	3.10%
From 07/01/98	91-day Treasury + Interest Rate Margin	9%	3.10%

       A holder of a PLUS or SLS Loan is eligible to receive special allowance payments during any quarter if:

•	the borrower rate is set at the maximum borrower rate and

•	the sum of the average of the bond equivalent rates of 91-day or 52-week Treasury bills auctioned during that quarter and the applicable interest rate margin exceeds the maximum borrower rate.

       Repayment; Deferments. Borrowers begin to repay principal on their PLUS and SLS Loans no later than 60 days after the final disbursement, subject to deferment and forbearance provisions. Borrowers may defer and capitalize repayment of interest during periods of educational enrollment, unemployment and economic hardship, as defined in the Act. Maximum loan repayment periods and minimum payment amounts for PLUS and SLS Loans are the same as those for Stafford Loans.

Consolidation Loan Program

        The Higher Education Act also authorizes a program under which borrowers may consolidate one or more of their student loans into a single Consolidation Loan that is insured and reinsured on a basis similar to Stafford, PLUS and SLS Loans. Consolidation Loans are made in an amount sufficient to pay outstanding principal, unpaid interest, late charges and collection costs on all federally insured and reinsured student loans incurred under FFELP or FDLP that the borrower selects for consolidation, as well as loans made under various other federal student loan programs such as the Health Education Assistance Loan Program and loans made by different lenders. Under this program, a lender may make a Consolidation Loan to an eligible borrower who requests it so long as the lender holds all of the outstanding FFELP loans of the borrower, the borrower has multiple holders of his outstanding student loans, or his holder does not make Consolidation Loans. Under certain circumstances, a FFELP borrower may obtain a Consolidation Loan under the FDLP.

       Consolidation Loans made on or after July 1, 1994 have no minimum loan amount. Consolidation Loans for which an application was received on or after January 1, 1993 but before July 1, 1994 were available only to borrowers who had aggregate outstanding student loan balances of at least $7,500. For applications received before January 1, 1993, Consolidation Loans were available only to borrowers who had aggregate outstanding student loan balances of at least $5,000.

       To obtain a FFELP Consolidation Loan, the borrower must be either in repayment status or in a grace period before repayment begins. For applications received on or after January 1, 1993, delinquent or defaulted borrowers are eligible to obtain Consolidation Loans if they reenter repayment through loan consolidation. Since January 1, 1993, married couples who agree to be jointly and severally liable may apply for one Consolidation Loan.

       Consolidation Loans bear interest at a fixed rate equal to the greater of the weighted average of the interest rates on the unpaid principal balances of the consolidated loans and 9 percent for loans originated before July 1, 1994. For Consolidation Loans made on or after July 1, 1994 and for which applications were received before November 13, 1997, the weighted average interest rate is rounded up to the nearest whole percent. Consolidation Loans made on or after July 1, 1994 for which applications were received on or after November 13, 1997 through September 30, 1998 bear interest at the annual variable rate applicable to Stafford Loans subject to a cap of 8.25 percent. Consolidation Loans for which the application is received on or after October 1, 1998 bear interest at a fixed rate equal to the lesser of (i) the weighted average interest rate of the loans being consolidated rounded up to the nearest one-eighth of one percent or (ii) 8.25 percent. Consolidation Loans that consolidate loans made under federal student loan programs other than FFELP or FDLP may have different rates of interest. If a particular transaction contains any of these Consolidation Loans, the prospectus supplement for the related notes will describe the interest rate or rates for those Consolidation Loans.

       The 1998 reauthorization maintained interest rates for borrowers of Federal Direct Consolidation Loans whose applications were received prior to February 1, 1999 at 7.46 percent, which rates are adjusted annually based on a formula equal to the 91-day Treasury bill rate plus 2.3 percent. The borrower interest rates on Federal Direct Consolidation Loans for borrowers whose applications were received on or after February 1, 1999 and before July 1, 2006 is a fixed rate equal to the lesser of the weighted average of the interest rates of the loans consolidated, adjusted up to the nearest one-eighth of one percent, and 8.25 percent. This is the same rate that the 1998 legislation set on FFELP Consolidation Loans for borrowers whose applications are received on or after October 1, 1998 and before July 1, 2006. The 1998 legislation, as modified by the 1999 act and in 2002, set the special allowance payment rate for FFELP Consolidation Loans at the three-month commercial paper rate plus 2.64 percent for loans disbursed on or after January 1, 2000 and before July 1, 2006. Lenders of FFELP Consolidation Loans pay a reinsurance fee to the Department of Education. All other guarantee fees may be passed on to the borrower.

       Interest on Consolidation Loans accrues and, for applications received before January 1, 1993, is paid without interest subsidy by the Department. For Consolidation Loans for which applications were received between January 1, 1993 and August 10, 1993, all interest of the borrower is paid during all deferral periods. Consolidation Loans for which applications were received on or after August 10, 1993 are subsidized only if all of the underlying loans being consolidated were Subsidized Stafford Loans. In the case of Consolidation Loans made on or after November 13, 1997, the portion of a Consolidation Loan that is comprised of Subsidized Stafford Loans retains subsidy benefits during deferral periods.

       No insurance premium or origination fee is charged to a borrower or a lender in connection with a Consolidation Loan. However, FFELP lenders must pay a monthly rebate fee to the Department at an annualized rate of 1.05 percent on principal of and interest on Consolidation Loans disbursed on or after October 1, 1993, or at an annualized rate of 0.62 percent for Consolidation Loan applications received between October 1, 1998 and January 31, 1999. The rate for special allowance payments for Consolidation Loans where the underlying loans were FFELP or FDLP Loans is determined in the same manner as for other FFELP loans. If a particular transaction contains Consolidation Loans that consolidated loans made under federal student loan programs other than FFELP or FDLP, the prospectus supplement for the related notes will describe whether those loans (or any part thereof) are eligible for special allowance payments.

       A borrower must begin to repay his Consolidation Loan within 60 days after his consolidated loans have been discharged. For applications received on or after January 1, 1993, repayment schedule options include graduated or income-sensitive repayment plans. Loans are repaid over periods determined by the sum of the Consolidation Loan and the amount of the borrower’s other eligible student loans outstanding. The lender may, at its option, include graduated and income-sensitive repayment plans in connection with student loans for which the applications were received before that date. The maximum maturity schedule is 30 years for indebtedness of $60,000 or more.

Guarantee Agencies under FFELP

        Under FFELP, guarantee agencies guarantee loans made by eligible lending institutions. Student loans are guaranteed as to 100% of principal and accrued interest against death or discharge. The guarantor also pays 100% of the unpaid principal and accrued interest on PLUS Loans, where the student on whose behalf the loan was borrowed dies. Guarantee agencies also guarantee lenders against default. For loans that were made before October 1, 1993, lenders are insured for 100% of the principal and unpaid accrued interest. Since October 1, 1993, lenders are insured for 98% of principal and accrued interest.

       The Secretary of Education reinsures guarantors for amounts paid to lenders on loans that are discharged or defaulted. The reimbursement rate on discharged loans is for 100% of the amount paid to the holder. The reimbursement rate for defaulted loans decreases as a guarantor’s default rate increases. The first trigger for a lower reinsurance rate is when the amount of defaulted loan reimbursements exceeds 5% of the amount of all loans guaranteed by the agency in repayment status at the beginning of the federal fiscal year. The second trigger is when the amount of defaults exceeds 9% of the loans in repayment. Guarantee agency reinsurance rates are presented in the table below.

Claims Paid Date	Maximum	5% Trigger	9% Trigger

Before October 1, 1993	100%	90%	80%
October 1, 1993 – September 30, 1998	98%	88%	78%
On or after October 1, 1998	95%	85%	75%

       After the Secretary reimburses a guarantor for a default claim, the guarantor attempts to seek repayment of the loan from the borrower. However, the Secretary requires that the defaulted guaranteed loans be assigned to the Department of Education when the guarantor is not successful. A guarantor also refers defaulted guaranteed loans to the Secretary to “offset” any federal income tax refunds or other federal reimbursement that may be due the borrowers. Some states have similar offset programs.

       To be eligible for federal reinsurance, guaranteed loans must be made by an eligible lender and meet the requirements of the Higher Education Act and the regulations issued thereunder. Generally, these regulations require that lenders determine whether the applicant is an eligible borrower attending an eligible institution, explain to borrowers their responsibilities under the loan, ensure that the promissory notes evidencing the loan are executed by the borrower, and disburse the loan proceeds as required. After the loan is made, the lender must establish repayment terms with the borrower, properly administer deferrals and forbearances and credit the borrower for payments made. If a borrower becomes delinquent in repaying a loan, a lender must perform collection procedures that vary depending upon the length of time a loan is delinquent. The collection procedures consist of telephone calls, demand letters, skiptracing procedures and requesting assistance from the guarantor.

       A lender may submit a default claim to the guarantor after the related student loan has been delinquent for at least 270 days. The guarantor must review and pay the claim within 90 days after the lender filed it. The guarantor will pay the lender interest accrued on the loan for up to 450 days after delinquency. The guarantor must file a reimbursement claim with the Secretary within 45 days after the guarantor paid the lender for the default claim.

Student Loan Discharges

        FFELP Loans are not generally dischargeable in bankruptcy. Under the United States Bankruptcy Code, before a student loan may be discharged, the borrower must demonstrate that repaying it would cause the borrower or his family undue hardship. When a FFELP borrower files for bankruptcy, collection of the loan is suspended during the time of the proceeding. If the borrower files under the “wage earner” provisions of the Bankruptcy Code or files a petition for discharge on the grounds of undue hardship, the lender transfers the loan to the guarantee agency which then participates in the bankruptcy proceeding. When the proceeding is complete, unless there was a finding of undue hardship, the loan is transferred back to the lender and collection resumes.

       Student loans are discharged if the borrower becomes totally and permanently disabled. A physician must certify eligibility for discharge. This discharge is conditional for the first three years; if a borrower recovers sufficiently during that period to earn a reasonable income, the borrower must resume repayment.

       If a school closes while a student is enrolled, or within 90 days after the student withdrew, loans made for that enrollment period are discharged. If a school falsely certifies that a borrower is eligible for the loan, the loan may be discharged. Moreover, if a school fails to make a refund to which a student is entitled, the loan is discharged to the extent of the unpaid refund.

Rehabilitation of Defaulted Loans

        The Secretary of Education is authorized to enter into agreements with the guarantor under which the guarantor may sell defaulted loans that are eligible for rehabilitation to an eligible lender. For a loan to be eligible for rehabilitation, the guarantor must have received reasonable and affordable payments for 12 months, and then the borrower may request that the loan be sold. Because monthly payments are usually greater after rehabilitation, not all borrowers opt for rehabilitation. Upon rehabilitation, a loan is eligible for all the benefits under the Higher Education Act for which it would have been eligible had no default occurred and the negative credit record is expunged. No student loan may be rehabilitated more than once.

Guarantor Funding

        In addition to providing the primary guarantee on FFELP loans, guarantee agencies are charged, under the Higher Education Act, with responsibility for maintaining records on all loans on which they have issued a guarantee (“account maintenance”), assisting lenders to prevent default by delinquent borrowers (“default aversion”), post-default loan administration and collections and program awareness and oversight. These activities are funded by revenues from the following statutorily prescribed sources plus earnings on investments.

Source	Basis

Insurance Premium	Up to 1% of the principal amount guaranteed, withheld from the proceeds of each loan disbursement
Loan Processing and Origination Fee	0.40% of the principal amount guaranteed, paid by the Department of Education
Account Maintenance Fee	0.10% of the original principal amount of loans outstanding, paid by the Department of Education
Default Aversion Fee	1% of the outstanding amount of loans that were reported delinquent but did not default within 300 days thereafter, paid by transfers out of the Student Loan Reserve Fund
Collection Retention Fee	23% of the amount collected on loans on which reinsurance has been paid (18.5% of the amount collected for a defaulted loan that is purchased by a lender for rehabilitation or consolidation), withheld from gross receipts

       The Act requires guarantee agencies to establish two funds: a Student Loan Reserve Fund and an Agency Operating Fund. The Student Loan Reserve Fund contains the reinsurance payments received from the Department, Insurance Premiums and the Collection Retention Fee. The fund is federal property and its assets may be used only to pay insurance claims and to pay Default Aversion Fees. The Agency Operating Fund is the guarantor’s property and is not subject to strict limitations on its use.

Department of Education Oversight

        The Secretary of Education has oversight powers over guarantors. If the Department of Education determines that a guarantor is unable to meet its insurance obligations, the holders of loans guaranteed by that guarantor may submit claims directly to the Department. The Department is required to pay the full guarantee payments due in accordance with guarantee claim processing standards no more stringent than those applied by the terminated guarantor. However, the Department’s obligation to pay guarantee claims directly in this fashion is contingent upon its making the determination referred to above.

APPENDIX B

GLOBAL CLEARANCE, SETTLEMENT AND

TAX DOCUMENTATION PROCEDURES

        Except in some limited circumstances, the securities offered under the related prospectus supplement will be available only in book-entry form as “Global Securities”. Investors in the Global Securities may hold them through DTC or, if applicable, Clearstream or Euroclear. The Global Securities are tradeable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades (other than with respect to a reset date as described under “Certain Information Regarding the Notes— Book Entry Registration”) will settle in same-day funds.

       Secondary market trading between investors holding Global Securities through Clear-stream and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice.

       Secondary market trading between investors holding Global Securities through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.

       Secondary cross-market trading between Clearstream or Euroclear and DTC participants holding Securities will be effected on a delivery-against-payment basis through the depositaries of Clearstream and Euroclear and as participants in DTC.

       Non-U.S. holders of Global Securities will be exempt from U.S. withholding taxes, provided that the holders meet specific requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

Initial Settlement

        All U.S. Dollar denominated Global Securities will be held in book-entry form by DTC in the name of Cede & Co., as nominee of DTC. Investors’ interests in the U.S. Dollar denominated Global Securities will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Clearstream and Euroclear will hold positions in the U.S. Dollar denominated Global Securities on behalf of their participants through their respective depositaries, which in turn will hold positions in accounts as participants of DTC.

       All non-U.S. Dollar denominated Global Securities will be held in book-entry form by Deutsche Bank AG London as common depositary for Clearstream and Euroclear in the name of a nominee selected by the common depositary for Clearstream and Euroclear. Investors’ interests in the non-U.S. Dollar denominated Global Securities will be represented through financial institutions acting on their behalf as direct and indirect participants in Clearstream or Euroclear. As a result, DTC will hold positions in the non-U.S. Dollar denominated Global Securities on behalf of its participants through its depositaries, which in turn will hold positions in accounts as participants of Clearstream or Euroclear.

       Investors electing to hold their Global Securities through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

       Investors electing to hold their Global Securities through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no “lock-up” or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

Secondary Market Trading

        Since the purchase determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and the depositor’s accounts are located to ensure that settlement can be made on the desired value date.

       Trading on a Reset Date. Secondary market trading on a reset date will be settled as described under “Certain Information Regarding the Notes— Book Entry Registration.”

       Trading between DTC participants. Secondary market trading between DTC participants will be settled using the procedures applicable to U.S. corporate debt issues in same-day funds.

       Trading between Clearstream and/or Euroclear participants. Secondary market trading between Clearstream participants and/or Euroclear participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

       Trading between DTC seller and Clearstream or Euroclear purchaser. When Global Securities are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser will send instructions to Clearstream or Euroclear through a participant at least one business day before settlement. Clearstream or Euroclear will instruct the applicable depositary to receive the Global Securities against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date. Payment will then be made by the respective depositary to the DTC participant’s account against delivery of the Global Securities.

       Securities. After settlement has been completed, the Global Securities will be credited to the applicable clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream participant’s or Euroclear participant’s account. The Global Securities credit will appear the next day (European time) and the cash debit will be back-valued to, and the interest on the Global Securities will accrue from, the value date, which would be the preceding day when settlement occurred in New York. If settlement is not completed on the intended value date so that the trade fails, the Clearstream or Euroclear cash debit will be valued instead as of the actual settlement date.

       Clearstream participants and Euroclear participants will need to make available to the clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the Global Securities are credited to their accounts one day later.

       As an alternative, if Clearstream or Euroclear has extended a line of credit to them, participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream participants or Euroclear participants purchasing Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the Global Securities were credited to their accounts. However, interest on the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of the overdraft charges, although this result will depend on each participant’s particular cost of funds.

       Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending Global Securities to the applicable depositary for the benefit of Clearstream participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

       Trading between Clearstream or Euroclear seller and DTC purchaser. Due to time zone differences in their favor, Clearstream and Euroclear participants may employ their customary procedures for transactions in which Global Securities are to be transferred by the respective clearing system, through the respective depositary, to a DTC participant. The depositor will send instructions to Clearstream or Euroclear through a participant at least one business day before settlement. In this case, Clearstream or Euroclear will instruct the applicable depositary to deliver the securities to the DTC participant’s account against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date. The payment will then be reflected in the account of the Clearstream participant or Euroclear participant the following day, and receipt of the cash proceeds in the Clearstream or Euroclear participant’s account would be back-valued to the value date, which would be the preceding day, when settlement occurred in New York. Should the Clearstream or Euroclear participant have a line of credit with its clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date so that the trade fails, receipt of the cash proceeds in the Clearstream or Euroclear participant’s account would instead be valued as of the actual settlement date.

       Finally, day traders that use Clearstream or Euroclear and that purchase Global Securities from DTC Participants for delivery to Clearstream participants or Euroclear participants should note that these trades would automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

•	borrowing through Clearstream or Euroclear for one day until the purchase side of the day trade is reflected in their Clearstream or Euroclear accounts, in accordance with the clearing system’s customary procedures;

•	borrowing the Global Securities in the U.S. from a DTC participant no later than one day before settlement, which would give the Global Securities sufficient time to be reflected in their Clearstream or Euroclear account in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day before the value date for the sale to the Clearstream participant or Euroclear participant.

U.S. FEDERAL INCOME TAX DOCUMENTATION REQUIREMENTS

       A holder of Global Securities may be subject to U.S. withholding tax (currently at 30%) or U.S. backup withholding tax (currently at 28%), as appropriate, on payments of interest, including original issue discount, on registered debt issued by U.S. persons, unless:

•	each clearing system, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business in the chain of intermediaries between the beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements, and

•	that holder takes one of the following steps to obtain an exemption or reduced tax rate:

       1. Exemption for non-U.S. person—Form W-8BEN. Non-U.S. persons that are beneficial owners can obtain a complete exemption from the withholding tax by filing a signed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding).

       If the information shown on Form W-8BEN changes, a new Form W-8BEN must be filed within 30 days of the change.

       2. Exemption for non-U.S. persons with effectively connected income—Form W-8ECI. A non-U.S. person, including a non-U.S. corporation or bank with a U.S. branch, for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing Form W-8ECI (Certificate of Foreign Person’s Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United States).

       3. Exemption or reduced rate for non-U.S. persons resident in treaty countries—Form W-8BEN. Non-U.S. persons that are beneficial owners residing in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate, depending on the treaty terms, by filing Form W-8BEN.

       4. Exemption for U.S. persons—Form W-9. U.S. persons can obtain a complete exemption from the withholding tax by filing Form W-9 (Request for Taxpayer Identification Number and Certification).

       U.S. Federal Income Tax Reporting Procedure. The Global Security holder or his agent files by submitting the appropriate form to the person through which he holds. This is the clearing agency, in the case of persons holding directly on the books of the clearing agency. Form W-8BEN and Form W-8ECI are generally effective from the date the form is signed to the last day of the third succeeding calendar year.

       For these purposes, a U.S. person is:

•	a citizen or individual resident of the United States,

•	a corporation or partnership (including an entity treated as such) organized in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source, or

•	a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

       This summary does not deal with all aspects of U.S. federal income tax withholding that may be relevant to foreign holders of the Global Securities. Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of the Global Securities.

$2,024,857,000

SLM Student Loan Trust 2005-2

Issuer

$450,000,000	Floating Rate Class A-1 Student Loan-Backed Notes
$603,000,000	Floating Rate Class A-2 Student Loan-Backed Notes
$321,000,000	Floating Rate Class A-3 Student Loan-Backed Notes
$388,000,000	Floating Rate Class A-4 Student Loan-Backed Notes
$202,111,000	Floating Rate Class A-5 Student Loan-Backed Notes
$ 60,746,000	Floating Rate Class B Student Loan-Backed Notes

SLM Funding LLC

Depositor

Sallie Mae, Inc.

Servicer and Administrator

PROSPECTUS SUPPLEMENT

Credit Suisse First Boston

Lehman Brothers
Joint Book-Runners

Barclays Capital

Merrill Lynch & Co.
Morgan Stanley
Co-Managers

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone to provide you with different information.

We are not offering the notes in any state or other jurisdiction where the offer is prohibited.

Dealers must deliver a prospectus supplement and prospectus when acting as underwriters of the notes and with respect to their unsold allotments or subscriptions. In addition, all dealers selling any note must deliver a prospectus supplement and a prospectus until May 2, 2005.

February 1, 2005